   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2000



                                                      REGISTRATION NO. 333-30816

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              QUEST SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                               7372                               33-0231678
    (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                            8001 IRVINE CENTER DRIVE
                                IRVINE, CA 92618
                                 (949) 754-8000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
     INCLUDING AREA CODE, OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              MR. VINCENT C. SMITH
                            CHIEF EXECUTIVE OFFICER
                              QUEST SOFTWARE, INC.
                            8001 IRVINE CENTER DRIVE
                                IRVINE, CA 92618
                                 (949) 754-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

      LAURA B. HUNTER, ESQ.                        ALAN K. AUSTIN, ESQ.
      CHRISTINE P. LE, ESQ.                         BRIAN C. ERB, ESQ.
 BROBECK, PHLEGER & HARRISON LLP                 BRIAN M. MCDANIEL, ESQ.
       38 TECHNOLOGY DRIVE                   WILSON SONSINI GOODRICH & ROSATI
    IRVINE, CALIFORNIA 92618                     PROFESSIONAL CORPORATION
         (949) 790-6300                             650 PAGE MILL ROAD
                                               PALO ALTO, CALIFORNIA 94304
                                                      (650) 493-9300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE


====================================================================================================================
                                                                   PROPOSED MAXIMUM                AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED       AGGREGATE OFFERING PRICE(1)     REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------
Common stock, no par value..................................         $257,600,000                 $68,006.40
====================================================================================================================


(1) Includes 420,000 shares which the Underwriters have the option to purchase from certain selling shareholders and/or the Company to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average high and low prices on February 14, 2000, as reported on the Nasdaq National Market.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2000


                             [QUEST SOFTWARE LOGO]

                                2,800,000 SHARES

                                  COMMON STOCK
                       ----------------------------------

     Quest Software, Inc. is offering 1,000,000 shares of common stock. The selling shareholders identified in this prospectus are offering an additional 1,800,000 shares. We will not receive any proceeds from the shares of common stock sold by the selling shareholders.

     Our common stock is traded on the Nasdaq National Market under the symbol "QSFT." On February 16, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $83.00 per share.
                       ----------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                       ----------------------------------


                                                              PER SHARE       TOTAL
                                                              ---------    ------------
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to Quest Software, Inc.............................   $           $
Proceeds to selling shareholders............................   $           $


                       ----------------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the underwriters a 30-day option to purchase from certain selling shareholders and/or us up to an additional 420,000 shares of common stock to cover any over-allotments. FleetBoston Robertson Stephens Inc. expects
to deliver the shares of common stock to purchasers on           .

                       ----------------------------------

ROBERTSON STEPHENS

              CHASE H&Q

                            DONALDSON, LUFKIN & JENRETTE
                                        CIBC WORLD MARKETS

                                                  WIT SOUNDVIEW

                                                           FAC/EQUITIES


               THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 2000.

Inside Front Cover

                             [QUEST SOFTWARE LOGO]

The Quest Solution.

Quest offers both application and information availability solutions that enhance the performance and reliability of e-business, enterprise and custom applications and facilitate the delivery of information across the entire enterprise.

[Schematic depiction of enterprise software environment showing the functionality of and relationships among Quest's products and this underlying environment.]

[Three columns of text at the bottom of the page. The first column is entitled "Development -- Deployment" and reads, "Integrated products that aid in the rapid development, testing and automated deployment of Internet software applications in quickly changing, mission-critical environments." The second column is entitled "Production Management" and reads, "Software solutions designed to maintain high performance and provide constant access to critical business applications, as well as monitoring these systems to detect and correct problems before they impact users." The third column is entitled "Information Delivery" and reads, "An output management system that captures and delivers reports and data from nearly any software application for immediate and secure distribution to information consumers within an organization or over the Internet."]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................    7
Information Regarding Forward-Looking Statements............   15
Use of Proceeds.............................................   16
Dividend Policy.............................................   16
Price Range of Common Stock.................................   16
Capitalization..............................................   17
Selected Consolidated Financial Data........................   18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   19
Business....................................................   28
Management..................................................   42
Certain Transactions........................................   51
Principal and Selling Shareholders..........................   53
Description of Capital Stock................................   56
Shares Eligible for Future Sale.............................   58
Underwriting................................................   60
Legal Matters...............................................   62
Experts.....................................................   62
Additional Information......................................   62
Index to Financial Statements...............................  F-1

                                    SUMMARY

     You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This prospectus contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of the factors set forth under "Risk Factors" and elsewhere in this prospectus.

                              QUEST SOFTWARE, INC.

     We provide application and information availability software solutions that enhance the performance and reliability of an organization's e-business, enterprise and custom applications and enable the delivery of information across the entire enterprise.

     Organizations are constantly seeking ways to use information and technology to compete more effectively. Today, organizations must deliver relevant information and provide increasingly sophisticated and time-sensitive services to a rapidly expanding audience, including employees, customers, suppliers and partners both inside and outside the traditional enterprise. Many organizations are beginning to extend their business over the Internet to directly reach a large number of geographically dispersed end-users. These initiatives, commonly referred to as e-business, are raising the strategic importance of real-time information and are increasing the challenges of building and maintaining the systems to effectively manage and distribute information. As a result, organizations must assure that their systems provide:

     - Application availability -- uninterrupted and high performance access to applications under widely varying conditions; and

     - Information availability -- broad distribution of critical business information from underlying applications to decision-makers throughout the entire enterprise.

     We offer a family of products that provide both application and information availability solutions. Our products are designed to work individually and together to provide immediate and continuous availability of applications and information. Our application availability products are designed to help ensure uninterrupted and high performance access to software systems by utilizing a number of integrated products that tune the performance and monitor the operation of applications and the underlying database which stores an enterprise's critical information. Other primary components of our application availability solution include our database products that maintain a real-time copy of a database for offloading critical systems and assuring high availability, as well as our products that manage the complex and error-prone process of development and deployment of rapidly changing applications. Our information availability products deliver an enterprise, report-based information management solution that captures, stores, indexes, prints and archives report data or electronic documents from virtually any application for instant distribution over intranets or the Internet.

     The key elements of our strategy include extending our product leadership, continuing our focus on the e-business applications market, leveraging our significant installed base, expanding our sales force and international distribution channels and extending our existing strategic relationships and developing new partnerships with leading global systems integrators.

     We have thousands of customers across a range of industries including technology, financial services, manufacturing, healthcare, energy, insurance and telecommunications. We market and sell our software and services worldwide through a combination of direct sales and telesales in the United States, Canada, Australia, the United Kingdom and Germany, as well as through resellers and distributors.

     In August 1999, we completed an initial public offering of our common stock, raising net proceeds of approximately $64.9 million. In December 1999, we acquired MBR Technologies, Inc. In January 2000, we acquired Foglight Software, Inc. and in February 2000, we acquired QMaster Software Solutions, Inc.

                                  THE OFFERING

Common stock offered by Quest.........      1,000,000 shares

Common stock offered by selling
shareholders..........................      1,800,000 shares

Common stock to be outstanding after
this offering.........................     39,905,344 shares

Use of proceeds.......................     We intend to use the net proceeds for
                                           general corporate purposes, including
                                           working capital, expanding our sales
                                           and marketing efforts, product
                                           development, expanding our customer
                                           support organization, possible
                                           acquisitions and capital
                                           expenditures.

Nasdaq National Market symbol.........     QSFT

     The number of shares of common stock to be outstanding after this offering is based on the actual number of shares outstanding as of December 31, 1999 which excludes:

     - 5,085,935 shares of common stock issuable upon exercise of stock options outstanding as of February 16, 2000, at a weighted average exercise price of $6.81 per share;

     - 190,974 shares of common stock issued upon the exercise of options in between January 1, 2000 and February 16, 2000;

     - 2,214,820 shares of common stock reserved for future issuance under our stock incentive plans;

     - 600,000 shares of common stock reserved for issuance under our employee stock purchase plan, of which 119,097 shares were issued in February 2000. See "Capitalization," "Management -- 1999 Stock Incentive Plan," "-- 1999 Employee Stock Purchase Plan" and Note 8 of the notes to our consolidated financial statements; and

     - 1,187,603 shares of common stock issued in connection with an acquisition in January 2000.

                             CORPORATE INFORMATION

     We were incorporated in California in April 1987. Our principal executive offices are located at 8001 Irvine Center Drive, Irvine, CA 92618 and our telephone number is (949) 754-8000. Our Web site is located at www.quest.com. Information contained on our Web site does not constitute part of this prospectus.

     Except as otherwise noted, all information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table should be read with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The as adjusted information reflects our receipt of the estimated net proceeds from the sale of 1,000,000 shares of our common stock offered by us hereby at a public offering price of $83.00 per share and the application of the estimated proceeds described in "Use of Proceeds."

                                                           YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------
                                                 1995     1996      1997      1998      1999
                                                ------   -------   -------   -------   -------
CONSOLIDATED STATEMENT OF INCOME DATA:
Total revenues................................  $9,524   $12,862   $18,315   $34,790   $70,868
Gross profit..................................   8,284    10,445    15,036    28,850    63,675
Income (loss) from operations.................   2,335      (372)    1,448     3,689     4,468
Net income....................................   2,358        16       289     2,346     3,397
Net income applicable to common
  shareholders................................                                           2,807
Basic and diluted net income per share:.......  $ 0.12   $    --   $  0.01   $  0.05   $  0.07

Weighted average common shares outstanding:
  Basic.......................................  19,500    38,350    40,373    44,261    37,677
  Diluted.....................................  19,500    38,350    40,617    44,459    41,800


                                                                DECEMBER 31, 1999
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $39,643    $117,943
Short-term marketable securities............................   11,000      11,000
Working capital.............................................   38,670     116,970
Total assets................................................   99,149     177,449
Retained earnings...........................................    1,864       1,864
Total shareholders' equity..................................   62,669     140,969

                                  RISK FACTORS

     An investment in our shares involves risks and uncertainties. You should carefully consider the factors described below before making an investment decision in our securities. The risks described below are the risks that we currently believe are material risks of business, the industry in which we compete and this offering.

     Our business, financial condition and results of operations could be adversely affected by any of the following risks. If we are adversely affected by such risks, then the trading price of our common stock could decline, and you could lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS, AND, AS A RESULT, WE MAY FAIL TO MEET EXPECTATIONS OF INVESTORS AND ANALYSTS, CAUSING OUR STOCK PRICE TO FLUCTUATE OR DECLINE

     Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors. These factors include the following:

     - the size and timing of customer orders. See "-- The size and timing of our customer orders may vary significantly from quarter to quarter which could cause fluctuations in our revenues."

     - increased expenses, whether related to sales and marketing, product development or administration;

     - our ability to attain market acceptance of new products and services and enhancements to our existing products;

     - delays in introducing new products;

     - new product introductions by competitors;

     - lack of order backlog;

     - changes in our pricing policies or the pricing policies of our competitors;

     - costs related to acquisitions of technologies or businesses;

     - the timing of releases of new versions of third-party software products that our products support, including, without limitation, product releases by Oracle; and

     - the amount and timing of expenditures related to expansion of our operations.

THE SIZE AND TIMING OF OUR CUSTOMER ORDERS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER WHICH COULD CAUSE FLUCTUATIONS IN OUR REVENUES

     In any given quarter, sales of some of our products have involved large financial commitments from a relatively small number of customers, and cancellation or deferral of these large contracts would reduce our revenues. In addition, the sales cycles for Vista Plus and SharePlex have been up to six months and often require pre-purchase evaluation periods and customer education. These relatively long sales cycles may cause significant periodic variation in our license revenues. Also, we have often booked a large amount of our sales in the last month or weeks of each quarter and delays in the closing of sales near the end of a quarter could cause quarterly revenue to fall short of anticipated levels. Finally, while a portion of our revenues each quarter is recognized from previously deferred revenue, our quarterly performance will depend primarily upon entering into new contracts to generate revenues for that quarter.

MANY OF OUR PRODUCTS ARE DEPENDENT ON ORACLE'S TECHNOLOGIES AND IF ORACLE'S TECHNOLOGIES LOSE MARKET SHARE OR BECOME INCOMPATIBLE WITH OUR PRODUCTS, THE DEMAND FOR OUR PRODUCTS COULD SUFFER

     We believe that our success has depended in part, and will continue to depend in part for the foreseeable future, upon our relationship with Oracle and our status as a complementary software provider for Oracle's database and application products. Many versions of our principal products, including

SharePlex, SQLab Xpert, and SQL Navigator, are designed specifically to be used with Oracle databases. Although a number of our products work with other environments, our competitive advantage consists in substantial part on the integration between our products and Oracle's products, and our extensive knowledge of Oracle's technology. Currently, a significant portion of our total revenues are derived from products that specifically support Oracle-based products. If Oracle for any reason decides to promote technologies and standards that are not compatible with our technology, or if Oracle loses market share for its database products, our business, operating results and financial condition would be materially adversely affected.

MANY OF OUR PRODUCTS ARE VULNERABLE TO DIRECT COMPETITION FROM ORACLE

     We currently compete with Oracle in the market for database management solutions. We expect that Oracle's commitment to and presence in the database management product market will increase in the future and therefore substantially increase competitive pressures. We believe that Oracle will continue to incorporate database management technology into its server software offerings, possibly at no additional cost to its users. We believe that Oracle will also continue to enhance its database management technology. Furthermore, Oracle could attempt to increase its presence in this market by acquiring or forming strategic alliances with our competitors, and Oracle may be in better position to withstand and respond to the current factors impacting this industry. Oracle has a longer operating history, a larger installed base of customers and substantially greater financial, distribution, marketing and technical resources than we do. In addition, Oracle has well-established relationships with many of our present and potential customers. As a result, we may not be able to compete effectively with Oracle in the future which could materially adversely affect our business, operating results and financial condition. See "Business -- Competition."

ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND DIVERSION OF MANAGEMENT ATTENTION

     We have in the past made and we expect to continue to make acquisitions of complementary companies, products or technologies. In this regard, we recently acquired MBR Technologies, Inc., Foglight Software, Inc., and QMaster Software Solutions, Inc. If we make any additional acquisitions, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may subject us to liabilities and risks that are not known or identifiable at the time of the acquisition or may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. We may have to incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our shareholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. In consummating acquisitions, we are also subject to risks of entering geographic and business markets in which we have no or limited prior experience. If we are unable to fully integrate acquired businesses, products or technologies with our existing operations, we may not receive the intended benefits of acquisition.

OUR ABILITY TO INCREASE OUR REVENUES DEPENDS ON OUR ABILITY TO EXPAND OUR INDIRECT SALES CHANNELS

     Our ability to increase revenues in the future substantially depends on our ability to expand our indirect sales channel.

     In certain domestic and international markets we may miss sales opportunities if we are unable to enter into successful relationships with locally based resellers. In the future, we intend to augment our current limited indirect sales distribution methods through additional third-party distribution arrangements and, therefore, we will likely become more dependent on these type of relationships. There can be no assurance that we will successfully augment these arrangements or that the expansion of indirect sales distribution methods will increase revenues.

OUR PAST AND FUTURE GROWTH MAY STRAIN OUR MANAGEMENT, ADMINISTRATIVE, OPERATIONAL AND FINANCIAL INFRASTRUCTURE

     We have recently experienced a period of rapid growth in our operations that has placed and will continue to place a strain on our management, administrative, operational and financial infrastructure. During this period, we have experienced an increase in the number of our employees, increasing demands on our operating and financial systems and personnel, and an expansion in the geographic coverage of our operations. The number of our full-time employees increased from 66 as of December 31, 1996 to 123 as of December 31, 1997, to 257 as of December 31, 1998, and to 654 as of December 31, 1999. Our ability to manage our operations and growth requires us to continue to improve our operational, financial and management controls, and reporting systems and procedures. In addition, we will be required to hire additional management, financial, and sales and marketing personnel to manage our expanding operations. If we are unable to manage this growth effectively, our business, operating results and financial condition may be materially adversely affected.

WE MAY NOT GENERATE INCREASED BUSINESS FROM OUR CURRENT CUSTOMERS WHICH COULD SLOW OUR REVENUE GROWTH IN THE FUTURE

     Most of our customers initially make a purchase of our products for a single department or location. Many of these customers may choose not to expand their use of our products. If we fail to generate expanded business from our current customers, our business, operating results and financial condition could be materially adversely affected. In addition, as we deploy new modules and features for our existing products or introduce new products, our current customers may choose not to purchase this new functionality or these new products. Moreover, if customers elect not to renew their maintenance agreements, our service revenues would be materially adversely affected.

BECAUSE THE MARKET FOR E-BUSINESS SOLUTIONS IS NEW AND EVOLVING, WE CANNOT ACCURATELY PREDICT THE FUTURE GROWTH RATE OF THIS MARKET OR ITS ULTIMATE SIZE

     We are increasingly focusing our selling efforts on providing application and information availability solutions for e-business applications and we expect such sales to constitute an increasing portion of our future revenue growth. We believe that most companies currently are not yet aware of our products and capabilities within this evolving market, and, as a result, such companies have not deployed our solutions. While we have devoted significant resources to promoting awareness of our products and the problems these products address for this evolving market, these efforts may not be sufficient to build market awareness of the need for our products. Failure of a significant market for e-business application and information availability products to develop, or failure of our products to achieve broad market acceptance, could have a material adverse effect on our business, operating results and financial condition.

WE EXPECT TO INCUR SIGNIFICANT INCREASES IN OUR OPERATING EXPENSES IN THE FORESEEABLE FUTURE, WHICH MAY AFFECT OUR FUTURE PROFITABILITY

     We intend to substantially increase our operating expenses for the foreseeable future as we:

     - increase our sales and marketing activities, including expanding our direct sales and telesales forces;

     - increase our research and development activities;

     - expand our general and administrative activities; and

     - expand our customer support organizations.

Accordingly, we will be required to significantly increase our revenues in order to maintain profitability. These expenses will be incurred before we generate any revenues by this increased spending. If we do not significantly increase revenues from these efforts, our business and operating results would be negatively impacted.

OUR INTERNATIONAL OPERATIONS AND OUR PLANNED EXPANSION OF OUR INTERNATIONAL OPERATIONS EXPOSES US TO CERTAIN RISKS

     Substantially all of our current international revenues are derived from the operations of our three wholly-owned subsidiaries in Australia, the United Kingdom and Germany. Revenues from licenses and services to customers outside of North America were $5.8 million in 1998, representing 16.7% of total revenues, and $15.3 million in the year ended December 31, 1999, representing 21.6% of total revenues. As a result, we face increasing risks from doing business on an international basis, including, among others:

     - difficulties in staffing and managing foreign operations;

     - longer payment cycles;

     - seasonal reductions in business activity in Europe;

     - increased financial accounting and reporting burdens and complexities;

     - potentially adverse tax consequences;

     - delays in localizing our products;

     - compliance with a wide variety of complex foreign laws and treaties;

     - reduced protection for intellectual property rights in some countries;
       and

     - licenses, tariffs and other trade barriers.

In addition, because our international subsidiaries conduct business in the currency of the country in which they operate, we are subject to currency fluctuations and currency transaction losses or gains which are outside of our control.

     We plan to expand our international operations as part of our business strategy. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources and will place additional burdens on our management, administrative, operational and financial infrastructure. We cannot be certain that our investments in establishing facilities in other countries will produce desired levels of revenue or profitability. In addition, we have sold our products internationally for only a few years and we have limited experience in developing localized versions of our products and marketing and distributing them internationally. As our international operations expand, our exposure to exchange rate fluctuations will increase as we use an increasing number of foreign currencies. We have not yet entered into any hedging transactions to date to mitigate our expense to currency fluctuations.

FAILURE TO DEVELOP STRATEGIC RELATIONSHIPS COULD HARM OUR BUSINESS BY DENYING US SELLING OPPORTUNITIES AND OTHER BENEFITS

     Our current collaborative relationships may not prove to be beneficial to us, and they may not be sustained. We also may not be able to enter into successful new strategic relationships in the future, which could have a material adverse effect on our business, operating results and financial condition. From time to time, we have collaborated with other companies, including Hewlett-Packard and Oracle and certain regional offices of a number of the national accounting firms that provide system integration services, in areas such as product development, marketing, distribution and implementation. We could lose sales opportunities if we fail to work effectively with these parties. Moreover, we expect that maintaining and enhancing these and other relationships will become a more meaningful part of our business strategy in the future. However, many of our current partners are either actual or potential competitors with us. In addition, many of these third parties also work with competing software companies and we may not be able to maintain these existing relationships, due to the fact that these relationships are informal or, if written, are terminable with little or no notice.

OUR PROPRIETARY RIGHTS MAY BE INADEQUATELY PROTECTED, AND THERE IS RISK OF INFRINGEMENT CLAIMS OR INDEPENDENT DEVELOPMENT OF COMPETING TECHNOLOGY THAT COULD HARM OUR COMPETITIVE POSITION

     Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of our technology.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. Any such resulting litigation could result in substantial costs and diversion of resources.

     Our means of protecting our proprietary rights may prove to be inadequate and competitors may independently develop similar or superior technology. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We also believe that, because of the rapid rate of technological change in the software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of our employees, frequent product enhancements and the timeliness and quality of customer support services.

     Our success and ability to compete are also dependent on our ability to operate without infringing upon the proprietary rights of others. Third parties may claim infringement by us of their intellectual property rights. In the event of a successful claim of product infringement against us and our failure or inability to either license the infringed or similar technology or develop alternative technology on a timely basis, we may incur substantial licensing fees, be liable for infringement damage, or be unable to market our products.

OUR BUSINESS WILL SUFFER IF OUR SOFTWARE CONTAINS ERRORS

     The software products we offer are inherently complex. Despite testing and quality control, we cannot be certain that errors will not be found in current versions, new versions or enhancements of our products after commencement of commercial shipments. Significant technical challenges also arise with our products because our customers purchase and deploy our products across a variety of computer platforms and integrate it with a number of third-party software applications and databases. If new or existing customers have difficulty deploying our products or require significant amounts of customer support, our operating margins could be harmed. Moreover, we could face possible claims and higher development costs if our software contains undetected errors or if we fail to meet our customers' expectations. As a result of the foregoing, we could experience:

     - loss of or delay in revenues and loss of market share;

     - loss of customers;

     - damage to our reputation;

     - failure to achieve market acceptance;

     - diversion of development resources;

     - increased service and warranty costs;

     - legal actions by customers against us which could, whether or not successful, increase costs and distract our management; and

     - increased insurance costs.

     In addition, a product liability claim, whether or not successful, could harm our business by increasing our costs and distracting our management.

WE INCORPORATE SOFTWARE LICENSED FROM THIRD PARTIES INTO SOME OF OUR PRODUCTS AND ANY SIGNIFICANT INTERRUPTION IN THE AVAILABILITY OF THESE THIRD-PARTY SOFTWARE PRODUCTS OR DEFECTS IN THESE PRODUCTS COULD REDUCE THE DEMAND FOR, OR PREVENT THE SHIPPING OF, OUR PRODUCTS

     Our SQL Navigator, TOAD, Vista Plus and Foglight products contain components developed and maintained by third-party software vendors. For example, we incorporate software licensed from Inso Corporation and Artifex Software into add-on options for our Vista Plus products. Similarly, our Foglight product incorporates software licensed from Inxight. We expect that we may have to incorporate software from third-party vendors in our future products. We may not be able to replace the functionality provided by the third-party software currently offered with our products if that software becomes obsolete, defective or incompatible with future versions of our products or is not adequately maintained or updated. Any significant interruption in the availability of these third-party software products or defects in these products could harm our sales unless and until we can secure an alternative source. Although we believe there are adequate alternate sources for the technology licensed to us by Inso, Artifex and Inxight, such alternate sources may not provide us with the same functionality as that currently provided to us. Further, we may experience a delay in obtaining an alternate source for the file viewing technology licensed to us by Inso if our license with Inso becomes unavailable for any reason.

                         RISKS RELATED TO OUR INDUSTRY

YEAR 2000 ISSUES PRESENT TECHNOLOGICAL RISKS AND COULD CAUSE DISRUPTION TO OUR BUSINESS

     Although we have not experienced any Year 2000 problems, it is possible that, even after January 1, 2000, Year 2000-related issues may cause problems or disruptions. While we believe that all of our systems are Year 2000 compliant, we cannot assure you that we will not discover a problem during 2000 that needs to be upgraded, modified or replaced. In addition, we depend on a number of third-party vendors to provide both information and non-information technology systems and services. While we believe that our material third-party systems and services are Year 2000 compliant, we cannot be sure that we will not experience any problems during 2000. We also cannot provide any assurance that governmental agencies, utility companies, Internet access companies and others outside of our control will not experience any future Year 2000 problems.

THE DEMAND FOR OUR PRODUCTS WILL DEPEND ON OUR ABILITY TO ADAPT TO RAPID TECHNOLOGICAL CHANGE

     Our future success will depend on our ability to continue to enhance our current products and to develop and introduce new products on a timely basis that keep pace with technological developments and satisfy increasingly sophisticated customer requirements. Rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards characterize the market for our products. The introduction of products embodying new technologies and the emergence of new industry standards can render our existing products obsolete and unmarketable. As a result of the complexities inherent in today's computing environments and the performance demanded by customers for embedded databases and Web-based products, new products and product enhancements can require long development and testing periods. As a result, significant delays in the general availability of such new releases or significant problems in the installation or implementation of such new releases could have a material adverse effect on our business, operating results and financial condition. We may not be successful in:

     - developing and marketing, on a timely and cost-effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements;

     - avoiding difficulties that could delay or prevent the successful development, introduction or marketing of these products; or

     - achieving market acceptance for our new products and product enhancements.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN PERSONNEL

     Our future success depends on the continued service of our executive officers and other key administrative, sales and marketing and support personnel, many of whom have recently joined our company. In addition, the success of our business is substantially dependent on the services of our Chief Executive Officer and our President and Chief Technical Officer. We intend to hire a significant number of additional sales, support, marketing, administrative and research and development personnel over at least the next 12 months. There has in the past been and there may in the future be a shortage of personnel that possess the technical background necessary to sell, support and develop our products effectively. Competition for skilled personnel is intense, and we may not be able to attract, assimilate or retain highly qualified personnel in the future. Our business may not be able to grow if we cannot attract qualified personnel. Hiring qualified sales, marketing, administrative, research and development and customer support personnel, is very competitive in our industry, particularly in Southern California, where Quest is headquartered.

                         RISKS RELATED TO THIS OFFERING

OUR OFFICERS AND DIRECTORS WILL BE ABLE TO EXERT SIGNIFICANT CONTROL ON QUEST AFTER THIS OFFERING


     Executive officers, directors and persons and entities affiliated with them will, in the aggregate, own approximately 74.0% of our outstanding common stock following this offering. These shareholders, if acting together, would be able to determine all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions.


WE EXPECT THE PRICE OF OUR COMMON STOCK TO BE VOLATILE

     The market price of the common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

     - quarterly variations in our operating results;

     - changes in financial estimates by securities analysts;

     - changes in market valuation of software and Internet companies;

     - announcements by us of significant contracts, acquisitions or capital commitments;

     - failure to complete significant license transactions;

     - additions or departures of key personnel;

     - any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts;

     - future sales of common stock; and

     - stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet and software companies.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION


     The public offering price is substantially higher than the net tangible book value per share of the outstanding common stock after this offering. Accordingly, if you purchase common stock in this offering at the offering price of $83.00 per share, you will incur immediate and substantial dilution of $79.77 in the net tangible book value per share of the common stock from the price you pay for the common stock in this offering.


A LARGE NUMBER OF SHARES OF OUR COMMON STOCK WILL BE ELIGIBLE FOR SALE SHORTLY AFTER THE OFFERING, WHICH COULD RESULT IN A DECLINE IN OUR STOCK PRICE

     Sales in the market of a substantial number of shares of common stock after the offering could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Based on the shares of common stock outstanding as of December 31, 1999, on completion of this offering, we will have 39,905,344 shares of common stock outstanding (based on the assumptions on page 5), and up to 40,325,344 shares if the underwriters' option to purchase additional shares is exercised from existing shareholders and/or the Company in full. The 2,800,000 shares sold in this offering, which would be 3,220,000 shares if the underwriters' option to purchase additional shares is exercised in full, will be freely tradable without restriction or further registration under the Federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144. 32,104,783 of the remaining shares of common stock outstanding on completion of this offering will be "restricted securities" as that term is defined in Rule 144.

     Some of our stock and substantially all of our option holders are subject to agreements that limit their ability to sell common stock. These holders cannot sell or otherwise dispose of any shares of common stock for a period of at least 90 days after the date of this prospectus without the prior written approval of FleetBoston Robertson Stephens. When these agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases only pursuant to the volume, manner of sale and notice requirements of Rule 144. See "Shares Eligible for Future Sale" and "Underwriting."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     Some of the matters discussed under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on currently available information and our current beliefs, expectations and projections about future events, including, among other things,

     - successfully implementing our business strategy;

     - maintaining and expanding market acceptance of the products we offer; and

     - our ability to successfully compete in our marketplace.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions. All forward-looking statements contained herein are subject to numerous risks and uncertainties. Our actual results and events may vary significantly from those discussed in the forward-looking statements. In light of these assumptions, risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS


     The net proceeds to us from the sale of the 2,800,000 shares of common stock offered hereby will be approximately $78,300,000 million to the Company and $141,930,000 to the selling shareholders based upon an estimated offering price per share of $83.00 and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of the shares of our common stock being offered by the selling shareholders in this prospectus.


     We intend to use the net proceeds of this offering to the Company for general corporate purposes, including working capital, expanding our sales and marketing efforts, product development, expanding our customer support organization, possible acquisitions and capital expenditures. The other principal purposes of this offering are to increase our financial flexibility, facilitate our future access to public equity markets and increase our visibility in the marketplace.

     As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds to be received upon the closing of this offering. Pending other uses, the net proceeds of this offering will be invested in short-term, interest-bearing investment-grade instruments.

     From time to time, in the ordinary course of business, we evaluate possible acquisitions of, or investments in, businesses, products and technologies that are complementary to our business. A portion of the net proceeds may be used to fund acquisitions or investments. In January and February of 2000, we signed letters of intent to acquire two companies for a total purchase price in cash and stock of $25 million, plus in one instance, certain earnouts. Neither of the proposed acquisitions is a material transaction either individually or in the aggregate to us. There can be no assurance that we will close either or both acquisitions.

                                DIVIDEND POLICY

     Prior to our conversion to a C corporation for tax purposes in January 1997, we paid distributions to our S corporation shareholders in amounts generally consistent with their tax liabilities arising from their allocable share of S corporation earnings. Since becoming a C corporation, we have not declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain all available funds for use in the operation and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant.

                        PRICE RANGE OF OUR COMMON STOCK

     Our common stock has been listed on the Nasdaq National Market since August 13, 1999 under the symbol "QSFT." The following table sets forth the high and low closing sale prices on the Nasdaq National Market for our common stock for the calendar periods indicated.

                                                             PRICE RANGE
                                                           OF COMMON STOCK
                                                        ---------------------
                                                          HIGH         LOW
                                                        ---------    --------
YEAR ENDED DECEMBER 31, 1999:
  Third Quarter (from August 13)......................  $ 52.3750    $32.5625
  Fourth Quarter......................................   116.5000     45.8750

YEAR ENDING DECEMBER 31, 2000:
  First Quarter (through February 16).................  $  118.00    $  74.50

     On February 16, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $83.00 per share. As of December 31, 1999, there were 59 holders of record of our common stock.

                                 CAPITALIZATION

     The Actual column in the following table sets forth our actual capitalization as of December 31, 1999. The As Adjusted column in the following table gives effect to the sale of 1,000,000 shares of common stock in this offering by the Company at an estimated public offering price of $83.00 per share and the application of the estimated net proceeds therefrom.

     See "Use of Proceeds" and the notes to our consolidated financial statements. The As Adjusted information set forth below should be read in conjunction with our consolidated financial statements and the notes thereto.


                                                                 DECEMBER 31, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                              (DOLLARS IN THOUSANDS)
Shareholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized;
  no shares issued or outstanding, actual and as adjusted...  $     --     $      --
Common stock, no par value; 75,000,000 shares authorized;
  38,905,344 and 39,905,344 shares issued and outstanding,
  actual and as adjusted....................................    94,010       172,310
Retained earnings...........................................     1,864         1,864
Accumulated other comprehensive income (loss)...............       (26)          (26)
Notes receivable from sale of common stock..................    (3,115)       (3,115)
Capital distribution in excess of basis in common stock.....   (30,064)      (30,064)
                                                              --------     ---------
  Total shareholders' equity................................    62,669       140,969
                                                              --------     ---------
  Total capitalization......................................  $ 62,669     $ 140,969
                                                              ========     =========


The information in the table above excludes:

- 5,085,935 shares of common stock issuable upon exercise of stock options outstanding as of February 16, 2000, at a weighted average exercise price of $6.81 per share;

- 190,974 shares of common stock issued upon the exercise of options between January 1, 2000 and February 16, 2000;

- 2,214,820 shares of common stock reserved for future issuance under our stock incentive plans;

- 600,000 shares of common stock reserved for issuance under our employee stock purchase plan, of which 119,097 shares were issued in February 2000. See "Capitalization," "Management -- 1999 Stock Incentive Plan," "-- 1999 Employee Stock Purchase Plan" and Note 8 of the notes to our consolidated financial statements; and

- 1,187,603 shares of common stock issued in connection with an acquisition in January 2000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. The following selected consolidated statement of income data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data at December 31, 1998 and 1999, have been derived from audited consolidated financial statements included elsewhere in this prospectus. The consolidated data presented below for the years ended December 31, 1995 and 1996, and at December 31, 1995, 1996 and 1997, are derived from audited consolidated financial statements that are not included in this prospectus. The data presented below do not include pro forma adjustments to reflect the income tax provision as if we were a C corporation in fiscal years 1995 and 1996.

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1995      1996      1997      1998      1999
                                               -------   -------   -------   -------   -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:

Revenues:
  Licenses..................................   $ 7,219   $ 9,316   $12,158   $24,901   $54,269
  Services..................................     2,305     3,546     6,157     9,889    16,599
                                               -------   -------   -------   -------   -------
          Total revenues....................     9,524    12,862    18,315    34,790    70,868
                                               -------   -------   -------   -------   -------
Cost of revenues:
  Licenses..................................       260       950     1,307     3,433     2,998
  Services..................................       980     1,467     1,972     2,507     4,195
                                               -------   -------   -------   -------   -------
          Total cost of revenues............     1,240     2,417     3,279     5,940     7,193
                                               -------   -------   -------   -------   -------
Gross profit................................     8,284    10,445    15,036    28,850    63,675
Operating expenses:
  Sales and marketing.......................     2,179     4,328     5,845    11,836    32,078
  Research and development..................     1,134     2,995     4,293     8,047    15,980
  General and administrative................     2,636     3,494     3,450     5,278     9,906
  Other compensation costs and goodwill
     amortization...........................        --        --        --        --     1,243
                                               -------   -------   -------   -------   -------
          Total operating expenses..........     5,949    10,817    13,588    25,161    59,207
                                               -------   -------   -------   -------   -------
Income (loss) from operations...............     2,335      (372)    1,448     3,689     4,468
Other income (expense), net.................        51       389      (137)      336     1,202
                                               -------   -------   -------   -------   -------
Income before income tax provision..........     2,386        17     1,311     4,025     5,670
Income tax provision........................        28         1     1,022     1,679     2,273
                                               -------   -------   -------   -------   -------
Net income..................................   $ 2,358   $    16   $   289   $ 2,346     3,397
                                               =======   =======   =======   =======   -------
Preferred stock dividends...................                                               590
                                                                                       -------
Net income applicable to common
  shareholders..............................                                           $ 2,807
                                                                                       =======
Basic and diluted net income per share......   $  0.12   $    --   $  0.01   $  0.05   $  0.07
Weighted average shares outstanding:
  Basic.....................................    19,500    38,350    40,373    44,261    37,677
  Diluted...................................    19,500    38,350    40,617    44,459    41,800

                                                                 DECEMBER 31,
                                                ----------------------------------------------
                                                 1995     1996      1997      1998      1999
                                                ------   -------   -------   -------   -------
                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:

Cash and cash equivalents....................   $2,709   $    --   $ 2,096   $ 8,981   $39,643
Short-term marketable securities.............       --        --        --        --    11,000
Working capital..............................    2,594       553       374     2,771    38,670
Total assets.................................    6,171     6,408     9,713    19,645    99,149
Total shareholders' equity...................    2,996     2,429     2,836     5,074    62,669

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations also should be read in conjunction with the consolidated financial statements and notes to those statements included elsewhere in this prospectus.

OVERVIEW

     We provide application and information availability software solutions that enhance the performance and reliability of an organization's e-business, packaged and custom applications, and enable the delivery of information across the entire enterprise.

     We were incorporated in 1987. At our inception, we focused on developing and marketing software which supported developers and users of Hewlett Packard's HP 3000 proprietary operating system known as MPE. In 1995, Vincent C. Smith joined us as a director and in 1997, he became our chief executive officer. In 1995, we began to transition our focus from proprietary MPE technology to open system technology. Additionally, commencing in 1995, we began extending our Vista Plus product to open system architectures, and in 1998, we extended Vista Plus to support the Internet. In 1996, we acquired R*Tech which developed SQLab, our first product series for Oracle databases. In 1997, we made a number of additional acquisitions which augmented the product line for managing Oracle databases including our SQL Navigator, I/Watch and Schema Manager products. Beginning in late 1997, we also began a major expansion of our research and development, sales and marketing, and customer support organizations by adding personnel in all departments, and through an acquisition, the establishment of operations in Australia and the United Kingdom. Commencing in the second half of 1998, we also introduced several additional products including SharePlex and SQLab Xpert. In 1998, we also established a direct sales operation in Germany. In 1999, we introduced Instance Monitor and Data Manager.

     In December 1999, we acquired MBR Technologies, Inc. and its Stat! product for consideration consisting of 93,471 shares of our common stock valued at $9.3 million and a cash payment of $1.3 million, and the assumption of net liabilities of $340,000. Of the total purchase price, which included direct acquisition costs, $11.5 million was allocated to goodwill, which will be amortized over a five-year period, and $784,000 was allocated to assumed liabilities.

     In January 2000, we acquired Foglight Software, Inc. and its Foglight product for consideration consisting of 1,187,603 shares of our common stock valued at $104.2 million, cash payment of $0.4 million, the assumption of unvested Foglight stock options valued at $2.1 million and the assumption of net liabilities of $5.1 million. The total purchase price, which included direct acquisition costs, is estimated to be allocated primarily to goodwill and other intangible assets, which will be amortized primarily over a five-year period.

     In February 2000, we acquired QMaster Software Solutions, Inc. and the QMaster Output product for $15 million in cash. The total purchase price, which will include direct costs of the acquisition estimated to be $75,000, is estimated to be allocated primarily to goodwill, which will be amortized over a five-year period.

     We derive our revenues primarily from the sale of software licenses and related annual maintenance fees. Our total revenues have increased over each of the past five fiscal years, from $9.5 million in 1995 to $70.9 million in 1999. Pricing of our software licenses is based on the number of servers, workstations and/or users of our products. Annual maintenance contracts may be purchased separately by customers at their discretion.

     We recognize software license revenues when a non-cancellable license agreement has been signed with a customer, the software is shipped, no significant post-delivery vendor obligations remain and collection is deemed probable. Maintenance revenues are recognized ratably over the contract term, which is typically one year. Revenues for consulting services are recognized as such services are performed. See Note 1 of the notes to our consolidated financial statements.

     We market our software and services primarily through our direct sales organization in the United States, Australia, the United Kingdom and Germany. International revenues from licenses and services sold to customers outside of North America were $1.4 million in 1997, $5.8 million in 1998, and $15.3 million in 1999. We intend to expand our international sales activities as part of our business strategy. All of our current international revenues are derived from the operations of our three wholly owned subsidiaries in Australia, the United Kingdom and Germany. Our international subsidiaries conduct business in the currency of the country in which they operate, exposing us to currency fluctuations and currency transaction losses or gains which are outside of our control. Historically, fluctuations in foreign currency exchange rates have not had a material effect on our business. We have not, to date, conducted any hedging transactions to reduce our risk to currency fluctuations.

     In the development of new products and enhancements of existing products, the technological feasibility of the software is not established until substantially all product development is complete. Historically, our software development costs eligible for capitalization have been insignificant, and all costs related to internal research and development have been expensed as incurred.

     At the time of our incorporation, we elected to be treated as an S corporation under Subchapter S of the Internal Revenue Code. As an S corporation, our shareholders were liable for federal income tax liabilities resulting from our operations. Effective January 1, 1997, we terminated our status as an S corporation and for all periods thereafter, we have been liable for federal income taxes. Prior to the termination of our S corporation status, we declared distributions as dividends to shareholders payable in cash in an amount generally equal to the tax consequence created by our earnings up to the date of such termination.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statement of income data as a percentage of total revenues for the periods indicated:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1997     1998     1999
                                                              -----    -----    -----
Revenues:
  Licenses..................................................   66.4%    71.6%    76.6%
  Services..................................................   33.6     28.4     23.4
                                                              -----    -----    -----
          Total revenues....................................  100.0    100.0    100.0
                                                              -----    -----    -----
Cost of revenues:
  Licenses..................................................    7.1      9.9      4.2
  Services..................................................   10.8      7.2      5.9
                                                              -----    -----    -----
          Total cost of revenues............................   17.9     17.1     10.1
                                                              -----    -----    -----
Gross profit................................................   82.1     82.9     89.9

Operating expenses:
  Sales and marketing.......................................   31.9     34.0     45.3
  Research and development..................................   23.5     23.1     22.6
  General and administrative................................   18.8     15.2     14.0
  Other compensation costs and goodwill amortization........     --       --      1.8
                                                              -----    -----    -----
          Total operating expenses..........................   74.2     72.3     83.7
                                                              -----    -----    -----
Income from operations......................................    7.9     10.6      6.2
Other (expense) income, net.................................   (0.7)     0.9      1.7
                                                              -----    -----    -----
Income before income tax provision..........................    7.2     11.5      7.9
Income tax provision........................................    5.6      4.8      3.2
                                                              -----    -----    -----
Net income..................................................    1.6%     6.7%     4.7%
                                                              =====    =====    =====

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

REVENUES

     Revenues were $18.3 million, $34.8 million and $70.9 million for 1997, 1998 and 1999, respectively, representing increases of $16.5 million, or 90.2%, from 1997 to 1998, and $36.1 million, or 103.7% from 1998 to 1999. International revenues accounted for 7.4%, 16.7% and 21.6% of total revenues for 1997, 1998 and 1999, respectively. No customer accounted for more than 10.0% of total revenues in 1997, 1998 or 1999.

     Licenses -- Licenses were $12.2 million, $24.9 million and $54.3 million in 1997, 1998 and 1999, respectively, representing increases of $12.7 million, or 104.1%, from 1997 to 1998, and $29.4 million or 118.1% from 1998 to 1999.
Licenses represented 66.4%, 71.6% and 76.6% of total revenues in 1997, 1998 and 1999, respectively. International licenses accounted for 8.2%, 18.6% and 23.4% of total licenses in 1997, 1998 and 1999, respectively. The increase in licenses from 1997 to 1998 was due to the expansion of our domestic sales organization of 67 people, a $3.6 million increase in international license revenue, greater market acceptance of our products for Oracle database market and the success of our Vista Plus product for the UNIX environment. The increase in licenses from 1998 to 1999 was due to both an increase in our worldwide sales force of 176 people, as well as the availability of new products for all of 1999 including Schema Manager, I/Watch and TOAD.

     Services -- Services were $6.2 million, $9.9 million and $16.6 million in 1997, 1998 and 1999, respectively, representing increases of $3.7 million, or 60.6%, from 1997 to 1998, and $6.7 million or 67.7% from 1998 to 1999. Services represented 33.6%, 28.4% and 23.4% of total revenues in 1997, 1998 and 1999, respectively. The increases in services reflects the increase in the number of software licenses sold with maintenance agreements. International services accounted for 5.7%, 11.9% and 15.9% of total services in 1997, 1998 and 1999, respectively.

COST OF REVENUES

     Cost of Licenses -- Cost of licenses was $1.3 million, $3.4 million and $3.0 million in 1997, 1998 and 1999, respectively, representing an increase of $2.1 million, or 161.5%, from 1997 to 1998, and a decrease of $.4 million or 11.8% from 1998 to 1999. Cost of licenses as a percentage of license revenue was 10.8%, 13.8% and 5.5% for 1997, 1998 and 1999, respectively. The increase in cost of licenses as a percentage of license revenue from 1997 to 1998 was attributable primarily to a $1.8 million increase in royalties and a $551,000 increase in amortization of purchased technology and software licenses. The decrease in cost of licenses from 1998 to 1999, was due to decreases for both royalties and amortization as a result of reaching several royalty maximums and completion of amortization of certain purchased technology.

     Cost of Services -- Cost of services was $2.0 million, $2.5 million and $4.2 million in 1997, 1998 and 1999, respectively, representing increases of $500,000, or 25.0%, from 1997 to 1998 and $1.7 million or 68.0% from 1998 and
1999. The increases over these periods were primarily due to an increase in the number of customer support personnel to service our growing customer and product base. Cost of services as a percentage of service revenues was 32.0%, 25.4% and 25.3% for 1997, 1998 and 1999, respectively. The decreases in cost of services as a percentage of services over these periods were primarily due to economies of scale realized as a result of our increasing service revenues.

OPERATING EXPENSES

     Sales and Marketing -- Sales and marketing expenses were $5.8 million, $11.8 million and $32.1 million in 1997, 1998 and 1999, respectively, representing increases of $6.0 million, or 103.4%, from 1997 to 1998, and $20.3 million or 172.0% from 1998 to 1999. The increases reflect our increasing investment in our sales and marketing organization, which from 1997 to 1998 included a $3.6 million increase in salaries and related expenses, a $1.1 million increase in additional commissions, and a $353,000 increase in marketing communications expenses such as trade shows and advertising. The increases from 1998 to 1999 reflect an increase in salaries and related expenses of $8.9 million, a $4.3 million increase in commissions and a $627,000 increase in marketing communications expenses. Travel and entertainment expenses, and related costs of hiring sales and marketing management also increased for both periods.

     Research and Development -- Research and development expenses were $4.3 million, $8.0 million and $16.0 million in 1997, 1998 and 1999, respectively, representing increases of $3.7 million, or 86.0%, from 1997 to 1998, and $8.0 million or 100.0% from 1998 to 1999. The increases for these periods were primarily related to a 63 person increase from 1997 to 1998, and a 138 person increase from 1998 to 1999 in the number of software developers and quality assurance personnel and, to a lesser extent, an increase in the cost of hiring outside contractors to support product development activities.

     General and Administrative -- General and administrative expenses were $3.5 million, $5.3 million and $9.9 million in 1997, 1998 and 1999, respectively, representing an increase of $1.8 million, or 51.4%, from 1997 to 1998, and an increase of $4.6 million or 86.8% from 1998 to 1999. The most significant expense increases during both periods were for salaries and related expenses and rent.

     Other compensation costs and goodwill amortization -- Compensation costs and goodwill amortization was $1.2 million in 1999 and includes $715,000 related to the severance package provided to Doran Machin, one of our founders and a director, which will be paid out over a three-year period, $432,000 of compensation costs related to the grant of stock options at less than fair market value and $97,000 of goodwill amortization related to acquisitions.

     Other Income (Expense), net -- Other income (expense), net was $(137,000) in 1997, $336,000 in 1998, and $1.2 million in 1999, representing an increase of $473,000 from 1997 to 1998, and $864,000 from 1998 to 1999. The increases reflect increased interest income from higher cash and short-term investments which accelerated in 1999 after the receipt of the IPO proceeds.

     Provision for Income Taxes -- Provision for income taxes was $1.0 million, $1.7 million and $2.3 million in 1997, 1998 and 1999, respectively, representing increases of $700,000, or 70.0%, from 1997 to 1998, and an increase of $600,000 or 35.3% from 1998 to 1999. The effective income tax rate was 78.0%, 41.7% and 40.1% in 1997, 1998 and 1999, respectively. The high effective tax rate in 1997 is attributable to our election, effective January 1, 1997, to terminate our status as an S corporation under federal tax regulations which resulted in the establishment of deferred taxes. See Note 6 of the notes to our consolidated financial statements.

INFLATION

     Inflation has not had a significant effect on our results of operations or financial position for the years ended December 31, 1997, 1998 and 1999.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited consolidated statement of operations data for the ten quarters in the period ended December 31, 1999, as well as such data expressed as a percentage of total revenues for the periods indicated. This data has been derived from our unaudited consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements included in this prospectus and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the consolidated financial statements and the notes thereto included in this prospectus. These quarterly results have been in the past and may in the future be subject to significant fluctuations. As a result, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period.

                                                                           THREE MONTHS ENDED
                                         ---------------------------------------------------------------------------------------
                                         SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                           1997        1997       1998       1998       1998        1998       1999       1999
                                         ---------   --------   --------   --------   ---------   --------   --------   --------
                                                                             (IN THOUSANDS)
Revenues:

  Licenses............................    $3,066      $3,887     $4,840     $4,740     $6,190     $ 9,131    $ 9,540    $11,825
  Services............................     1,405       1,665      2,203      2,252      2,544       2,890      3,299      3,625
                                          ------      ------     ------     ------     ------     -------    -------    -------
    Total revenues....................     4,471       5,552      7,043      6,992      8,734      12,021     12,839     15,450
                                          ------      ------     ------     ------     ------     -------    -------    -------
Cost of revenues:
  Licenses............................       179         730        557        947      1,081         848        684        720
  Services............................       500         578        521        523        609         854        904        834
                                          ------      ------     ------     ------     ------     -------    -------    -------
    Total cost of revenues............       679       1,308      1,078      1,470      1,690       1,702      1,588      1,554
                                          ------      ------     ------     ------     ------     -------    -------    -------
Gross profit..........................     3,792       4,244      5,965      5,522      7,044      10,319     11,251     13,896
Operating expenses:
  Sales and marketing.................     1,461       1,874      1,923      2,448      3,169       4,296      5,036      7,122
  Research and development............     1,087       1,120      1,766      1,863      1,928       2,490      2,758      3,276
  General and administrative..........       900         978        841      1,229        980       2,228      1,938      2,051
  Other compensation costs and
    goodwill amortization.............        --          --         --         --         --          --         --        775
                                          ------      ------     ------     ------     ------     -------    -------    -------
    Total operating expenses..........     3,448       3,972      4,530      5,540      6,077       9,014      9,732     13,224
                                          ------      ------     ------     ------     ------     -------    -------    -------
Income (loss) from operations.........       344         272      1,435        (18)       967       1,305      1,519        672
Other (expense) income, net...........        (9)         18         48         71        106         111        113       (31)
                                          ------      ------     ------     ------     ------     -------    -------    -------
Income before income tax provision....       335         290      1,483         53      1,073       1,416      1,632        641
Income tax provision..................       262         227        615         22        446         596        689        270
                                          ------      ------     ------     ------     ------     -------    -------    -------
Net income............................    $   73      $   63     $  868     $   31     $  627     $   820    $   943    $   371
                                          ======      ======     ======     ======     ======     =======    =======    =======
Preferred stock dividends.............        --          --         --         --         --          --         --        340
                                          ------      ------     ------     ------     ------     -------    -------    -------
Net income applicable to common
  shareholders........................    $   73      $   63     $  868     $   31     $  627     $   820    $   943    $    31
                                          ======      ======     ======     ======     ======     =======    =======    =======
AS A PERCENTAGE OF TOTAL REVENUES
Revenues:
  Licenses............................      68.6%       70.0%      68.7%      67.8%      70.9%       76.0%      74.3%      76.5%
  Services............................      31.4        30.0       31.3       32.2       29.1        24.0       25.7       23.5
                                          ------      ------     ------     ------     ------     -------    -------    -------
    Total revenues....................     100.0       100.0      100.0      100.0      100.0       100.0      100.0      100.0
                                          ------      ------     ------     ------     ------     -------    -------    -------
Cost of revenues:
  Licenses............................       4.0        13.2        7.9       13.5       12.3         7.1        5.3        4.7
  Services............................      11.2        10.4        7.4        7.5        7.0         7.1        7.1        5.4
                                          ------      ------     ------     ------     ------     -------    -------    -------
    Total cost of revenues............      15.2        23.6       15.3       21.0       19.3        14.2       12.4       10.1
                                          ------      ------     ------     ------     ------     -------    -------    -------
Gross profit..........................      84.8        76.4       84.7       79.0       80.7        85.8       87.6       89.9
Operating expenses:
  Sales and marketing.................      32.7        33.8       27.3       35.1       36.3        35.8       39.2       46.1
  Research and development............      24.3        20.2       25.1       26.6       22.1        20.7       21.5       21.2
  General and administrative..........      20.1        17.5       11.9       17.6       11.2        18.5       15.1       13.3
  Other compensation costs and
    goodwill amortization.............        --          --         --         --         --          --         --        5.0
                                          ------      ------     ------     ------     ------     -------    -------    -------
    Total operating expenses..........      77.1        71.5       64.3       79.3       69.6        75.0       75.8       85.6
                                          ------      ------     ------     ------     ------     -------    -------    -------
Income (loss) from operations.........       7.7         4.9       20.4       (0.3)      11.1        10.8       11.8        4.3
Other (expense) income, net...........      (0.2)        0.3        0.6        1.0        1.2         0.9        0.9      (0.2)
                                          ------      ------     ------     ------     ------     -------    -------    -------
Income before for income tax
  provision...........................       7.5         5.2       21.0        0.7       12.3        11.7       12.7        4.1
Income tax provision..................       5.9         4.1        8.7        0.3        5.1         5.0        5.4        1.7
                                          ------      ------     ------     ------     ------     -------    -------    -------
Net income............................       1.6%        1.1%      12.3%       0.4%       7.2%        6.7%       7.3%       2.4%
                                          ======      ======     ======     ======     ======     =======    =======    =======
Preferred stock dividends.............        --          --         --         --         --          --         --        2.2
                                          ------      ------     ------     ------     ------     -------    -------    -------
Net income applicable to common
  shareholders........................       1.6%        1.1%      12.3%       0.4%       7.2%        6.7%       7.3%       0.2%
                                          ======      ======     ======     ======     ======     =======    =======    =======

                                         THREE MONTHS ENDED
                                        --------------------
                                        SEPT. 30,   DEC. 31,
                                          1999        1999
                                        ---------   --------
                                           (IN THOUSANDS)
Revenues:
  Licenses............................   $13,995    $18,909
  Services............................     4,313      5,362
                                         -------    -------
    Total revenues....................    18,308     24,271
                                         -------    -------
Cost of revenues:
  Licenses............................       734        860
  Services............................     1,154      1,303
                                         -------    -------
    Total cost of revenues............     1,888      2,163
                                         -------    -------
Gross profit..........................    16,420     22,108
Operating expenses:
  Sales and marketing.................     8,321     11,599
  Research and development............     4,502      5,444
  General and administrative..........     2,787      3,130
  Other compensation costs and
    goodwill amortization.............       186        282
                                         -------    -------
    Total operating expenses..........    15,796     20,455
                                         -------    -------
Income (loss) from operations.........       624      1,653
Other (expense) income, net...........       278        842
                                         -------    -------
Income before income tax provision....       902      2,495
Income tax provision..................       380        934
                                         -------    -------
Net income............................   $   522    $ 1,561
                                         =======    =======
Preferred stock dividends.............       250         --
                                         -------    -------
Net income applicable to common
  shareholders........................   $   272    $ 1,561
                                         =======    =======
AS A PERCENTAGE OF TOTAL REVENUES
Revenues:
  Licenses............................      76.4%      77.9%
  Services............................      23.6       22.1
                                         -------    -------
    Total revenues....................     100.0      100.0
                                         -------    -------
Cost of revenues:
  Licenses............................       4.0        3.5
  Services............................       6.3        5.4
                                         -------    -------
    Total cost of revenues............      10.3        8.9
                                         -------    -------
Gross profit..........................      89.7       91.1
Operating expenses:
  Sales and marketing.................      45.5       47.8
  Research and development............      24.6       22.4
  General and administrative..........      15.2       12.9
  Other compensation costs and
    goodwill amortization.............       1.0        1.2
                                         -------    -------
    Total operating expenses..........      86.3       84.3
                                         -------    -------
Income (loss) from operations.........       3.4        6.8
Other (expense) income, net...........       1.5        3.5
                                         -------    -------
Income before for income tax
  provision...........................       4.9       10.3
Income tax provision..................       2.0        3.9
                                         -------    -------
Net income............................       2.9%       6.4%
                                         =======    =======
Preferred stock dividends.............       1.4         --
                                         -------    -------
Net income applicable to common
  shareholders........................       1.5%       6.4%
                                         =======    =======

     Our total revenues have increased in each period presented, with the exception of the three months ended June 30, 1998. These increases have been generally due to increased acceptance of our products and the expansion of our sales force and increased service revenues as the installed customer base has grown. Total cost of revenues have also generally increased in absolute dollars over these periods presented due to increased amortization of purchased technology and software licenses, royalty costs, and an increase in the number of customer support personnel. Total operating expenses have increased in absolute dollars in each period presented as we have grown our infrastructure to support our expanding operations.

     While we have not experienced a significant amount of seasonality in the past, we expect that we will begin to experience seasonal customer buying patterns in the foreseeable future. Specifically, we would expect to experience relatively stronger demand for our products during the quarters ending December 31 and June 30, and relatively weaker demand in the quarters ending March 31 and September 30. In addition, to the extent international operations constitute a greater percentage of our revenues in future periods, we anticipate that demand for our products in Europe will decline during the summer vacation season.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our business, to date, primarily from cash generated by our operations and net proceeds of $64.9 million from our initial public offering in August 1999. Our sources of liquidity as of December 31, 1999, consisted principally of cash and cash equivalents of $39.6 million and marketable securities of $15.5 million.

     Net cash provided by operating activities was $3.6 million, $8.2 million and $11.4 million in 1997, 1998 and 1999, respectively. The increases in 1997, 1998 and 1999, were primarily due to increases in net income, depreciation and amortization, deferred revenue resulting from additional service contracts and accrued expenses, offset by increases in accounts receivable resulting from increased sales.

     Net cash used in investing activities was $1.3 million, $1.3 million, and $24.1 million in 1997, 1998, and 1999, respectively. The increase in cash used in investing activities in 1999 was primarily related to capital expenditures of $7.1 million associated with company growth and net purchases of marketable securities totalling $15.5 million.

     Financing activities used $270,000 and $8,000 in 1997 and 1998, respectively, and generated $43.6 million in 1999. In April 1999, we raised $25.0 million through the sale of preferred stock and an additional $10.0 million in term debt from a commercial bank in order to purchase shares of common stock from a shareholder and founder for $35.0 million. See "Certain Transactions" and Note 4 of the notes to our consolidated financial statements. In August of 1999, we raised net proceeds of $64.9 million from our initial public offering. A portion of the proceeds was utilized to retire debt of $10.9 million and redeem the outstanding Series B Preferred Stock for $10.0 million.

     We believe that the net proceeds from this offering, our existing cash and investment balances and cash from operations will be sufficient to finance our operations through at least the next 12 months. If additional financing is needed, there can be no assurance that such financing will be available to us on commercially reasonable terms or at all.

YEAR 2000

     Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately distinguish 21st century dates from 20th century dates due to the two-digit date fields used by many systems. Most reports to date, however, are that computer systems are functioning normally and the compliance and remediation work accomplished leading up to the Year 2000 was effective to prevent any problems. Computer experts have warned that there may still be residual consequences of the change in centuries and any such difficulties could result in a decrease in sales of our products, an increase in allocation of resources to address Year 2000 problems of our customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by our customers due to such Year 2000 problems.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard , or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments and do not currently engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our financial position or results of operations. We will be required to implement SFAS No. 133 for the year ending December 31, 2001.

     In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to Certain Transactions. SOP 98-9 amends SOP 97-2 and SOP 98-4, extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. We do not expect the adoption of SOP 98-9 to have a material effect on our results of operations or financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK DERIVATIVES AND FINANCIAL INSTRUMENTS

FOREIGN CURRENCY HEDGING INSTRUMENTS

     We transact business in various foreign currencies. Accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to revenues and operating expenses in Australia, the United Kingdom and Germany denominated in the respective local currency.

     To date, we have not used hedging contracts to hedge our foreign-currency fluctuation risks. We will assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis. We also do not use derivative financial instruments for speculative trading purposes.

INTEREST RATE RISK

     The Company's exposure to market rate risk for changes in interest rates relates primarily to the Company's investment portfolio. The Company has not used derivative financial instruments in its investment portfolio. The Company places its investments with high-quality issuers and, by policy, limits the amount of credit exposure to any one issuer. The Company's investments in marketable securities consist primarily of high-grade corporate and government securities with maturities of less than two years. Investments purchased with an original maturity of three months or less are considered to be cash equivalents. The Company classifies all of its investments as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. At December 31, 1999, the net loss on available-for-sale securities of $26 is comprised of five positions, all with unrealized losses.

EUROPEAN MONETARY UNION

     Within Europe, the European Economic and Monetary Union introduced a new currency, the euro, on January 1, 1999. The new currency is in response to the European Union's policy of economic convergence to harmonize trade policy, eliminate business costs associated with currency exchange, and to promote the free flow of capital, goods and services.

     On January 1, 1999, the participating countries adopted the euro as their local currency, initially available for currency trading on currency exchanges and non-cash transactions such as banking. The existing local currencies, or legacy currencies, will remain legal tender through January 1, 2002. Beginning on January 1, 2002, euro-denominated bills and coins will be issued for cash transactions. For a period of up to six months from this date, both legacy currencies and the euro will be legal tender. On or before July 1, 2002, the participating countries will withdraw all legacy currencies and exclusively use the euro.

     Our transactions are recorded in both U.S. dollars and foreign currencies. Future transactions may be recorded in the euro. We have not incurred and do not expect to incur any significant costs from the continued implementation of the euro. However, the currency risk of the euro could harm our business.

                                    BUSINESS

     This prospectus contains certain forward looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We provide application and information availability software solutions that enhance the performance and reliability of an organization's e-business, enterprise and custom applications and enable the delivery of information across the entire enterprise. Our application availability products are designed to help ensure uninterrupted and high performance access to software systems by utilizing a number of integrated products that enhance the performance of applications and the underlying database which stores an enterprise's critical information. Other primary components of our application availability solution include our database products that maintain a real-time copy of a database for offloading critical systems and assuring high availability, as well as our products that manage the complex and error-prone process of development and deployment of rapidly changing applications. Our information availability products deliver an enterprise, report-based information management solution that captures, manages and distributes report data or electronic documents from virtually any application for instant distribution over intranets or the Internet.

INDUSTRY BACKGROUND

     Organizations are constantly seeking ways to use information and technology to gain competitive advantages. To compete more effectively, organizations must deliver relevant information and provide increasingly sophisticated and time-sensitive services to a rapidly expanding audience, including employees, customers, suppliers and partners both inside and outside of the traditional enterprise. Today, a growing number of organizations are using the Internet to conduct business electronically. In embracing this e-business model, enterprises are attempting to maximize the value of their information technology infrastructure as they extend their business over the Internet to directly reach a large number of geographically dispersed end-users. The fundamental changes brought on by the increasing reliance on information technology, including today's rapidly expanding e-business initiatives, are introducing new complexities and transforming business practices:

     - Decisions need to be made in real-time by personnel at all levels both inside and outside the enterprise;

     - Users demand relevant information immediately and without interruption, and have increasingly high expectations regarding response time;

     - New software applications must be developed, and existing applications need to be extended over the Internet; and

     - Organizations must deploy new applications and technologies at an increasingly rapid pace.

     Underlying each of these requirements is the importance of effective management and distribution of information. While raising the strategic importance of real-time, dynamic information, today's e-business initiatives have heightened the challenges of developing and managing the systems to deliver it. For example, if an electronic commerce application fails, the relationship between the organization and the customer is jeopardized, giving new meaning to the term "mission critical." As a result, organizations must assure that their systems provide:

     - Application availability -- uninterrupted and high performance access to applications under widely varying conditions; and

     - Information availability -- broad distribution of critical business information from underlying applications to decision makers throughout the entire enterprise.

     Application Availability

     The challenge of today's competitive environment is to provide users with the ability to immediately execute transactions and access information, without regard to the underlying complexities inherent in the disparate systems that run business applications. Since the emergence of e-business has allowed consumers to directly communicate with an organization's systems, it is more important than ever before to maximize application performance and minimize downtime. Furthermore, as e-business, enterprise resource planning and other applications are deployed to a wider audience, rapid and unpredictable spikes in the number of users can dramatically increase the likelihood of performance degradation and system failure. Not only must organizations have adequate back-up systems in place, but they also need solutions that will enable them to proactively monitor, identify and resolve issues that can adversely affect application performance. Finally, to ensure true application availability, organizations need solutions that will enable them to quickly and accurately develop and deploy new applications and modifications to existing applications.

     Information Availability

     In addition to assuring the availability of applications, the imperatives of e-business require organizations to make the strategic information within these applications readily available to the users who need it. The Internet has created a platform for distributing critical, dynamic business information, such as inventory levels, requisitions, billing statements, manufacturing data and sales reports to a broad range of employees, partners and suppliers, many of whom may be located in geographically remote locations and connected through multiple, non-integrated systems. Organizations must be able to leverage this platform to reach customers and provide 24x7x365 access to valuable information, including customer support and current account information. The challenge, however, is effectively extracting, publishing and disseminating large volumes of information to thousands of employees, customers, partners and suppliers over the Internet without massive amounts of application reengineering.

     Need for a Comprehensive Solution

     The effectiveness of an organization's information delivery system is dependent on its application availability environment. A user's ability to access information is linked to the performance and reliability of the underlying application. Historically, organizations have relied on a combination of manual processes and a heterogeneous assortment of software tools to manage the performance and reliability of their application infrastructure and to enable the distribution of information throughout the enterprise. However, the requirements of today's e-business initiatives have stretched the capabilities of these traditional solutions. This dynamic environment has created the need for a comprehensive solution that will address the breadth of these application and information availability requirements:

     - Deliver data from multiple, heterogeneous sources, scale to thousands of users and deliver information across all environments, quickly and cost-effectively;

     - Provide high performance and reliability for 24x7x365 access, and minimize the strain on existing systems and personnel;

     - Be easy to use and deploy without requiring in-depth technical expertise;

     - Adapt to accommodate rapidly changing business needs;

     - Provide an architecture to realize immediate value for Web-based applications; and

     - Address these requirements across the entire Web, application and database environments.

THE QUEST SOLUTION

     Quest offers application and information availability software solutions that enhance the performance and reliability of e-business, enterprise and custom applications and enable the delivery of information across the entire enterprise. Key elements of our solution include:

     Assure Application Availability

     We offer a family of products that enhance the reliability and performance of software applications. Our application availability products enable the development of efficient and reliable Internet-enabled applications; accurately deploy database and application changes; provide replication solutions for fail-over capability, data distribution and distributing load across multiple systems; and proactively monitor, diagnose and resolve database and system performance issues before they are noticed by the end-user. Our products are designed to maintain the continuous availability of applications to the enterprise, not only in terms of uptime, but also in terms of providing adequate performance under a wide range of operating conditions. As a result, information technology personnel are able to efficiently and proactively enhance the performance and reliability of critical business applications.

     Extend the Reach of Information

     We enable enterprises to deliver information internally and externally via the Internet to reach employees, customers and partners throughout large and geographically dispersed organizations. Our Web-based information availability solutions enable access to a greater number of users, minimize the delay in publishing information and reduce manual printing and delivery costs associated with paper-based report distribution. For example, these solutions can integrate with corporate portals to allow for delivery of personalized information to a user's desktop through a Web browser. We optimize the storage and distribution of information by publishing information once from disparate applications to a centralized repository. This repository serves as a common platform to capture and distribute information without taxing the application systems or the network. Our solution is designed to empower decision-makers by providing relevant, dynamic information, more quickly and more cost-effectively than previously possible.

     Leverage the Web

     Our products allow organizations to leverage the functionality and flexibility of the Internet to address the high-performance demands of e-business environments. Specifically, our products are designed to adapt to the varying bandwidth and response times encountered on the Internet with efficient and fault-tolerant architectures; employ Java-based interfaces to deliver transparent Web access to business information; and ensure the security and integrity of Web-based access to applications.

     Maximize Investment in Existing Technology

     We enable organizations to enhance the capabilities and extend the benefits of their existing information technology infrastructure. Our products enable existing enterprise and custom applications to reach throughout and beyond the enterprise without requiring re-engineering. Additionally, we enable our customers to improve the reliability and performance of existing information technology infrastructure to cost-effectively and predictability support the increasing number of users and large volumes of transactions required by today's e-business applications.

     Easy to Deploy and Use

     Our products are easy to deploy and use, thereby minimizing implementation, training and support costs. We designed our products to be installed quickly by the customer, typically without the need for on-site assistance. Our products contain specific integration modules for SAP R/3, PeopleSoft and Oracle Financials, enabling rapid deployment in these environments, minimizing the need for customization and reducing ongoing maintenance requirements.

     Architected to Scale

     Our products are well-suited for large, enterprise-wide deployments. We designed our products to effectively scale when implemented in large and rapidly expanding environments without compromising system performance. Our products support heterogeneous networks, manage large quantities of information and support thousands of users while at the same time minimizing the consumption of network and computing resources. Our Java user interfaces significantly reduce the need for client-side software management, effectively leveraging today's wide deployment of Internet browser technology.

STRATEGY

     Our objective is to become the leading provider of application and information availability solutions to enable organizations to deliver relevant information and provide sophisticated services to employees, customers, suppliers and partners both inside and outside of the traditional enterprise. Key elements of our strategy include:

     Extend Product Leadership

     We offer a family of products that work together to provide application and information availability solutions capable of meeting today's performance requirements. We believe our family of application availability products provides the most thorough and efficient approach to optimizing the performance and availability of e-business, enterprise and custom applications. We also believe that we offer the leading Web-based information availability software solutions in terms of functionality and innovation. We intend to advance this product leadership by investing significantly in research and development and by acquiring and integrating complementary products and technologies. We intend to strengthen and expand our offerings of integration software for leading enterprise resource planning (ERP) applications. Our flexible and open architecture allows for the integration of new modules that enhance our current solutions and add new e-business functionality, such as electronic bill presentment. We plan to augment our existing application availability solutions with capabilities to monitor and maintain the underlying infrastructure of e-business applications. For example, we plan to introduce a product that manages and optimizes the performance of Web application servers.

     Focus on e-Business Applications Market

     We believe that both recent and expected growth in e-business applications have created strong demand for our application and information availability products. We intend to capitalize on this opportunity by actively marketing our products to companies with strong e-business initiatives. In addition to developing new e-business applications, organizations are attempting to improve the e-business functionality of their existing enterprise applications by extending them over the Internet. As a result, we believe a significant market opportunity exists to help organizations leverage these investments by incorporating new e-business functionality into these systems. We believe that our products will be used as a key component of the infrastructure for emerging e-business applications.

     Leverage our Significant Installed Base of Customers

     We have an installed base of thousands of customers that we believe provides us with a significant opportunity for additional sales of current and future products, as well as ongoing maintenance revenues. A majority of our customers have purchased only one or a few of our products or use our products in specific business-units or locations. We believe that we can sell more deeply into our installed customer base by expanding these departmental deployments into enterprise-wide implementations as well as by cross-selling additional products and services.

     Expand our Sales Force and Distribution Channels

     We market and sell our products worldwide primarily though a direct sales and telesales force. We believe that our direct sales approach allows us to achieve better control of the sales process and respond more quickly to customer needs while maintaining an efficient sales model. We are continuing to expand our direct sales efforts both domestically and internationally. Sales outside of North America represented approximately 17% of total revenue in 1998 and 22% in 1999, and we believe that there is significant untapped demand for our software products internationally. We intend to continue to expand our direct sales staff and increase the number of sales offices internationally, and, to a lesser extent, develop alliances with international distributors.

     Extend Strategic Integrator Relationships

     We intend to increase the value of our solutions to customers by offering additional and improved consulting and implementation services for our enterprise-level software solutions. Specifically, we plan to extend our existing strategic relationships and develop new partnerships with leading global systems integrators who specialize in implementing software solutions that support e-business and enterprise application software. We believe that these relationships will both facilitate the successful enterprise deployment of our products and generate additional product sales opportunities.

PRODUCTS

     Our products are designed to work individually and together to provide immediate and continuous availability of applications and information, both of which are critical as enterprises rapidly extend their information technology infrastructure. Our products and their functionality are summarized below:

------------------------------------------------------------------------------------------------------------
                                           INFORMATION AVAILABILITY
------------------------------------------------------------------------------------------------------------
             VISTA PLUS                  Captures, manages and distributes report-based information through an enterprise report and document repository.
------------------------------------------------------------------------------------------------------------
    VISTA PLUS E-PURPOSING MODULE        Extends information delivery across the Internet by
                                         providing global delivery of time-sensitive documents,
                                         electronic bill and statement presentment without requiring application changes.
------------------------------------------------------------------------------------------------------------
VISTA PLUS INTERFACE MODULES FOR SAP     Provides rapid installation and continuous synchronization
       R/3, PEOPLESOFT, AND ORACLE       of users, groups, authorization profiles and report
              APPLICATIONS               information from ERP systems to Vista Plus.
------------------------------------------------------------------------------------------------------------
              QMASTER*                   A web-based, enterprise-wide solution for delivering,
                                         managing, and monitoring nearly all printed, faxed or
                                         emailed output throughout an organization.
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                           APPLICATION AVAILABILITY
------------------------------------------------------------------------------------------------------------
                                            DATABASE REPLICATION
------------------------------------------------------------------------------------------------------------
      SHAREPLEX(R) REPLICATION           Replicates high volumes of data from Oracle databases to
                                         improve performance and manage future growth.
------------------------------------------------------------------------------------------------------------
                                           ENTERPRISE MONITORING
------------------------------------------------------------------------------------------------------------
              FOGLIGHT*                  Monitors and resolves problems across the hardware and
                                         software components that comprise modern applications,
                                         including the network, application servers, database servers and web servers, from a Java-based centralized console.
------------------------------------------------------------------------------------------------------------
               I/WATCH                   Offers a centralized console for monitoring, alerting,
                                         diagnosing and resolving problems in Oracle-based
                                         applications.
------------------------------------------------------------------------------------------------------------
                                    DATABASE AND APPLICATION PERFORMANCE
------------------------------------------------------------------------------------------------------------
          INSTANCE MONITOR               A real-time monitoring and diagnostic tool featuring visual representation of database process flows.
------------------------------------------------------------------------------------------------------------
             SQLAB XPERT                 Identifies and resolves database resource consumption
                                         problems caused by poorly performing application code by
                                         recommending optimal tuning scenarios.
------------------------------------------------------------------------------------------------------------
            SPACE MANAGER                Reorganizes database objects and performs capacity planning to improve performance and manage future growth.
------------------------------------------------------------------------------------------------------------
                                       APPLICATION CHANGE MANAGEMENT
------------------------------------------------------------------------------------------------------------
           SCHEMA MANAGER                Manages database change and migration from development
                                         through production by providing comprehensive version
                                         control, auditing and rollback capabilities.
------------------------------------------------------------------------------------------------------------
            DATA MANAGER                 Builds test databases, deploys reference data to production during software rollouts, extracts data for data warehouses or reporting databases, and purges or archives production
                                         data that is not needed on-line.
------------------------------------------------------------------------------------------------------------
             SQL IMPACT                  Manages interdependencies between database objects and
                                         application source code, providing detailed impact analysis, documentation and auditing.
------------------------------------------------------------------------------------------------------------
       SQL NAVIGATOR AND TOAD            Server-side database development and management solutions
                                         with optional add-on modules available for debugging, SQL
                                         tuning with expert advice and integrated code libraries for rapid development.
------------------------------------------------------------------------------------------------------------
                STAT!                    Tracks and manages all customizations made by an
                                         organization to their PeopleSoft implementations. Changes
                                         can be unapplied or reapplied to new versions of PeopleSoft automatically, an otherwise highly complex and error prone process.
------------------------------------------------------------------------------------------------------------

-------------------------

* Products acquired after December 31, 1999

     INFORMATION AVAILABILITY

     Vista Plus. Our Vista Plus products deliver the benefits of enabling Web-based access to existing information and applications without a complex development or deployment effort. Vista Plus is an enterprise, report-based information management solution that captures, stores, indexes, prints and archives report data or electronic documents from virtually any application. Vista Plus maintains a repository of this output for instant distribution over a heterogeneous, widely distributed network, including the Internet, with our sophisticated Java or Windows clients. By storing output from applications in its repository, Vista Plus also eliminates the processing needed to rerun reports, and its report mining capabilities provide users access to information without burdening the primary systems.

     Vista Plus enables real-time access to business-critical information at any time, even if the source application is not accessible. Vista Plus provides the ability to quickly navigate from summary to detailed information, data extraction, hyperlinks to navigate between related information and numerous print and electronic distribution functions with no application changes, delivering immediate benefits throughout the enterprise. The robust security model built into Vista ensures that only authorized users gain access to data. Vista Plus further extends information availability by transforming production reports into a series of personalized emails, PDF files or HTML pages for Internet distribution of statements such as invoices, purchase orders and financial statements. As a result, the data that is delivered to end users contains relevant information in a familiar and highly usable format.

     QMaster provides a scalable, open architecture solution which automates Output Delivery to printers, faxes, email, electronic documents and the scheduling and execution of Batch Processes in a heterogeneous environment of NT and UNIX platforms. QMaster supports a wide variety of incompatible operating systems and devices. Nearly any form of output can automatically be routed across a variety of high and low speed printers, securely, in order to optimize use of resources and ensure information is successfully delivered even if a device becomes unavailable. The web-based user interface allows the control of delivery of documents from anywhere over the Internet.

     APPLICATION AVAILABILITY

     We provide a broad range of products that together provide a comprehensive application availability solution. Our products provide a wide range of services that work together to maintain the high level of performance and continuous access required by today's demanding e-business environment. Integration between these components significantly enhances the value of each solution by increasing user productivity and delivering otherwise unavailable functionality.

       Database Replication

     SharePlex. SharePlex replicates high volumes of data from an Oracle database to one or more other databases. Replication is accomplished in real-time with very little overhead to critical application servers. Secondary systems can then be used for offloading non-critical processing, thus preserving desired user response times and Web server performance, as well as providing a back-up system for reporting and fail-over. SharePlex also supports wide-area networks without the need for expensive high bandwidth data links.

       Enterprise Monitoring

     Foglight. Foglight is a new generation Enterprise Monitoring solution that monitors all components of a modern application system, including web servers, application servers, and database servers. Applications being deployed today offer increasing complexity involving multiple systems and software packages that are interdependent. Understanding the relationship between these software and hardware components and how they interact and affect each other is often difficult. Foglight's correlation technology allows system administrators to determine where performance bottlenecks are occurring for rapid resolution. Foglight provides an extensible and scalable platform which can be used for end-to-end monitoring in the most demanding and dynamic environments.

     I/Watch. I/Watch offers a central console for Oracle-based applications and alerts the operations staff of problems as they develop. I/Watch is easy to deploy and consumes relatively few system resources. I/Watch detects system and application failures, and allows operations staff to watch for developing problems over a large network of systems. I/Watch can alert and automatically respond with appropriate measures to resource problems. I/Watch provides an intuitive, graphical interface that clearly shows where problems are occurring and supports the ability to quickly navigate from summary to detailed information for diagnosing and resolving issues. I/Watch allows for the mining of previously monitored time periods to help pinpoint the root cause of problems.

       Database and Application Performance

     Instance Monitor. Instance Monitor is a real-time monitoring and diagnostic tool featuring visual representations of process flows within the database. Instance Monitor's unique user-interface design displays a comprehensive diagram of a database's internal workings and the flow of information within the database. Instance Monitor tracks database performance in real-time, identifies potential bottlenecks and provides detailed expert advice to help resolve problems as they occur.

     SQLab Xpert. SQLab Xpert automatically locates and highlights poorly written database application code. It provides expert advice to help both novice and seasoned developers and administrators quickly find solutions to difficult performance problems.

     Space Manager. Space Manager addresses the complex issues of physical data management to help keep application performance at peak levels. As database structures are modified to accommodate application changes and growth, performance begins to degrade due to poor physical organization of information within the database. Space Manager is designed to perform this necessary maintenance as well as assist in planning for future growth in storage requirements.

       Application Change Management

     SQL Impact. SQL Impact scans application code and stores it in its repository. If a change is needed to any object in a database, SQL Impact determines which programs and specific lines of code will be affected, reducing the likelihood of overlooking required application changes.

     Schema Manager. Schema Manager automatically determines the differences between a development and production database and can synchronize the databases automatically. Schema Manager packages all of the changes needed for a new application deployment, checks to make sure the changes will not fail in the production environment, and implements the changes. Its auditing capability documents all database changes, allowing the immediate rollback of a change if required.

     Data Manager. Data Manager deploys and transforms data when new applications are rolled out, for example, storing or changing reference data such as sales tax tables and control information. Data Manager also creates test databases for developers, eliminating the need to use a full copy of a production database which can be impractical due to its large size.

     Stat! Stat! provides users of the PeopleSoft ERP and Human Resources software with a method to track and preserve all changes and customizations made to a PeopleSoft implementation. Since modification of standard packaged software like PeopleSoft is often necessary, managing these changes becomes critical to preserving the customized software environment. With integrated workflow, Stat! is a centralized repository for documenting, tracking, migrating, supporting and delivering PeopleSoft application changes. Customizations are safeguarded and preserved without risk of losing them. By using Stat!, organizations can greatly reduce the effort required to implement upgraded versions of PeopleSoft's applications, a process that is otherwise highly resource intensive, time consuming and expensive.

       Database Programming

     SQL Navigator and TOAD enable development of server side code for databases, a key component of Internet-enabled application development. SQL Navigator and TOAD allow developers to rapidly and accurately develop and enhance the performance of applications. Providing similar functionality, these two products incorporate different user interfaces that increase their appeal to a broader spectrum of developers and database administrators. They integrate with our other application availability products, enabling developers to check and correct the performance of their code before it is put into production.

CUSTOMERS AND CASE STUDIES

     Our software products are licensed to customers worldwide to provide a wide range of application and availability solutions. Our products have been sold to thousands of corporations, governmental agencies and other organizations worldwide. In 1997, 1998 and 1999, no customer accounted for more than 10% of our total revenues.

     A representative sampling of customers who have purchased at least $100,000 of software licenses and support services includes:

TECHNOLOGY                      FINANCIAL SERVICES              MANUFACTURING
Akamai                          ADP                             3M
Applied Materials               AIG Marketing                   American Cyanamid
Dell Computer                   American National Bank          Avery Dennisson
Earthlink                       Ceridian Tax Service            Boeing
Hewlett-Packard                 Chase Manhattan Mortgage        Eaton Corp.
Intuit                          Citibank                        General Electric Plastics
Mail.com                        Credit Suisse/First Boston      Honeywell
Merisel                         Cyber Cash                      Imation
Micro Warehouse                 DLJ Direct                      Johnson Controls
Micron Electronics              Fidelity Investments            Koch Industries
Motorola                        First National Bank Chicago     Lockheed Martin
Oracle                          FleetBoston Robertson Stephens  Monsanto
Priceline.com                   GE Capital                      Sara Lee Hosiery
Sony                            Mercury Insurance Group         Smuckers
Sun Microsystems                Nations Bank                    Toyota Motors
Yahoo                           Wellington Management           Weyerhaeuser
HEALTHCARE/PHARMACEUTICAL       Wells Fargo                     OTHER
                                TELECOMMUNICATIONS
3M Health Information Systems                                   American Home Shield
Acuson                          Air Touch Communications        Andersen Consulting
Blue Cross-Blue Shield (FL)     AT&T                            Aramark
Bristol Meyers                  British Telecom                 Bausch & Lomb Worldwide
Cardinal Health                 Lucent Technologies             Carlson Companies
GE Medical Systems              MCI System House                Circuit City
Harvard Pilgrim Health Care     Nextel                          ConAgra
Hoechst Marion Roussel          Southwestern Bell Mobile        Dun & Bradstreet Info. Systems
Hoffman LaRoche                 Communications                  Earth Tech
Kaiser Permanente               TCI Communications              Hertz
Merck                           Williams Information Services   JC Penney
US Surgical                                                     Musicland
ENERGY                                                          Pepsi-Cola
                                                                PriceWaterhouseCoopers
Detroit Edison                                                  Purdue University
FirstEnergy Corp.                                               State of Georgia
Pennsylvania Power & Light                                      Time Inc.
PG&E Texas Management                                           United Space Alliance
Shell Services International                                    University of Michigan
Sun Chemical                                                    Yamaha
Valero Energy
Wisconsin Power & Light

     The following case studies illustrate how a selected group of representative customers are using a variety of Quest products to ensure high application and information availability across their increasingly heterogeneous and distributed networks. We compiled this information in consultation with the companies listed below.

     Applied Materials

     Applied Materials is a leading semiconductor equipment manufacturer. To improve efficiency in its global operations, Applied Materials needed a Web-based enterprise-wide report management solution that could seamlessly integrate with their existing applications, automate their processes and provide instant access to corporate reports to thousands of employees worldwide. Such a solution would eliminate the need to prepare, compile and distribute thousands of corporate reports manually. Applied Materials selected and implemented Vista Plus as an enterprise-wide report warehouse and distribution solution for automated electronic delivery and archiving of application reports. We believe that Applied Materials was able to realize cost savings and productivity benefits immediately. Administrative overhead was reduced through lower paper and printing costs and reduced human resource expenses. Moreover, Applied Materials deployed Vista Plus without having to reconfigure its existing applications. After experiencing the benefits of Vista Plus, Applied Materials purchased I/Watch, for enterprise monitoring and SQLab Xpert for application turning, to improve the availability and performance of their Oracle database environment.

     EarthLink

     EarthLink is a leading Internet service provider, with a full range of innovative access and hosting solutions used by approximately 1.15 million individuals and businesses every day. Using Oracle databases, EarthLink needed a better way to diagnose and address day-to-day application availability and management issues. Due to the size and the dynamic nature of its business, downtime would be catastrophic. EarthLink selected our products to satisfy its requirements in this area. To manage its applications, EarthLink uses I/Watch and Instance Monitor for database monitoring, diagnostics and resolution. Based on our discussions with EarthLink, we believe that they particularly liked the user interfaces and integration of the products they purchased. We also believe that these products, along with SQLab Xpert, enable their database administrators to perform "targeted tuning" with intelligent tuning recommendations that improve the performance of the databases. Space Manager provides EarthLink with a comprehensive solution for database reorganization and capacity planning for application availability through preventive maintenance, problem detection and resolution across all databases.

     NCR

     NCR provides integrated software, consulting services and hardware solutions for businesses. NCR runs Oracle in a multi-platform environment with a combination of applications, including Oracle Financials, PeopleSoft and other internally developed solutions. NCR employs over 300 servers worldwide and executes mission-critical data transfers. This complexity required a controlled application development and deployment environment. Our change management products allow NCR to facilitate the identification, migration and deployment of critical database changes required to ensure that all databases have the same structure across the entire enterprise. NCR uses SQL Impact to identify the interdependencies between application source code and the database objects. NCR uses Schema Manager to synchronize and migrate database structural changes between development and production databases. In addition, they use SQLab Tuner to tune complex queries and SQL Navigator for server-side development and debugging. As a result of implementing our products, we believe that NCR was able to realize a reduction in processing time by improving code integrity and reducing development time.

     Priceline.com

     On April 6, 1998, priceline.com opened its virtual doors to pioneer a new level of service that allows online consumers to "name your price and save" on an array of goods and services from airline tickets to home mortgages. Because priceline.com's customers can only purchase product via the Internet, the Web site is the business and therefore depends on continuous availability. To ensure this availability, priceline.com turned to our SharePlex replication solution. SharePlex protects priceline.com from downtime by providing live, up-to-the-minute copies of their production databases to not only balance the workload of thousands of consumers, but also provide a backup in the event of a failure. SharePlex was the only solution available that met the requirements of priceline.com's demanding environment. Creating the environment required for around the clock access poses one of the greatest challenges Internet companies face today. SharePlex not only solved this problem but also provided geographical redundancy to both priceline.com sites, located in Connecticut and New Jersey.

SALES, MARKETING AND DISTRIBUTION

     We market and sell our products and services worldwide through a combination of direct sales and telesales forces and, to a lesser extent, resellers and distributors. Our domestic sales organization is headquartered in Irvine, California. We have additional sales offices located in the metropolitan areas of Atlanta, Boston, Chicago, Dallas, Detroit, New York, Raleigh, San Francisco and Washington D.C. We also have international sales offices in the metropolitan areas of Frankfurt, London and Melbourne. We are continuing to expand our sales organization and establish additional sales offices domestically and internationally. We also sell certain of our products through our Web site, which allows our customers to conveniently download our products for evaluation and direct purchase.

     Our sales and marketing approach is designed to help customers understand both the business and technical benefits of our products. Accordingly, we complement the efforts of our sales organization with a pre-sale customer support organization that is responsible for addressing technical questions related to our products. The sales team for each customer is responsible for maintaining appropriate contacts with key information technology personnel who have planning and purchasing responsibility within the customer's organization. Since a number of our products affect systems and employees throughout the enterprise, our sales effort typically involve technology presentations and pilot implementations, and many times involve numerous decision makers. As a result, a key feature of our sales efforts is to establish relationships at all appropriate levels in our customers' organizations. While the sales cycle varies substantially from customer to customer, the typical sales cycle for our Vista Plus and SharePlex products has ranged from three to six months.

     Focusing on our target markets, our marketing efforts are designed to create awareness for our products and generate sales leads. To achieve these goals, we engage in a variety of marketing activities, including seminars, trade shows, direct mailings and print and Web-based advertising. In addition, we have recently expanded our marketing staff and intend to commence an ongoing public relations program that will include establishing and maintaining relationships with key trade press, business press and industry analysts. We also intend to initiate a customer advisory council which will provide a communication channel for regular feedback from key customers to facilitate the design of products to meet the expanding requirements of our target market.

CUSTOMER SERVICE AND SUPPORT

     A high level of customer service and support is critical to the successful marketing and sale of our products and the development of long-term customer relationships. Our customer support group provides technical support to our customers under support agreements entered into at the time of the initial sale. Our base level of e-mail-, Internet-, fax-, and telephone-based support includes assistance with installation, configuration and initial set-up of our products; ongoing support during normal business hours; and software maintenance and upgrade releases. For an additional fee, we provide support on a 24x7x365 basis as well as training and other services.

     Customer support is provided domestically through our offices in Irvine and internationally through our offices in Europe and Australia. We plan to hire additional support personnel and, as needed, establish additional support sites domestically and internationally to meet our customers' needs. Furthermore, we plan to extend our existing strategic partnerships and develop new partnerships with leading systems integrators to provide implementation guidance, assistance with configuration and initial set-up of applications.

     Our services contracts are generally of 12 months' duration and are renewable at the customer's option. Service contracts are generally priced at approximately 20% of the amount of licenses and the customer is invoiced annually in advance.

RESEARCH AND DEVELOPMENT

     We believe that strong research and product development capabilities are essential to enhancing our core technologies and developing additional products that offer maximum value and ease of use. We have invested significant time and resources in creating a structured process for undertaking product development projects. This process is designed to provide the proper framework for defining and addressing the steps, tasks and activities required to bring product concepts and development projects to market successfully. A significant portion of our development effort is conducted in Melbourne, Australia. We have actively recruited key software engineers and developers with expertise in the areas of Oracle technologies, SQL Server, Java, Microsoft development technologies, ERP systems, IBM database technologies and document management. Our engineers include several of the industry's leading database management authorities. Complementing these individuals, our senior management has extensive background in the database, network infrastructure and enterprise and system software industries.

     Our research and development efforts focus on designing and developing reliable, easy to install and use products that solve application and information availability problems for our customers. Since our inception in 1987, we have made substantial investments in research and development through both internal development and technology acquisitions. Our products utilize a number of advanced technologies including the log analysis component of SharePlex that allows quick and accurate determination of the database structural and data changes with minimal overhead. Another example is our Vista Plus product line which contains highly sophisticated postscript and PCL parsing technology that allows these products to understand complex output data streams, enabling search, transformation and extraction from graphics-intensive output.

COMPETITION

     The market for application and information availability solutions is emerging rapidly, and, as a result, is intensely competitive and characterized by rapidly changing technology and evolving standards. We expect competition to continue to increase both from existing competitors and new market entrants. We believe that our ability to effectively compete depends on many factors, including:

     - the ease of use, performance, features, price and reliability of our products as compared to those of our competitors;

     - the timing and market acceptance of new products and enhancements to existing products developed by us and our competitors;

     - the quality of our customer support; and

     - the effectiveness of our sales and marketing efforts.

     Companies currently offering competitive products vary in the scope and breadth of the products and services offered and include:

     - providers of enterprise report management products such as Computer Associates, Mobius, Hewlett Packard and IBM;

     - providers of hardware and software replication tools such as EMC and Veritas; and

     - providers of database and database management products such as BMC, Compuware, Oracle, and Computer Associates.

     Many of our competitors and potential competitors have greater name recognition, a larger installed customer base company-wide and significantly greater financial, technical, marketing, and other resources than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. In addition, because there are relatively low barriers to entry in the software market, we may encounter additional competition as other established and emerging companies enter our field and introduce new products and technologies.

     In addition, providers of database solutions such as Oracle, Microsoft and IBM currently produce database management tools and may in the future enhance their products to include functionality that is currently provided by our products. The inclusion of the functionality of our software as standard features of the underlying database solution or application supported by our products could render our products obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of our products. Even if the functionality provided as standard features by these system providers is more limited than that of our software, there can be no assurance that a significant number of customers would not elect to accept more limited functionality in lieu of purchasing additional software. Moreover, there is substantial risk that the mere announcements of competing products by large competitors such as Oracle could result in the delay or cancellation of customer orders for our products in anticipation of the introduction of such new products.

     In addition to the competition that we may face because of the internal development efforts of our competitors, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of our current or prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could also materially adversely affect our ability to sell our products or to obtain maintenance and support renewals for existing licenses on terms favorable to us.

     There can be no assurance that we will be able to compete successfully against current and future competitors. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially affect our business, operating results or financial condition.

PROPRIETARY RIGHTS

     Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of our technology. We presently have no patents on our products. We currently hold several trademark registrations and have numerous trademark applications in the United States and certain foreign countries. Our trademark applications might not result in the issuance of any valid trademarks. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to signed or shrinkwrap license agreements, which impose restrictions on the licensee's ability to utilize the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, we sell our products internationally. The laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. Any such resulting litigation could result in substantial costs and diversion of resources and would materially adversely affect our business, operating results and financial condition.

     We cannot assure you that our means of protecting our proprietary rights will be adequate or that competition will not independently develop similar or superior technology. We also believe that, because of the rapid rate of technological change in the software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of our employees, frequent product enhancements and the timeliness and quality of customer support services.

     Our success and ability to compete are also dependent on our ability to operate without infringing upon the proprietary rights of others. We are not aware that we are infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim we infringe their intellectual property rights. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us and our failure or inability to either license the infringed or similar technology or develop alternative technology on a timely basis, our business, operating results and financial condition could be materially adversely affected.

     We incorporate technology from third parties into our SQL Navigator, TOAD, Vista Plus and Foglight products. We currently have a material license agreement with Inso for the use of file viewing technology which is incorporated into an add-on module for our Vista Plus products. We currently pay Inso royalty fees based on sales of our Vista Plus product. This license agreement terminates on February 10, 2002. In addition, we currently have a material license agreement with Artifex for the use of technology which is incorporated into an add-on module for our Vista Plus products. We currently pay Artifex royalty fees based on sales of Vista Plus products incorporating the licensed software. The license for the technology from Artifex remains in effect for so long as any proprietary rights in the licensed technology are enforceable under the laws of any jurisdiction, unless earlier terminated by us upon 30 days written notice or by Artifex upon a material breach by us. We also have a material license agreement with Inxight which is incorporated into the Foglight product. We currently pay Inxight a license fee per year plus royalty fees equal to a percentage of the license fee. The license agreement terminates September 30, 2002. As we continue to introduce new products, we may be required to license additional technology from others. There can be no assurance that these third-party technology licenses will continue to be available to us on commercially reasonable terms, if at all.

     SharePlex is a registered trademark owned by us. This prospectus also makes reference to the other trademarks that we own, some of which we are seeking registration for, and to trademarks of other companies.

EMPLOYEES

     As of December 31, 1999, we employed 654 full-time employees, including 299 in sales and marketing, 226 in research and development, 52 in customer service and support and 77 in general and administrative. We believe that our future success will depend in large part upon our continuing ability to attract and retain highly skilled managerial, sales, marketing, customer support and research and development personnel. Like other software companies, we face intense competition for such personnel, and we have at times experienced and continue to experience difficulty in recruiting qualified personnel. There can be no assurance that we will be successful in attracting, assimilating and retaining other qualified personnel in the future. We are not subject to any collective bargaining agreement and we believe that our relationships with our employees are good.

FACILITIES

     Our principal administrative, sales, marketing, support and research and development facility is currently located in approximately 67,500 square feet of space in Irvine, California. This facility is under a six-year lease and we have an option to renew this lease for an additional five-year term.

     We also lease sales offices in the metropolitan areas of Atlanta, Boston, Calgary, Chicago, Dallas, Detroit, New York, Raleigh, San Francisco, and Washington, D.C. Our Chicago office is currently located in approximately 30,000 square feet in Warrenville, Illinois. This facility is under a 7-year lease. Our German subsidiary currently operates from two facilities in Frankfurt and Dusseldorf. Our Australian subsidiary operates from two leased facilities in Melbourne which total approximately 10,000 square feet. Our UK subsidiary leases a 5,300 square-foot office in the London metropolitan area.

LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors as of February 1, 2000:

NAME                            AGE                              POSITION
----                            ---                              --------
Vincent C. Smith..............  36     Chief Executive Officer and Chairman of the Board
David M. Doyle(2).............  39     President, Secretary and Director
John J. Laskey................  50     Chief Financial Officer and Vice President, Finance
Eyal M. Aronoff...............  36     Vice President, Technology and Engineering
Douglas F. Garn...............  41     Vice President, Worldwide Sales
Doran G. Machin(1)(2).........  45     Director
Jerry Murdock, Jr.(1)(2)......  41     Director

-------------------------
(1) Member of Compensation Committee
(2) Member of Audit Committee

     Set forth below is certain information regarding the business experience during the past five years of each of the above-named persons.

     Vincent C. Smith has served as our Chief Executive Officer since 1997 and a director since 1995. Mr. Smith became Chairman of the Board in 1998. In 1994, Mr. Smith was Director of Open Systems at BMC Software, where he managed its sales operations. From 1992 to 1994, Mr. Smith co-founded Patrol Software North America and served as its Vice President of Worldwide Sales and Marketing. Patrol Software merged with BMC in 1994. Mr. Smith worked at Oracle Corporation from 1987 to 1992 in a variety of sales management positions. Mr. Smith received his B.S. degree in Computer Science with a minor in Economics from University of Delaware.

     David M. Doyle is our President, Secretary, founder and a director. Mr. Doyle has been President and a director since the formation of Quest in 1987 and has been our Secretary since June 1999. Mr. Doyle was the primary designer and developer of our products during the initial four years after the founding of Quest. Prior to the founding of Quest, Mr. Doyle served as a consultant to a variety of industries, specializing in the areas of system design and application performance and co-founded American Data Industries. Mr. Doyle studied Information and Computer Sciences at University of California, Irvine.

     John J. Laskey is our Chief Financial Officer and Vice President, Finance. Mr. Laskey has held these positions since October 1998. From June 1995 to October 1998, Mr. Laskey served as the Chief Financial Officer and Vice President, Finance of Continuus Software Corporation, a provider of software change management solutions. From April to June 1995, Mr. Laskey was the Chief Financial Officer and Vice President, Finance of StarBase Corporation. From September 1986 to April 1995, Mr. Laskey worked at FileNet Corporation as Vice President, Finance and Principal Accounting Officer. Mr. Laskey received his B.S. degree in Electrical Engineering from University of Illinois and his M.B.A. from Loyola University of Chicago.

     Eyal M. Aronoff has been our Vice President of Technology and Engineering since March 1996, when we acquired R*Tech Systems, Inc., a database management company. Mr. Aronoff founded R*Tech Systems in 1992 and served as its President from 1992 to 1996. Prior to this, Mr. Aronoff worked for John Bryce Ltd., an Oracle distributor in Israel, attended school and served in the Israeli Defense Force. Mr. Aronoff received a B.A. degree in computer science and chemistry from Bar-Ilan University Ramat-Gan, Israel.

     Douglas F. Garn is the Vice President of Worldwide Sales. Mr. Garn has held this position since January 1998. From March 1996 to January 1998, Mr. Garn was Vice President of North American Sales for Peregrine Systems, Inc. From July 1995 until April 1996, Mr. Garn was Vice President of Sales with

Syntax, Inc., a networking software company. From November 1993 until July 1995, Mr. Garn was Regional Sales Manager with BMC. Mr. Garn holds a B.S. in Marketing from University of Southern California.

     Doran G. Machin has served as a director since 1987. Mr. Machin was also our Secretary and Executive Vice President from 1987 through April, 1999. Prior to 1987, Mr. Machin was employed as an independent computer consultant, worked for Hewlett-Packard and American Data Industries. Mr. Machin attended Cerritos College and California State University, Fullerton.

     Jerry Murdock, Jr. has served as a member of our board since April 1999. Since 1995, Mr. Murdock has been employed by InSight Capital Partners, an investment firm which he co-founded in that year. From 1987 to 1995, Mr. Murdock was President of Aspen Technology Group, a consulting firm which he founded in 1987. Mr. Murdock has a degree in Political Science from San Diego State University. Mr. Murdock is a member of the boards of directors of several private technology companies.

KEY EMPLOYEES

     Kimberly A. Kinnison has been our Vice President of Technical Support since January 1999. As such, Ms. Kinnison oversees our management information systems department and our worldwide technical support staff. From January 1998 to January 1999, Ms. Kinnison was our Director of Technical Support and from June 1995 to December 1997, she was our Support Manager. Ms. Kinnison joined Quest in November 1991 as a technical support engineer. Prior to joining Quest, Ms. Kinnison held positions as a systems programmer at Hughes Aircraft and instructor/consultant at Hewlett Packard. Ms. Kinnison received her B.S. in Computer Information Systems from California State Polytechnic University, Pomona.

     Terence J. Mullin has been our Vice President of the Output Management Business Unit since April 1998. From November 1997 to April 1998, Mr. Mullin was the Vice President of Marketing and Business Development of Clarion Corporation of America's Advanced Technology Division. From April 1997 to November 1997, Mr. Mullin was the Vice President of Marketing and Business Development for NetSoft/NetManage. From April 1995 to April 1997, Mr. Mullin held the position of Strategic Planner of Internet Strategy and Marketing at FileNet Corporation. Mr. Mullin studied Computer Science at California State University, Fullerton and completed the Advanced Management Development in Business Administration program offered by the University of Southern California.

     Charles C. Ramsey has been our Vice President of International Sales since January 1999. In this position, Mr. Ramsey heads up the expansion of our international direct-sales and support teams and will complete the development of a worldwide channel organization. From April 1998 to January 1999, Mr. Ramsey was a Regional Field Sales Manager. From May 1989 to April 1998, Mr. Ramsey was employed with Ziff Davis Market Intelligence, where he was most recently the Vice President of Sales. Prior to working at Ziff Davis, Mr. Ramsey worked for IBM Corporation for five years. Mr. Ramsey received a B.S. in Communications from University of California, San Diego and an M.I.M. from American Graduate School of International Management.

BOARD OF DIRECTORS AND COMMITTEES

     We have established an audit committee composed of Messrs. Doyle, Machin and Murdock. Messrs. Machin and Murdock are independent directors. This committee reviews and supervises our financial controls, including the selection of our auditors, reviews the books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of auditors and takes further actions as the audit committee deems necessary to complete an audit of our books and accounts, as well as other matters which may come before it or as directed by the board.

     We have established a compensation committee, which reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the board. The compensation committee is currently comprised of Messrs. Murdock and Machin.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We did not have a Compensation Committee for 1998. In 1998, all decisions regarding executive compensation were made by our board of directors. We created our compensation committee in June 1999.

     In October 1997, we sold to Mr. Smith, our Chief Executive Officer and Chairman of the Board, 3,900,000 shares of common stock for aggregate consideration of $2.2 million. Mr. Smith executed a promissory note for the purchase price. This note is due and payable on April 1, 2002 and bears interest at a rate of 6.2%. The accrued interest on this note at 1999 fiscal year end was $326,251. As of the date of this prospectus, the entire principal amount of this note is outstanding. This note is also secured in part by the 3,900,000 shares of common stock.

     In April 1999, we purchased an aggregate of 14,820,000 shares of our common stock for a total purchase price of $35.0 million from trusts established by Mr. Machin, one of the founders and a director of Quest. In addition, we entered into a severance agreement with Mr. Machin pursuant to which we agreed to pay him an annual fee of $200,000 per year from 1999 to 2001, pay him medical benefits and provide for his use of a company car and related car expenses. Mr. Machin currently owns no shares of our capital stock.

     In April 1999, we sold an aggregate of 1,688,889 shares of our Series A Preferred Stock at a price of $5.625 per share to investors affiliated with InSight Capital Partners. The shares of Series A Preferred Stock converted into 2,533,333 shares of common stock immediately after our initial public offering. Mr. Murdock, a director of Quest, is a General Partner of InSight Capital Partners. Mr. Murdock has not been an officer or employee of ours at any time since our formation.

     No interlocking relationship exists between any of our executive officers or any member of our compensation committee and any member of any other company's board of directors or compensation committee.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

     Directors receive no cash remuneration for serving on the board of directors or any committee thereof. Non-employee directors are reimbursed for reasonable expenses incurred by them in attending board and committee meetings. Non-employee board members are also eligible for option grants pursuant to the provisions of the automatic option grant program under our 1999 Stock Incentive Plan. See "-- 1999 Stock Incentive Plan."

SUMMARY COMPENSATION TABLE

     The following table sets forth for the year ended December 31, 1997, 1998 and 1999, all compensation received for services rendered to Quest in all capacities by our chief executive officer and each of the other four most highly compensated executive officers whose salary and bonus exceeded $100,000 in 1999. These officers are referred to in this prospectus as the "Named Executive Officers." Does not include those individuals who would otherwise have been includable in such table on the basis of salary and bonus earned during 1997, 1998 and 1999 who have resigned or otherwise terminated his employment during 1997, 1998 and 1999. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the Named Executive Officers in 1997, 1998 and 1999. The amount set forth in the "All Other Compensation" column includes matching contributions under our 401(k) Plan and expenses paid by us for car and the automobile insurance thereon.

                                                                     LONG-TERM
                                                                    COMPENSATION
                                          ANNUAL COMPENSATION    ------------------
                                         ---------------------       SECURITIES          ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR  SALARY($)    BONUS($)   UNDERLYING OPTIONS   COMPENSATION($)
---------------------------        ----  ---------    --------   ------------------   ---------------
Vincent C. Smith.................  1999  $246,875           --             --                  --
  Chief Executive Officer          1998   191,666     $175,000             --                  --
                                   1997   275,000           --             --                  --
David M. Doyle...................  1999   246,875           --             --             $25,700
  President                        1998   200,000      175,000             --                  --
                                   1997   273,854           --             --                  --
John J. Laskey...................  1999   155,000       15,000         22,500                  --
  Chief Financial Officer          1998        --           --        180,000                  --
                                   1997        --           --             --                  --
Eyal M. Aronoff..................  1999   212,946           --             --                  --
  Vice President, Technology       1998   195,445           --         39,000                  --
  and Engineering                  1997   176,322       39,518             --              44,137
Douglas F. Garn..................  1999   194,500      125,000             --                  --
  Vice President, Worldwide Sales  1998   184,510      125,000        576,000                  --
                                   1997        --           --             --                  --

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers in 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. No stock appreciation rights were granted to the Named Executive Officers during 1999.


                                      OPTIONS GRANTS IN 1999
                       -----------------------------------------------------      POTENTIAL REALIZABLE
                                      PERCENT OF                                VALUE AT ASSUMED ANNUAL
                       NUMBER OF        TOTAL                                     RATES OF STOCK PRICE
                       SECURITIES      OPTIONS       EXERCISE                       APPRECIATION FOR
                       UNDERLYING     GRANTED TO       PRICE                         OPTION TERM($)
                        OPTIONS      EMPLOYEES IN    PER-SHARE    EXPIRATION    ------------------------
        NAME           GRANTED(#)      1999(%)          ($)          DATE           5%           10%
        ----           ----------    ------------    ---------    ----------    ----------    ----------
John J. Laskey.......    22,500             *         $80.50      12/01/09      $1,174,461    $2,976,314


-------------------------
 *  Less than one percent.

     The option listed in the table was granted under our 1999 Stock Incentive Plan, and represents the right to purchase one share of common stock. Except for 902 of Mr. Laskey's options, the options shown in this table are all nonqualified stock options. These options vest in full upon the one year anniversary of the grant date.

     To the extent not already exercisable, all of these options will become exercisable in the event of a merger in which more than 50% of our outstanding securities are transferred to persons different from those persons who are our shareholders prior to the merger or upon the sale of substantially all our assets in complete liquidation or dissolution. This acceleration feature does not apply in the event that the options are assumed by the successor corporation in the merger or are replaced with a cash incentive program.

     During 1999 we granted options to purchase up to an aggregate of 2,391,125 shares of common stock. All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our board of directors.


     The potential realizable value is calculated based on the ten year term of the option at its time of grant. It is calculated based on the assumption that the assumed public offering price of $83.00 per share appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth the number and value of shares of common stock underlying the unexercised options held by the Named Executive Officers. No options were exercised during 1999.

                                                   NUMBER OF                  VALUE OF UNEXERCISED
                                             SECURITIES UNDERLYING                IN-THE-MONEY
                                             UNEXERCISED OPTIONS AT                OPTIONS AT
                                               DECEMBER 31, 1999               DECEMBER 31, 1999
                                          ----------------------------    ----------------------------
NAME                                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                      -----------    -------------    -----------    -------------
Vincent C. Smith........................         --              --                --              --
David M. Doyle..........................         --              --                --              --
John J. Laskey..........................     36,000         166,500       $ 3,629,880     $15,003,270
Eyal M. Aronoff.........................     10,920          28,080       $ 1,102,410     $ 2,834,040
Douglas F. Garn.........................    173,700         402,300       $17,543,700     $40,632,300

     These values have been calculated on the basis of the fair market value of our common stock on December 31, 1999, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

1999 STOCK INCENTIVE PLAN

     Introduction. Our 1999 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1998 Stock Option/Stock Issuance Plan. The 1999 Stock Incentive Plan was adopted by the board and subsequently approved by the shareholders in June 1999. The 1999 Stock Incentive Plan became effective upon its adoption by the board. On August 12, 1999, all outstanding options under our predecessor plan were incorporated into the 1999 Stock Incentive Plan, and no further option grants were made under the predecessor plan. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of the 1999 Incentive Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1999 Stock Incentive Plan.

     Share Reserve. 7,493,400 shares of common stock have been authorized for issuance under the 1999 Stock Incentive Plan. This share reserve which was 2,214,820 at December 31, 1999 consists of the number of shares that remain available for issuance under the predecessor plan and shares of common stock subject to outstanding options thereunder. No participant in the 1999 Stock Incentive Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 500,000 shares of common stock in total per calendar year.

     Programs. The 1999 Stock Incentive Plan is divided into five separate programs:

     - the discretionary option grant program under which eligible individuals in Quest's employ may be granted options to purchase shares of common stock at an exercise price determined by the plan administrator;

     - the stock issuance program under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price determined by the plan administrator or as a bonus tied to the performance of services;

     - the salary investment option grant program which may, at the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

     - the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

     - the director fee option grant program which may, in the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     Administration. The discretionary option grant program and the stock issuance program will be administered by the compensation committee of the board of directors. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

     Plan Features. Our 1999 Stock Incentive Plan includes the following features:

     - The exercise price for any options granted under the plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     - Stock appreciation rights may be issued under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option less the exercise price payable for those shares. We may make the payment in cash or in shares of common stock.

     Change in Control. The 1999 Stock Incentive Plan includes the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

     - In the event that Quest is acquired by merger or asset sale or a board-approved sale of more than fifty percent of the outstanding stock by our shareholders, each outstanding option under the discretionary option grant program which is not assumed or continued by the successor corporation will immediately become exercisable for all the option shares, and all unvested shares will immediately vest, except to the extent we repurchase rights with respect to those shares are to be assigned to the successor corporation.

     - The plan administrator will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the 1999 Stock Incentive Plan may be accelerated upon similar terms and conditions.

     - The plan administrator may also grant options which will immediately vest upon our acquisition by another entity, whether or not those options are assumed by the successor corporation.

     - The plan administrator may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than fifty percent (50%) of the outstanding voting stock or a change in the majority of our board of directors through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

     Salary Investment Option Grant Program. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $75,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. A compensation expense will be recorded for the amount of the salary reduction. As a result, the total spread on the option shares at the time of grant will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of Quest.

     Automatic Option Grant Program. Each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 25,000 shares on the date such individual joins the board, provided such individual has not been in the prior employ of Quest. In addition, on the date of each annual shareholders meeting beginning with the 2001 annual shareholders meeting, each non-employee board member who has served as a non-employee board member since the date of the last annual shareholders meeting will automatically be granted an option to purchase 7,500 shares of common stock.

     Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The initial 25,000 share option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by us, at the exercise price paid per share, should the optionee cease board service prior to vesting in those shares. The shares subject to each 25,000 share automatic option grant will vest over a four (4) year period in successive equal annual installments upon the individual's completion of each year of board service over the four (4) year period measured from the option grant date. However, the shares subject to each such automatic grant will immediately vest in full upon certain changes in control or ownership of Quest or upon the optionee's death or disability while a board member. Each 7,500 share automatic option grant will be immediately exercisable and fully vested on the option grant date.

     Director Fee Option Grant Program. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares will be equal to the portion of the retainer fee invested in that option. The option will become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon certain changes in the ownership or control of Quest or the death or disability of the optionee while serving as a board member.

     Limited Stock Appreciation Rights. Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, salary investment option grant and director fee option grant programs and may be granted to one or more of our officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to Quest upon the successful completion of a hostile tender offer for more than 50% of the Quest outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based on the highest price per share of common stock paid in connection with the tender offer.

     Amendment. The board may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required shareholder approval. The 1999 Stock Incentive Plan will terminate no later than June 8, 2009.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Introduction. The 1999 Employee Stock Purchase Plan was adopted by the board and approved by the shareholders in June 1999 and became effective on August 12, 1999. The 1999 Employee Stock Purchase Plan is designed to allow our eligible employees and the employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under the 1999 Employee Stock Purchase Plan.

     Share Reserve. 600,000 shares of common stock have been reserved for issuance, of which 119,097 shares have been issued as of February 2, 2000.

     Purchase Periods. The plan has a series of successive purchase periods, each with a maximum duration of six months. The initial purchase period began on August 12, 1999 and ended on the last business day in January 2000. Thereafter, purchase periods run from the first business day in February to the last business day in July each year, and from the first business day in August to the last business day in January of the following year.

     Eligible Employees. Individuals who are scheduled to work more than 20 hours per week for more than 5 calendar months per year on the start date of any purchase period may join the plan on such start date.

     Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings, and the accumulated payroll deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value of the common stock on the start date of the purchase period or, if lower, the fair market value on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. In no event, however, may any participant purchase more than 600 shares on any semi-annual purchase date.

     Change in Control. In the event Quest is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the fair market value per share of common stock on the participant's entry date into the offering period in which such acquisition occurs or, if lower, the fair market value per share of common stock immediately prior to such acquisition.

     Termination/Amendment. The 1999 Employee Stock Purchase Plan will terminate on the last business day of July 2009. The board may at any time alter, suspend or discontinue the plan. However, certain amendments to the plan may require shareholder approval.

     Registration Statement on Form S-8. On November 22, 1999, we filed a registration statement on Form S-8 with the Commission pursuant to which we registered 7,493,400 shares of common stock issued or issuable upon exercise of options granted under the 1999 Stock Incentive Plan, 500,000 shares of common stock issuable under the 1999 Employee Stock Purchase Plan and 100,000 shares of common stock issuable under the International Employee Stock Purchase Plan. This registration statement became effective immediately upon filing. The possible sale of a significant number of such shares by the holders thereof may have an adverse effect on the price of our common stock.

FOGLIGHT SOFTWARE, INC. 1998 STOCK OPTION PLAN

     In connection with the Foglight merger, we assumed the outstanding options issued under the Foglight Software, Inc. 1998 Stock Option Plan and reserved 25,602 shares of our common stock for issuance upon exercise of these assumed options. On February 4, 2000, we filed a registration statement on Form S-8 with the Commission pursuant to which we registered 25,602 shares of common stock issuable upon exercise of these assumed options. This registration statement became effective immediately upon filing.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our Amended and Restated Articles of Incorporation limit the personal liability of our directors for monetary damages to the fullest extent permitted by the California General Corporation Law. Under California law, a director's liability to a company or its shareholders may not be limited:

     - for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

     - for acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director;

     - for any transaction from which a director derived an improper personal benefit;

     - for acts or omissions that show a reckless disregard for the director's duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director's duties, of a risk of serious injury to the company or its shareholders;

     - for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the company or its shareholders;

     - under Section 310 of the California General Corporation Law concerning contacts or transactions between the company and a director; or

     - under Section 316 of the California General Corporation Law concerning directors' liability for improper dividends, loans and guarantees.

The limitation of liability does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation by a director of the director's fiduciary duty to us or our shareholders.

     Our Articles of Incorporation also include an authorization for us to indemnify our "agents," as defined in Section 317 of the California General Corporation Law, through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, our Amended and Restated Bylaws provide for indemnification of our directors, officers and employees. In addition, we may, at our discretion, provide indemnification to persons whom we are not obligated to indemnify. The Amended and Restated Bylaws also allow us to enter into indemnity agreements with individual directors, officers, employees and other agents. Indemnity agreements have been entered into with all directors and certain executive officers and provide the maximum indemnification permitted by law. We also currently maintain directors' and officers' liability insurance. These agreements, together with our Amended and Restated Bylaws and Amended and Restated Articles of Incorporation, may require us, among other things, to indemnify our directors and executive officers, other than for liability resulting from willful misconduct of a culpable nature, and to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification. Section 317 of the California General Corporation Law and our Amended and Restated Bylaws and our indemnification agreements make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. We are not currently aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. Moreover, we are not currently aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

SALES OF PREFERRED STOCK

     In April 1999, we sold an aggregate of 1,688,889 shares of our Series A Preferred Stock at a price of $5.625 per share to investors affiliated with InSight Capital Partners. Mr. Murdock, a director of Quest, is a General Partner of InSight Capital Partners. In April 1999 we also sold 977,778 shares of Series A Preferred Stock and 1,777,778 shares of our Series B Redeemable Preferred Stock to UBS Capital LLC at a price of $5.625 per share. The proceeds from the issuance of the Series A and Series B Preferred Stock was used to repurchase shares of our common stock held by Mr. Machin, one of our co-founders and directors. See "-- Repurchase of Shares from and Severance Arrangement with Director."

     Immediately after our initial public offering, all of the 2,666,667 shares of Series A Preferred Stock were converted into 4,000,000 shares of common stock. Such holders of shares of common stock issued upon the conversion of the Series A Preferred Stock are entitled to certain registration rights with respect to the common stock issued upon conversion thereof. See "Description of Capital Stock -- Registration Rights."

     We used approximately $10.6 million of the net proceeds of our initial public offering to redeem the Series B Redeemable Preferred Stock, including all accrued, cumulative dividends thereon.

     The following table summarizes the shares of preferred stock purchased by our executive officers, directors and five percent shareholders and persons associated with them since January 1996. The number of total shares on an as-converted basis reflects the 1-for-1.5 conversion ratio for each share of Series A Preferred Stock. The entities affiliated with InSight Capital Partners consist of InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and WI Software Investors LLC.

                                                      SERIES B
                                        SERIES A     REDEEMABLE    TOTAL SHARES ON AN
                                        PREFERRED    PREFERRED        AS-CONVERTED         AGGREGATE
INVESTOR                                  STOCK        STOCK             BASIS           CONSIDERATION
--------                                ---------    ----------    ------------------    -------------
Entities affiliated with InSight
  Capital Partners....................  1,688,889           --         2,533,333          $ 9,500,000
UBS Capital LLC.......................    977,778    1,777,778         1,466,667           15,500,000

REPURCHASE OF SHARES FROM AND SEVERANCE ARRANGEMENT WITH DIRECTOR

     In April 1999 we purchased an aggregate of 14,820,000 shares of our common stock for a total purchase price of $35.0 million from trusts established by Mr. Machin, one of the founders and a director of Quest. During late 1998, Mr. Machin sought to sell his stock and liquidate his position in Quest. Mr. Machin and the Company negotiated at arms-length to determine the pricing of the repurchase and Mr. Machin ultimately agreed upon a price based on the fact that he could obtain cash immediately. In addition, we entered into a severance agreement with Mr. Machin to pay him an annual fee of $200,000 per year from 1999 to 2001 and to provide for his use of a company car, related car expenses and medical benefits. There was no prior agreement that obligated us to consummate the repurchase transaction with Mr. Machin. Currently, Mr. Machin does not own any shares of our capital stock.

ACQUISITION OF R*TECH SYSTEMS, INC. AND SALE OF STOCK TO OFFICER

     In March 1996, we acquired R*Tech Systems, Inc., the sole shareholder of which was Mr. Aronoff, our current Vice President, Engineering and Technology, through a merger of R*Tech with and into Quest. In the merger Quest issued 1,950,000 shares of common stock to Mr. Aronoff. Mr. Aronoff also entered into an employment agreement with us for a term of 24 months, under which he received an annual salary of $85,000, the right to receive commissions on the sale of certain products, the right to receive bonus payments of up to $400,000 upon the achievement of specified performance milestones, and an option to purchase up to 2.5% of our outstanding capital stock.

     In April 1998, Mr. Aronoff purchased 975,000 shares of common stock under the option for a per share purchase price of $.769 and a total purchase price of $750,000, for which Mr. Aronoff executed a promissory note. The note has a term of four years, bears interest at the rate of 5.7% per annum, and up to 25% of the original principal amount of the note may be prepaid in each year of the four-year term. The entire amount due under the note may be prepaid upon a sale or merger of Quest or at any time Mr. Smith no longer serves as our chief executive officer. During the year ended December 31, 1999, Mr. Aronoff made principal payments on the note of $230,000. The accrued interest on this note at 1999 fiscal year end was $68,984.

     Mr. Aronoff's two-year employment agreement expired in March 1998.

SALE OF COMMON STOCK TO MR. SMITH

     In October 1997, we sold to Mr. Smith, our Chief Executive Officer, 3,900,000 shares of common stock for aggregate consideration of $2.2 million. Mr. Smith executed a promissory note for the purchase price. See
"Management -- Compensation Committee Interlocks and Insider Participation."

TRANSACTIONS WITH DIRECTORS AND OFFICERS

     In June 1998, we granted options to two of our officers, Eyal Aronoff and Douglas Garn, to purchase 24,000 and 450,000 shares of our common stock, respectively, at an exercise price of $1.00 per share. In July 1998, we granted options to Mr. Garn and Terence Mullin and Charles Ramsey, officers, to purchase 126,000, 75,000 and 150,000 shares of our common stock, respectively, at an exercise price of $1.00. In September 1998, we granted options to Mr. Aronoff and to John Laskey, an officer, to purchase 15,000 and 180,000 shares of our common stock, respectively, at an exercise price of $1.17 per share. In January 1999, we granted options to purchase 120,000 shares of our common stock at an exercise price of $2.37 per share to Carla Fitzgerald, an officer.

     In January 1999, we granted options to purchase 30,000 and 15,000 shares of our common stock at an exercise price of $2.37 per share to Mr. Mullin and Mr. Ramsey, respectively. In December 1999, we granted options to purchase 22,500 shares of our common stock at an exercise price of $80.50 per share to Mr. Laskey.

OTHER RELATED PARTY TRANSACTIONS

     We have entered into an indemnification agreement with certain of our executive officers and our directors containing provisions that may require us, among other things, to indemnify our officers and our directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management -- Limitation of Liability and Indemnification."

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between us and our officers, directors and principal shareholders and their affiliates and any transactions between us and any entity with which our officers, directors or principal shareholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The table below sets forth information regarding the beneficial ownership of our common stock as of February 16, 2000 by the following individuals or groups:

     - each person or entity who is known by Quest to own beneficially more than five percent of our outstanding common stock;

     - each of the Named Executive Officers;

     - each director;

     - all directors and executive officers as a group, which for us is seven persons; and

     - the selling shareholders.

     Applicable percentage ownership in the following table is based on the number of shares of common stock outstanding as of February 16, 2000.

In addition, information presented in the table below assumes no exercise of the underwriters' over-allotment option.


     Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 40,283,920 shares of common stock outstanding as of February 16, 2000 and 41,345,720 shares of common stock outstanding upon consummation of this offering. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 16, 2000 are deemed to be outstanding and to be beneficially owned by the person holding these options for the purpose of computing the number of shares beneficially owned and the percentage of the person or entity holding these securities, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Quest Software, Inc., 8001 Irvine Center Drive, Irvine, California 92618.


                                         NUMBER OF SHARES                         NUMBER OF SHARES
                                        BENEFICIALLY OWNED                       BENEFICIALLY OWNED
                                      PRIOR TO THIS OFFERING                    AFTER THIS OFFERING
                                      -----------------------    SHARES TO    ------------------------
      NAME OF BENEFICIAL OWNER          NUMBER     PERCENTAGE     BE SOLD       NUMBER      PERCENTAGE
      ------------------------        ----------   ----------    ---------    ----------    ----------
Vincent C. Smith(1).................  18,084,174      44.9%             0     18,084,174       43.7%
David M. Doyle......................   7,250,657      18.0        250,000      7,000,657       16.9
Eyal M. Aronoff(2)..................   2,940,990       7.3        250,000      2,690,990        6.5
Jerry Murdock(3)....................   2,785,201       6.9              0      2,785,201        6.7
John J. Laskey(4)...................      59,400         *         18,000         41,400          *

                                         NUMBER OF SHARES                         NUMBER OF SHARES
                                        BENEFICIALLY OWNED                       BENEFICIALLY OWNED
                                      PRIOR TO THIS OFFERING                    AFTER THIS OFFERING
                                      -----------------------    SHARES TO    ------------------------
      NAME OF BENEFICIAL OWNER          NUMBER     PERCENTAGE     BE SOLD       NUMBER      PERCENTAGE
      ------------------------        ----------   ----------    ---------    ----------    ----------
Douglas F. Garn(5)..................     248,580         *         30,000        218,580          *
Doran G. Machin.....................
InSight Capital Partners(7).........   2,520,001       6.3              0      2,520,001        6.1
UBS Capital LLC(8)..................   1,466,667       3.6        170,000      1,296,667        3.1
WI Software Investors, LLC..........   1,200,000       3.0        600,000        600,000        1.5
Hillrich Client Plan Ltd. ..........     500,000       1.2        100,000        400,000        1.0
Mohr Davidow Ventures IV, L.P.......     253,728         *        126,864        126,864          *
Daniel Benveniste(9)................     155,168         *          3,800        151,368          *
Gal Bar-Or..........................     145,471         *          2,900        142,571          *
Robert Fanini.......................     143,762         *         43,129        100,633          *
James Jordan........................     104,539         *         41,816         62,723          *
Daniel Callahan.....................      88,274         *         17,655         70,619          *
Weiss Peck & Greer Venture                                                        38,546
  Associates IV, L.L.C..............      77,091         *         38,545                         *
WPG Enterprise Fund III, L.L.C......      68,195         *         34,097         34,098          *
Westpool Investment Trust...........      44,540         *         22,270         22,270          *
Lion Investments Limited............      44,094         *         22,047         22,047          *
Dennis Blay(10).....................      16,942         *            930         16,012          *
MDV IV Entrepreneurs' Network Fund,                                                6,675
  L.P...............................      13,350         *          6,675                         *
Weiss Peck & Greer Venture                                                         4,920
  Associates IV, Cayman, L.P........       9,839         *          4,919                         *
Roger Tharp(11).....................       7,636         *            500          7,136          *
WPG Information Sciences                                                           1,531
  Enterpreneur Fund, L.P............       3,062         *          1,531                         *
Joseph Hnilo(12)....................       1,504         *            300          1,204          *
Weber Family Trust..................         443         *            223            220          *
All other selling shareholders
  together beneficially own less
  than 1% of the total outstanding
  shares prior to this offering
  (  persons)(13)...................                               13,800
All executive officers and directors                                          30,821,002
  as a group (7 persons)(6).........  31,369,002      77.5        548,000                      74.0


-------------------------
  *  Less than 1%.

 (1) Includes 38,100 shares held in the name of McNair Smith and 38,100 shares held in the name of McKenzie Smith, Mr. Smith's minor children.

 (2) Includes 4,224 shares held in the name of Aely Sollie Aronoff and 17,223 shares held in the name of Leya Jullie Aronoff, Mr. Aronoff's minor children. Also includes 15,990 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 16, 2000.

 (3) Includes 265,200 shares of common stock owned directly by Mr. Murdock. Also includes 1,188,000 shares of common stock held by InSight Capital Partners II, L.P., 132,001 shares of common stock held by InSight Capital Partners (Cayman) II, L.P., and 1,200,000 shares of common stock held by WI Software Investors LLC. Mr. Murdock is a General Partner of InSight Capital Partners and a director of Quest. Mr. Murdock disclaims beneficial ownership of the shares held by InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P., and WI Software Investors LLC, except to the extent of his indirect pecuniary interests therein.

 (4) Consists of 59,400 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 16, 2000.

 (5) Consists of 248,580 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 16, 2000.

 (6) Consists of 323,970 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 16, 2000. See Notes 2, 4 and 5. See also Notes 1 and 3.

 (7) Includes 132,001 shares of common stock held by InSight Capital Partners (Cayman) II, L.P., 1,188,000 shares of common stock held by InSight Capital Partners II, L.P., and 1,200,000 shares of common stock held by WI Software Investors LLC. InSight Capital Partners II, L.P. is a limited partnership controlled by its general partner, InSight Venture Associates II, LLC, which has voting and dispositive powers over its shares of Series A Preferred Stock. InSight Capital Partners (Cayman) II, L.P. is a limited partnership controlled by its general partner, InSight Venture Associates (Cayman) II, a Cayman Island company, which has voting and dispositive powers over its shares of Series A Preferred Stock. The managing members of InSight Venture Associates II, LLC and InSight Venture Associates (Cayman) II are Jeff Horing, Jerry Murdock and Ramanan Raghavendran.

 (8) UBS is a limited liability company controlled by a board of managers who have voting and dispositive powers over UBS' shares of common stock. The board of managers consists of Justin Maccarone, Michael Green and Marc Unger.

 (9) Includes 1,071 shares of common stock which are subject to our right of repurchase which lapses on April 28, 2003. Also includes 15,517 shares of common stock which are subject to an escrow which expires of October 7, 2000.

(10) Includes 7,875 shares of common stock which are subject to our right of repurchase which lapses on June 24, 2003. Also includes 1,694 shares of common stock which are subject to an escrow which expires on October 7, 2000.

(11) Includes 3,056 shares of common stock which are subject to our right of repurchase which lapses on April 28, 2003. Also includes 764 shares of common stock which are subject to an escrow which expires on October 7, 2000.

(12) Includes 11,282 shares of common stock which are subject to our right of repurchase which lapses on May 13, 2003. Also includes 1,504 shares of common stock which are subject to an escrow which expires on October 7, 2000.

(13) We will sell any shares not sold by this group of selling shareholders.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 75,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock. The following description of our capital stock is subject to and qualified by our Amended and Restated Articles of Incorporation and Bylaws and by the provisions of applicable California law.

COMMON STOCK

     As of December 31, 1999, there were 38,905,344 shares of common stock outstanding held of record by 59 shareholders, and options to purchase an aggregate of 5,251,307 shares of common stock were also outstanding. There will be 39,905,344 shares of common stock outstanding, assuming no exercise of the underwriters' option to purchase additional shares, additional issuances of shares of common stock in connection with acquisitions after December 31, 1999, exercise of outstanding options under the stock plans after December 31, 1999 or exercise of warrants outstanding after the closing of this offering, after giving effect to the sale of the shares of common stock to the public offered in this prospectus.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding, if any. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or designate any series of preferred stock.

     We believe that the ability to issue preferred stock without the expense and delay of a special shareholders' meeting will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. This also permits the board of directors to issue preferred stock containing terms which could impede the completion of a takeover attempt, subject to certain limitations imposed by the securities laws. The board of directors will make any determination to issue such shares based on its judgment as to the best interests of Quest and our shareholders at the time of issuance. This could discourage an acquisition attempt or other transaction which shareholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

REGISTRATION RIGHTS

     The holders of an aggregate of 4,000,000 shares of common stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the registration rights agreements, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. Holders of these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect such registration, subject to certain conditions and limitations. Furthermore, shareholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

LISTING

     Our common stock is quoted on the Nasdaq National Market under the trading symbol "QSFT."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options or warrants, in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, as described below, sales of substantial amount of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have 39,905,344 shares of common stock outstanding assuming the issuance of 1,000,000 shares of common stock offered, no exercise of the underwriters' over-allotment option, no exercise of outstanding stock options after December 31, 1999 and no issuances of additional shares of common stock in connection with acquisitions after December 31, 1999. Of the total outstanding shares of common stock, the 2,800,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with the limitations of Rule 144 as described below. In addition, the 5,060,000 shares of common stock that we sold in our initial public offering are freely tradeable.

     32,104,783 shares of common stock are "restricted securities" as that term is defined in Rule 144, 54,900 shares are freely tradeable under Rule 144(k) 5,085,935 shares may be freely sold pursuant to Registration Statements on Form S-8, and 27,810 shares may be sold pursuant to Rule 701. All of these restricted securities, 144(k) shares, S-8 shares and Rule 701 shares will be available for sale in the public market following the expiration of the 90 day lock-up agreement further described below. If the underwriter elects to waive the lock-up period for any reason, these shares will be available for sale under Rule 144, Rule 144(k), Rule 701 or pursuant to Form S-8 prior to that time.

     The holders of 4,000,000 restricted shares are entitled to certain rights with respect to registration of these shares for sale in the public market. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act, except for shares purchased by our affiliates. If these holders sell in the public market these sales would have a material adverse effect on the market price of the common stock. Certain of these shares will be sold in this offering.

     Quest, our officers, directors, shareholders, and most of our optionholders have entered into contractual "lock-up" agreements generally providing that, subject to certain limited exceptions, they will not offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock owned by them, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of 90 days after the date of this prospectus, without the prior written consent of FleetBoston Robertson Stephens, except that we may, without such consent, grant options and sell shares pursuant to our stock plans. FleetBoston Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. FleetBoston Robertson Stephens currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, FleetBoston Robertson Stephens will consider, among other factors, the shareholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Following the expiration of the 90-day lock-up period, the restricted securities will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.

     In general, under Rule 144 as currently in effect, any affiliate of ours or a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner other than a person who may be deemed an affiliate of ours, is entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of:

     - one percent of the then-outstanding shares of common stock (approximately 399,053 shares after giving effect to this offering); and

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 notice with respect to this sale.

     Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, including the holding period of any prior owner other than a person who may be deemed an affiliate of ours, would be entitled to sell these shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of these shares.

     We are unable to estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. There can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Any future sale of substantial amounts of common stock in the open market may adversely affect the market price of the common stock offered hereby.

     On November 22, 1999, we filed a Form S-8 registration statement under the Securities Act registering all shares of common stock issuable under the 1999 Stock Incentive Plan and the Employee Stock Purchase Plan. On February 4, 2000, we filed a Form S-8 registration statement registering all shares of common stock issuable upon exercise of outstanding options which we assumed in connection with the Foglight merger. Such registration statements became effective immediately upon filing, and shares covered by the registration statements are eligible for sale in the public markets, subject to any lock-up agreements applicable thereto and Rule 144 limitations applicable to affiliates. See "Management -- 1999 Employee Stock Purchase Plan," "Management -- Foglight Software, Inc. 1998 Stock Option Plan," "Description of Capital
Stock -- Registration Rights" and "Underwriting."

                                  UNDERWRITING


     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, CIBC World Markets Corp., SoundView Technology Group, Inc. and FAC/Equities, a division of First Albany Corporation (the "Representatives"), have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.



                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
FleetBoston Robertson Stephens Inc. ........................
Chase Securities Inc. ......................................
Donaldson, Lufkin & Jenrette Securities Corporation ........
CIBC World Markets Corp. ...................................
SoundView Technology Group, Inc. ...........................
First Albany Corporation....................................
                                                              ---------
          Total.............................................  2,800,000
                                                              =========


     We have been advised by the Representatives that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession of not in excess of $     per share, of which
$     may be reallowed to other dealers. After the initial public offering, the initial public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Over-Allotment Option


     Certain selling shareholders and/or we have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 420,000 additional shares of common stock at the same price per share as we will receive for the 2,800,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 2,800,000 shares offered hereby. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 2,800,000 shares are being sold. We and/or the relevant selling shareholders will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If such option is exercised in full, and assuming that all of the additional shares will be sold by the relevant selling shareholders, the total public offering price, underwriting discounts and commissions and proceeds, before expenses, to us will be $267,260,000, $13,363,800 and $78,850,000, respectively.


     Indemnity

     The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements

     Each of our executive officers, directors and shareholders and substantially all of our optionholders have agreed with the Representatives, for a period of 90 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or, with certain exceptions, thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens. However, FleetBoston Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the Representatives and any of our shareholders providing consent by the Representatives to the sale of shares prior to the expiration of the period of 90 days after this prospectus.

  Future Sales

     In addition, we have agreed that during the period of 90 days after this prospectus, we will not, subject to certain exceptions, without the prior written consent of FleetBoston Robertson Stephens:

     - Consent to the disposition of any shares held by shareholders prior to the expiration of the period of 90 days after this prospectus; or

     - Issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock.

     Electronic Prospectus

     A prospectus in electronic format is being made available on an Internet web site maintained by Wit Capital Corporation, an affiliate of SoundView Technology Group, Inc. Other than the prospectus in electronic format, the information on Wit Capital Corporation's web site and any information contained on any other web site maintained by any dealer is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

     Stabilization

     The Representatives have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The Representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the common stock offered will be passed upon for us by Brobeck, Phleger & Harrison LLP, Irvine, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS


     The Consolidated Financial Statements of Quest Software, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus, the related financial statement schedule included elsewhere in the registration statement, and the financial statements of Foglight Software, Inc. as of December 31, 1999 and for the year then ended have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of MBR Technologies, Inc. as of March 31, 1999 and for the period from April 23, 1998 (inception) to March 31, 1999 included in this prospectus and registration statement have been audited by Swenson Advisors, LLP, independent auditors, as stated in their report, which we have included in this prospectus and registration statement and is given upon the authority of Swenson Advisors, LLP, as experts in accounting and auditing.

     The financial statements of Foglight Software, Inc. as of December 31, 1998 and for the period from November 10, 1997 (inception) to December 31, 1998 included in this prospectus and registration statement have been audited by PriceWaterhouseCoopers LLP, independent auditors, as stated in their report, which we have included in this prospectus and registration statement and is given upon the authority of PriceWaterhouseCoopers LLP, as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549 (the "Commission"), under the Securities Act, as amended, a registration statement on Form S-1 relating to the common stock offered. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and the shares we are offering pursuant to this prospectus you should refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are materially complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement or any other document. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The Commission maintains an Internet site that contains reports, proxy information statements and other information regarding registrants that file electronically with the Commission. The Commission's World Wide Web address is www.sec.gov.

     We intend to furnish holders of our common stock with annual reports containing, among other information, audited consolidated financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish these other reports as we may determine or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
QUEST SOFTWARE, INC.
  Independent Auditors' Report..............................  F-2
  Consolidated Balance Sheets as of December 31, 1998 and
     1999...................................................  F-3
  Consolidated Statements of Income for the Years Ended
     December 31, 1997, 1998 and 1999.......................  F-4
  Consolidated Statements of Shareholders' Equity for the
     Years Ended December 31, 1997, 1998 and 1999...........  F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1997, 1998 and 1999.......................  F-6
  Notes to Consolidated Financial Statements................  F-7

MBR TECHNOLOGIES, INC.
  Report of Independent Auditors............................  F-24
  Balance Sheets as of March 31, 1999 and December 17, 1999
     (Unaudited)............................................  F-25
  Statements of Operations From Inception (April 23, 1998)
     Through March 31, 1999 and for the Period From January
     1, 1999 to December 17, 1999 (Unaudited)...............  F-26
  Statements of Shareholders' Equity From Inception (April
     23, 1998) Through March 31, 1999 and the Period From
     April 1, 1999 to December 17, 1999 (Unaudited).........  F-27
  Statements of Cash Flows From Inception (April 23, 1998)
     Through March 31, 1999 and the Period From January 1,
     1999 to December 17, 1999 (Unaudited)..................  F-28
  Notes to Financial Statements.............................  F-29

FOGLIGHT SOFTWARE, INC.
  Report of Independent Accountants.........................  F-32
  Balance Sheet as of December 31, 1998.....................  F-33
  Statement of Operations for the Period November 10, 1997
     (Date of Inception) to
     December 31, 1998......................................  F-34
  Statement of Stockholders' Deficit for the Period November
     10, 1997 (Date of Inception) to December 31, 1998......  F-35
  Statement of Cash Flows for the Period November 10, 1997
     (Date of Inception) to December 31, 1998...............  F-36
  Notes to Financial Statements.............................  F-37
  Independent Auditors' Report..............................  F-47
  Balance Sheet as of December 31, 1999.....................  F-48
  Statement of Operations for the Year Ended December 31,
     1999...................................................  F-49
  Statement of Capital Deficiency for the Year Ended
     December 31, 1999......................................  F-50
  Statement of Cash Flows for the Year Ended December 31,
     1999...................................................  F-51
  Notes to Audited Financial Statements.....................  F-52

UNAUDITED PRO FORMA INFORMATION
  Unaudited Pro Forma Information...........................  F-62
  Balance Sheet as of December 31, 1999.....................  F-63
  Statements of Operations for the Year Ended December 31,
     1999...................................................  F-64
  Notes to Pro Forma Financial Statements...................  F-65

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
Quest Software, Inc.

     We have audited the accompanying consolidated balance sheets of Quest Software, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Quest Software, Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 1, 2000 (except for Note 12
as to which the date is February 11, 2000)

                              QUEST SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 8,981    $ 39,643
  Short-term marketable securities, available for sale......       --      11,000
  Accounts receivable, net of allowance for doubtful
     accounts and sales returns of $1,052 (1998) and $3,239
     (1999).................................................    7,443      18,771
  Prepaid expenses and other current assets.................      720       3,244
  Deferred income taxes.....................................      198       2,089
                                                              -------    --------
       Total current assets.................................   17,342      74,747
Property and equipment, net.................................    1,388       7,179
Long-term marketable securities, available for sale.........       --       4,484
Purchased technology and software licenses, net.............      527         441
Goodwill, net...............................................       --      11,452
Deferred income taxes.......................................      267         415
Other assets................................................      121         431
                                                              -------    --------
                                                              $19,645    $ 99,149
                                                              =======    ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $ 1,468    $  3,436
  Accrued compensation......................................    1,937       4,966
  Other accrued expenses....................................    2,243       7,062
  Income taxes payable......................................       --       2,030
  Deferred support revenue..................................    7,298      13,932
  Deferred license revenue..................................    1,625       4,651
                                                              -------    --------
       Total current liabilities............................   14,571      36,077
Long-term liabilities.......................................       --         403

Commitments and contingencies (Note 9)

Shareholders' equity:
  Preferred stock, no par value, 5,000 shares authorized; no
     shares issued or outstanding...........................       --          --
  Common stock, no par value, 75,000 shares authorized;
     44,538 and 38,905 shares issued and outstanding at
     December 31, 1998 and 1999.............................    4,241      94,010
Retained earnings...........................................    3,991       1,864
Accumulated other comprehensive income (loss)...............       --         (26)
Notes receivable from sale of common stock..................   (3,158)     (3,115)
Capital distribution in excess of basis in common stock.....       --     (30,064)
                                                              -------    --------
       Total shareholders' equity...........................    5,074      62,669
                                                              -------    --------
                                                              $19,645    $ 99,149
                                                              =======    ========

See accompanying notes to consolidated financial statements.

                              QUEST SOFTWARE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME


                                 (IN THOUSANDS)


                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                 1997           1998           1999
                                                              -----------    -----------    -----------
                                                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues:
  Licenses..................................................    $12,158        $24,901        $54,269
  Services..................................................      6,157          9,889         16,599
                                                                -------        -------        -------
       Total revenues.......................................     18,315         34,790         70,868

Cost of revenues:
  Licenses..................................................      1,307          3,433          2,998
  Services..................................................      1,972          2,507          4,195
                                                                -------        -------        -------
       Total cost of revenues...............................      3,279          5,940          7,193
                                                                -------        -------        -------
Gross profit................................................     15,036         28,850         63,675

Operating expenses:
  Sales and marketing.......................................      5,845         11,836         32,078
  Research and development..................................      4,293          8,047         15,980
  General and administrative................................      3,450          5,278          9,906
  Other compensation costs and goodwill amortization........         --             --          1,243
                                                                -------        -------        -------
       Total operating expenses.............................     13,588         25,161         59,207
                                                                -------        -------        -------
Income from operations......................................      1,448          3,689          4,468
Other (expense) income, net.................................       (137)           336          1,202
                                                                -------        -------        -------
Income before income tax provision..........................      1,311          4,025          5,670
Income tax provision........................................      1,022          1,679          2,273
                                                                -------        -------        -------
Net income..................................................    $   289        $ 2,346          3,397
                                                                =======        =======
Preferred stock dividends...................................                                      590
                                                                                              -------
Net income applicable to common shareholders................                                  $ 2,807
                                                                                              =======
Basic and diluted net income per share......................    $  0.01        $  0.05        $  0.07

Weighted average shares:
  Basic.....................................................     40,373         44,261         37,677
  Diluted...................................................     40,617         44,459         41,800

See accompanying notes to consolidated financial statements.

                              QUEST SOFTWARE, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                CAPITAL
                                                                                              DISTRIBUTION
                                                                ACCUMULATED       NOTES       IN EXCESS OF
                                  COMMON STOCK                     OTHER        RECEIVABLE      BASIS IN         TOTAL
                               ------------------   RETAINED   COMPREHENSIVE       FROM          COMMON      SHAREHOLDERS'
                                SHARES    AMOUNT    EARNINGS   INCOME (LOSS)   SHAREHOLDERS      STOCK          EQUITY
                               --------   -------   --------   -------------   ------------   ------------   -------------
BALANCE, January 1, 1997.....    39,000   $   812   $ 1,617        $ --          $    --        $     --       $  2,429
Issuance of common stock.....       597       413        --          --               --              --            413
Note receivable from
  shareholder for purchase of
  common stock...............     3,900     2,200        --          --           (2,200)             --             --
Accrued interest receivable
  from shareholder...........        --        --        --          --              (34)             --            (34)
Net income...................        --        --       289          --               --              --            289
Distributions paid...........        --        --      (261)         --               --              --           (261)
                               --------   -------   -------        ----          -------        --------       --------
BALANCE, December 31, 1997...    43,497     3,425     1,645          --           (2,234)             --          2,836
Issuance of common stock.....        66        66        --          --               --              --             66
Note receivable from
  shareholder for purchase of
  common stock...............       975       750        --          --             (750)             --             --
Accrued interest receivable
  from shareholders..........        --        --        --          --             (174)             --           (174)
Net income...................        --        --     2,346          --               --              --          2,346
                               --------   -------   -------        ----          -------        --------       --------
BALANCE, December 31, 1998...    44,538     4,241     3,991          --           (3,158)             --          5,074
                               --------   -------   -------        ----          -------        --------       --------
Exercise of stock options,
  including tax benefit......        34       201        --          --               --              --            201
Payment on notes receivable
  from shareholders for
  purchase of common stock...        --        --        --          --              230              --            230
Accrued interest receivable
  from shareholders..........        --        --        --          --             (187)             --           (187)
Repurchase of common stock...   (14,820)       (2)   (4,934)         --               --         (30,064)       (35,000)
Conversion of Series A
  Redeemable Preferred Stock
  to common stock............     4,000    15,000        --          --               --              --         15,000
Issuance of common stock in
  the initial public
  offering, net..............     5,060    64,856        --          --               --              --         64,856
Compensation expense
  associated with stock
  option grants..............        --       432        --          --               --              --            432
Common stock issued for an
  acquisition, net (Note
  2).........................        93     9,282        --          --               --              --          9,282
Dividends on Series B
  Redeemable Preferred
  Stock......................        --        --      (590)         --               --              --           (590)
Unrealized loss on
  available-for-sale
  securities.................        --        --        --         (26)              --              --            (26)
Net income...................        --        --     3,397          --               --              --          3,397
                                                                                                               --------
Comprehensive income.........        --        --        --          --               --              --          3,371
                               --------   -------   -------        ----          -------        --------       --------
BALANCE, December 31, 1999...    38,905   $94,010   $ 1,864        $(26)         $(3,115)       $(30,064)      $ 62,669
                               ========   =======   =======        ====          =======        ========       ========

See accompanying notes to consolidated financial statements.

                              QUEST SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1997        1998        1999
                                                              -------    --------    --------
Cash flows from operating activities:

  Net income................................................  $   289    $  2,346    $  3,397
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization.........................      964       1,893       2,107
      Compensation expense associated with stock option
       grants...............................................       --          --         432
      Loss from disposal of property and equipment..........       52          --          --
      Accrued interest receivable from shareholders.........      (34)       (174)       (187)
      Deferred income taxes.................................      178        (643)     (1,667)
      Changes in assets and liabilities, net of effects of
       acquisitions:
         Accounts receivable................................     (683)     (2,628)    (11,441)
         Income taxes receivable............................     (122)        122          --
         Prepaid expenses and other current assets..........      282        (620)     (2,527)
         Other assets.......................................       38           5        (288)
         Accounts payable...................................      113         941       1,974
         Bank overdraft.....................................     (393)         --          --
         Accrued compensation...............................      108       1,162       2,544
         Other accrued expenses.............................      881       1,141       5,366
         Income taxes payable...............................       --          --       2,218
         Deferred revenue...................................    1,960       4,636       9,449
                                                              -------    --------    --------
         Net cash provided by operating activities..........    3,633       8,181      11,377
Cash flows from investing activities:
  Purchases of property and equipment.......................     (536)     (1,231)     (7,143)
  Purchases of software licenses............................     (831)        (57)       (350)
  Cash received (paid) for acquisitions, net of cash
    acquired................................................      100          --      (1,094)
  Purchases of marketable securities........................       --          --     (15,510)
  Sales and maturities of marketable securities.............       --          --          --
                                                              -------    --------    --------
         Net cash used in investing activities..............   (1,267)     (1,288)    (24,097)
Cash flows from financing activities:
  Distributions to shareholders.............................     (261)         --          --
  Proceeds from note payable................................       --          --      10,000
  Repayment of notes payable................................       --          --     (10,918)
  Repayment of capital lease obligations....................       --          --         (36)
  Proceeds from issuance of preferred stock.................       --          --      25,000
  Redemption of Series B Preferred Stock....................       --          --     (10,000)
  Repurchase of common stock................................       --          --     (35,000)
  Net proceeds from the sale of common stock................       --          --      64,856
  Proceeds from the exercise of stock options...............       --          --          33
  Repayment of note payable to related party................       (9)         (8)         (8)
  Payment on notes receivable from shareholders for purchase
    of common stock.........................................       --          --         230
  Cash dividends paid on Series B Redeemable Preferred
    Stock...................................................       --          --        (590)
                                                              -------    --------    --------
         Net cash (used in) provided by financing
          activities........................................     (270)         (8)     43,567
Effect of exchange rate changes on cash and cash
  equivalents...............................................       --          --        (185)
                                                              -------    --------    --------
Net increase in cash and cash equivalents...................  $ 2,096    $  6,885    $ 30,662
Cash and cash equivalents, beginning of period..............       --       2,096       8,981
                                                              -------    --------    --------
Cash and cash equivalents, end of period....................  $ 2,096    $  8,981    $ 39,643
                                                              =======    ========    ========
Supplemental disclosures of consolidated cash flow
  information:
  Cash paid during the year for:
    Interest................................................  $     8    $      5    $    240
                                                              =======    ========    ========
    Income taxes............................................  $   938    $  2,054    $  1,874
                                                              =======    ========    ========
Supplemental schedule of noncash investing and financing
  activities:
  Note receivable from shareholders for purchase of common
    stock...................................................  $ 2,200    $    750
                                                              =======    ========
  Conversion of Series A Redeemable Preferred Stock to
    Common Stock............................................                         $ 15,000
                                                                                     ========
  Tax benefit related to stock option exercises.............                         $    168
                                                                                     ========
  Unrealized loss on available-for-sale securities..........                         $     26
                                                                                     ========

See Note 2 for details of assets acquired and liabilities assumed in purchase transactions.

See accompanying notes to consolidated financial statements.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations -- Quest Software, Inc., a California corporation, (the Parent) and its subsidiaries (collectively the Company) provide application and information availability software solutions that enhance the performance and reliability of an organization's e-business, packaged and custom applications, and enable the delivery of information across the entire enterprise. The Company also provides consulting, training, and support services to its customers. The accompanying consolidated financial statements include the accounts of the Parent and its wholly owned subsidiaries in Australia, the United Kingdom, Germany, Israel, and Ireland. All significant intercompany transactions and balances have been eliminated in consolidation.

     Stock Split -- On June 23, 1998, the Company's Board of Directors approved and effected a 1,300-for-1 stock split of the Company's common stock, and on March 10, 1999, the Company's Board of Directors approved and effected a 2-for-1 stock split. On June 4, 1999, in connection with the public offering of the Company's common stock, the Company's Board of Directors approved and effected a 3-for-2 stock split of the Company's common stock. All share, per share and conversion amounts relating to common stock, preferred stock, and stock options included in the accompanying consolidated financial statements and footnotes have been restated to reflect the stock splits and for all periods presented.

     Foreign Currency Translation -- In accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation, the United States dollar is considered to be the functional currency for the Company's foreign subsidiaries, as such subsidiaries act as sales offices for the Parent. Therefore, gains or losses from translation adjustments are included in other income in the Company's consolidated statements of operations. Translation adjustments were not material for the years ended December 31, 1997, 1998 and 1999. However, due to the increase in international operations, the Company's results of operations could be impacted in the future.

     Fair Value of Financial Instruments -- The Company's consolidated balance sheets include the following financial instruments: cash, accounts receivable, notes receivable, accounts payable, and accrued liabilities. The Company considers the carrying value of cash, accounts receivable, accounts payable, and accrued liabilities in the consolidated financial statements to approximate fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization. Based on borrowing rates currently available, the fair value of the notes receivable from the sale of common stock at December 31, 1999, was approximately $3,669.

     Cash and Cash Equivalents -- Cash equivalents include short-term, highly liquid investments with original maturities of three months or less. Interest income, included in other income (expense) in the accompanying consolidated statements of operations, was, $72, $372, and $1,514 for the years ended December 31, 1997, 1998 and 1999, respectively.

     Accounts Receivable -- The Company sells and/or licenses its products and services to various companies across several industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and sales returns.

     Investments -- The Company has classified all debt securities with original maturities of greater than three months as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity net of applicable income taxes. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other income. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis. The Company has classified available-for-sale securities as current or long-term based primarily on the maturity date of the related securities.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As of December 31, 1999, the Company had available-for-sale debt securities with a fair market value of $15,484 and a cost basis of $15,510. The unrealized loss of $26 has been recorded as a separate component of stockholders' equity, and consisted of five positions, all with unrealized losses.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements or the term of the related lease. Repair and maintenance costs are expensed as incurred.

     Long-Lived Assets -- The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not an impairment to such value has occurred. At December 31, 1998 and 1999, there was no impairment of long-lived assets.

     Purchased Technology and Software Licenses -- Purchased technology is recorded either at cost or, for amounts related to acquisitions, at appraised value and amortized using the straight-line method over estimated useful lives of three years to five years. Accumulated amortization was $1,483, $1,638 and $1,777 at December 31, 1997, 1998, and 1999, respectively. Software licenses are recorded at cost and are amortized over the shorter of the estimated useful lives of the related products or the term of the license. Accumulated amortization was $644, $871 and $1,027 at December 31, 1997, 1998 and 1999,
respectively. The net carrying amount of purchased technology and software licenses was considered recoverable at December 31, 1998 and 1999, based on the undiscounted future cash flows expected to be realized from continued sales of the related software products.

     Other Assets -- Other assets include amounts receivable related to a settlement agreement the Company entered into with a former employee. Under the terms of the settlement agreement, the Company received a lump-sum payment totaling $220 in January 1997, and a promissory note providing for 40 monthly payments of $4 each commencing March 1, 1997. Approximately $63 and $25 of the settlement receivable is recorded in other current assets in the accompanying consolidated financial statements at December 31, 1998 and 1999, respectively.

     Goodwill -- Goodwill arising from acquisitions (Note 2) is amortized on a straight-line basis over five years. The Company will annually evaluate the carrying value of goodwill for impairment of value based on undiscounted future cash flows.

     Capital Distribution in Excess of Basis in Common Stock -- In connection with the repurchase of common stock in April 1999 from a major stockholder (Note
4) the excess of the repurchase price over the original cost of the shares has been recorded as a capital distribution in excess of the basis of the common stock in the accompanying consolidated financial statements.

     Revenue Recognition -- During October 1997, the Financial Accounting Standards Board (FASB) issued Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides guidance in recognizing revenue on software transactions. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997, and supersedes SOP 91-1. The Company adopted this statement, as amended, for the year ended December 31, 1998, and such adoption did not have any impact on the Company's results of operations.

     Software Licenses, Services, and Post-Contract Customer Support -- Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of SOP 97-2, as amended, are met. If the requirements of SOP 97-2,

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

including evidence of an arrangement, customer acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Amounts recorded at December 31, 1998 and 1999 for deferred license revenue represent sales in which the Company has received some payments, but all of the requirements of SOP 97-2 have not been met. Revenue from service and post-contract customer support is deferred and recognized ratably over the term of the contract.

     Software Development Costs -- Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technical feasibility, no software development costs have been capitalized as of December 31, 1998 and 1999.

     Advertising Expenses -- Advertising expenses were $300, $594 and $998 for the years ended December 31, 1997, 1998 and 1999, respectively.

     Income Taxes -- The Company accounts for its income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Deferred taxes on income result from temporary differences between the reporting of income for financial statements and tax reporting purposes. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     Stock-Based Compensation -- The Company accounts for stock-based awards to employees, using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

     Net Income Per Share -- The Company computes net income per share in accordance with SFAS No. 128, Earnings per Share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common stock equivalents, including stock options, in the weighted average number of common shares outstanding for a period, if dilutive.

     For the year ended December 31, 1999, net income applicable to common shareholders was $2,807 representing net income for the year of $3,397 less Preferred Stock dividends of $590 associated with the Series B Redeemable Preferred Stock (Note 7).

     The table below sets forth the reconciliation of the denominator of the earnings per share calculation:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1997      1998      1999
                                                          -------   -------   -------
Shares used in computing basic net income per share.....   40,373    44,261    37,677
Conversion of Series A Preferred Stock..................       --        --     1,238
Dilutive effect of stock options........................      244       198     2,885
                                                          -------   -------   -------
Shares used in computing diluted net income per share...   40,617    44,459    41,800
                                                          =======   =======   =======

     The conversion of the Series A Preferred Stock into common stock reflects the weighted average of such shares per SFAS No. 128.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Comprehensive Income -- For the year ended December 31, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. There was no difference between the net income and the comprehensive net income for the years ended December 31, 1997 and 1998. For the year ended December 31, 1999, the difference between net income and comprehensive net income was an unrealized loss for available-for-sale securities of $26.

     Use of Estimates -- The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Risks and Uncertainties -- The Company is subject to risks and uncertainties in the normal course of business, including customer acceptance of its products, rapid technological changes, delays in introducing and market acceptance of new products, competition, e-business developments, the impact of the Year 2000, international expansion, ability to attract and retain qualified personnel, ability to protect its intellectual property, and other matters inherent in the software industry.

NEW ACCOUNTING PRONOUNCEMENTS:

     The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. In accordance with SFAS No. 131, the Company has disclosed in Note 10 certain information about operating segments and certain information about the Company's revenue types, geographic areas to which the Company sells its products, and major customers.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company is required to adopt effective in its fiscal year 2001. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. The Company does not currently engage in hedging activities but will continue to evaluate the effects of adopting SFAS No. 133.

2. ACQUISITIONS

     On April 12, 1996, through a majority-owned subsidiary in the United Kingdom, the Company acquired certain net assets of System Software International Limited (SSI). The acquisition was accounted for under the purchase method of accounting, and the purchase price of approximately $119 was allocated to net assets of $30 and goodwill of $89. At December 31, 1996, expected future undiscounted cash flows from SSI did not support the recoverability of the goodwill resulting in the write-off of the remaining unamortized balance. In March 1997, the Company elected to discontinue funding the subsidiary, and in July 1997 commenced liquidation proceedings. During the year ended December 31, 1999, the liquidation was completed without a material loss to the Company.

     On May 1, 1997, the Company entered into an agreement to acquire the net assets of Common Sense Computing Pty. Ltd. (CSC) for 663 shares of the Company's common stock. At the closing date, 597 shares valued at $413 were issued to the seller, with the remaining 66 shares to be issued in June 1998, provided that the seller performed certain obligations under the indemnification provisions in the agreement. The acquisition was accounted for under the purchase method of accounting and the purchase price was allocated $320 to technology rights based upon the estimated fair value at the date of acquisition, $53 to property, plant and equipment, $100 to cash, and $60 to liabilities assumed. CSC's operating results have been included in the Company's financial statements from the date of acquisition. On June 15, 1998, the remaining 66 shares of common stock were issued resulting in an allocation of an additional $66 to technology rights, based on the fair market value of the Company's common stock at the time of issuance.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     On July 1, 1999, the Company, through its wholly owned subsidiaries in Israel and Ireland, acquired certain assets of Neptune Software Ltd. for a cash payment of $484. The acquisition was accounted for under the purchase method of accounting and the purchase price was allocated to net assets of $474 and goodwill of $10.

     On December 17, 1999, the Company, through a majority owned subsidiary, acquired all of the outstanding common stock and stock options of MBR Technologies, Inc. (MBR) in exchange for 93 shares of the Company's common stock valued at $9,324, a cash payment of $1,314, and the assumption of net liabilities of $340, including a note payable to Quest of $507. The acquisition was accounted for as a purchase and the purchase price of $10,750, which included $112 of direct acquisition costs, was allocated as follows:

Current assets..............................................  $   308
Deferred taxes..............................................      339
Fixed assets................................................      123
Goodwill....................................................   11,534
Liabilities assumed.........................................   (1,110)
Acquisition liabilities.....................................     (444)
                                                              -------
     Total purchase price...................................  $10,750
                                                              =======

     The acquisition liabilities consist of $36 related to the buyout of an operating lease and $408 related to the cost of an abandoned lease on MBR's facility reduced by the monthly lease costs up to the date of abandonment. MBR's operating results have been included in the Company's financial statements from the date of acquisition. Goodwill will be amortized on a straight-line basis over five years.

     The following unaudited pro forma condensed consolidated results of operations assumes that the MBR acquisition had occurred on the first day of the Company's fiscal year ended December 31, 1998. The pro forma condensed consolidated results of operations, presented for information purposes only, is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of the combined enterprise.

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------     -------
Net revenues................................................  $35,058     $71,438
Net loss....................................................  $  (512)    $   (72)
Net loss per share:
  Basic and diluted.........................................  $ (0.01)    $ (0.00)

     In connection with the employment agreements of certain of the MBR shareholders by Quest, bonus payments of up to $6,000 could be earned over a two-year period ending in 2002 if certain sales of MBR products, based on a formula, exceed $4,000 and $8,000. Such bonus payments, if any, will be recorded as compensation expense when and if such bonuses are earned.

     On January 7, 2000, the Company, through a majority owned subsidiary, acquired all of the outstanding common stock of Foglight Software, Inc. in exchange for 1,188 shares of the Company's common stock valued at $104,168, cash payments estimated to be $424, the assumption of unvested Foglight stock options valued at $2,088 and the assumption of net liabilities estimated to be $5.1 million. The acquisition will be accounted for as a purchase and the purchase price, including $193 of direct acquisition costs will be allocated primarily to goodwill and intangible assets which will generally be amortized over five years. Quest also had notes receivable from Foglight of $1,308 at December 31, 1999.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     On February 1, 2000, the Company, through a wholly owned subsidiary, acquired all of the outstanding common stock of QMaster Software Solutions (QMaster) for a cash payment of $15,000 including an estimated $75 in direct acquisition costs. The acquisition was accounted for as a purchase and the purchase price is expected to be allocated primarily to goodwill and other intangible assets.

3.  PROPERTY AND EQUIPMENT

     Net property and equipment consist of the following at December 31:

                                                               1998       1999
                                                              -------    -------
Furniture and fixtures......................................  $   596    $ 2,262
Machinery and equipment.....................................      270        758
Computer equipment..........................................    1,711      5,311
Computer software...........................................      315        692
Leasehold improvements......................................      109        407
                                                              -------    -------
                                                                3,001      9,430
Less accumulated depreciation and amortization..............   (1,613)    (2,251)
                                                              -------    -------
Property and equipment, net.................................  $ 1,388    $ 7,179
                                                              =======    =======

4. RELATED-PARTY TRANSACTIONS

     In 1994, the Company borrowed $32 from a shareholder for the purchase of certain fixed assets. The note payable bears interest at 8.5% per annum, payable monthly, and requires monthly principal and interest payments of $1 through December 31, 1999. Approximately $8 was included in other accrued expenses in the accompanying consolidated financial statements representing the remaining outstanding note payable balance at December 31, 1998. The remaining note payable balance was repaid during 1999.

     During 1997, the Company received a note receivable from an officer of the Company for the purchase of 3,900 shares of the Company's common stock at $0.56 per share. The note receivable plus accrued interest is due April 2002 and bears interest at 6.2%. The note receivable and accrued interest is secured by the common stock.

     During 1998, the Company received a note receivable from another officer of the Company for the purchase of 975 shares of the Company's common stock at $0.77 per share. The note receivable plus accrued interest is due April 2003 and bears interest at 5.7%. Up to 25% of the unpaid principal and accrued interest may be repaid in each year during the four-year term of the note. The Company has the option to repurchase any shares at the original issuance price associated with the unpaid principal balance if the officer ceases to be employed by the Company. All of the outstanding unpaid principal and interest may be prepaid at any time when the current Chief Executive Officer of the Company ceases to be employed or immediately prior to a sale of substantially all of the assets of the Company or a merger in which the Company is not the surviving entity. The note receivable and accrued interest is secured by the common stock.

     In April 1999, the Company repurchased and cancelled 14,820 shares of common stock from a shareholder of the Company at a price of $2.36 per share. The Company also entered into a severance agreement with the shareholder whereby the shareholder will receive $200 per year through 2001 and provides for use of a company car and related expenses and medical benefits. The Company recorded approximately $715 of expense related to the agreement in April 1999, which is included in compensation and other costs in the accompanying consolidated financial statements.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. TERM NOTE

     In connection with the repurchase of common stock from a shareholder in April 1999 (Note 4), the Company borrowed $10,000 under a term note with a bank. The borrowings under the term note were secured by substantially all assets of the Company, bore interest, at the Company's option, at either the bank's prime rate or at the LIBOR rate plus a maximum of 2.75% per annum, required monthly interest payments commencing June 1, 1999, and the principal was payable in 24 monthly installments of $417 commencing June 1, 2000. All unpaid principal and interest was due on May 1, 2002. The loan contained covenants relating to certain financial statement amounts related to tangible net worth, cash flow from operations, and a debt to cash flow from operations and quick ratios. The Company repaid the note after its initial public offering in August, 1999.

6. INCOME TAXES

     The provision for income taxes consists of the following for the years ended December 31:

                                                   1997      1998      1999
                                                  ------    ------    -------
Current:
  Federal.......................................  $1,359    $1,819    $ 2,763
  State.........................................     102       425        402
  Foreign.......................................      --        78        808
                                                  ------    ------    -------
                                                   1,461     2,322      3,973
Deferred:
  Federal.......................................    (360)     (568)    (1,391)
  State.........................................     (79)      (75)      (309)
  Foreign.......................................     (85)     (165)      (122)
                                                  ------    ------    -------
                                                    (524)     (808)    (1,822)
Change in valuation allowance...................      85       165        122
                                                  ------    ------    -------
          Total income tax provision............  $1,022    $1,679    $ 2,273
                                                  ======    ======    =======

     The reconciliation of income tax expense computed at U.S. federal statutory rates to income tax expense for the years ended December 31, 1997, 1998 and 1999, is as follows:

                                                    1997       1998      1999
                                                    -----      ----      ----
Tax at U.S. federal statutory rates...............   35.0%     35.0%     35.0%
State taxes.......................................    2.0       5.7       1.1
Recording of deferred income tax liabilities in
  connection with the conversion to a C
  corporation.....................................   45.2        --        --
Foreign taxes.....................................    6.2       6.0       8.3
Research and development credits..................  (10.4)     (4.6)     (4.7)
Other.............................................     --      (0.4)      0.4
                                                    -----      ----      ----
                                                     78.0%     41.7%     40.1%
                                                    =====      ====      ====

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31, 1998 and 1999, are as follows:

                                                            1998      1999
                                                            -----    -------
Deferred tax assets:
  Accounts receivable and sales returns reserves..........  $ 313    $   871
  Accrued liabilities.....................................    165        892
  Foreign net operating loss carryforwards................    250        127
  U.S. net operating loss carryforwards...................     --        339
  Intangible assets.......................................    264        453
  Stock compensation......................................     --        184
  Other...................................................     56         --
                                                            -----    -------
Total gross deferred assets...............................  1,048      2,866
Deferred tax liabilities:
  Cash to accrual adjustment..............................   (301)      (150)
  State taxes.............................................    (32)       (47)
  Fixed assets............................................     --        (38)
                                                            -----    -------
Total gross deferred liabilities..........................   (333)      (235)
Valuation allowance.......................................   (250)      (127)
                                                            -----    -------
Net deferred income taxes.................................  $ 465    $ 2,504
                                                            =====    =======
Less current portion......................................   (198)    (2,089)
                                                            -----    -------
                                                            $ 267    $   415
                                                            =====    =======

     The Company has U.S. net operating loss carryforwards of $889 that are subject to limitation by Internal Revenue Code Section 382 and begin to expire in 2018. The Company has foreign net operating loss carryforwards of $425 that can be carried forward indefinitely.

     Effective January 1, 1997, the Company converted to a C corporation and became subject to regular federal and state income taxes on an ongoing basis. As a result, the Company recorded $617 of net deferred income tax liabilities on January 1, 1997.

     Total cash distributions charged against retained earnings include payments of $261 in 1997, made to the Company's shareholders.

7.  SHAREHOLDERS' EQUITY

     In April 1999, the Company issued 2,667 shares of Series A Preferred Stock (Series A) for $15,000 and 1,778 shares of Series B Redeemable Preferred stock (Series B) for $10,000.

     Series A shares were convertible at the holder's option into shares of common stock, based on the conversion ratio defined in the agreement. The conversion ratio could be adjusted, from time to time, in the event of certain diluting events, as defined. Conversion was automatic in the event of a public offering of the Company's common stock, that met certain specified criteria initially at a rate of 1.5 shares of common stock for each share of preferred stock. Additionally, the holders of not less than a majority of the Series A shares had the right to redeem the Series A shares for cash in two equal installments due on April 30, 2006 and 2007, respectively. The redemption price would be determined on each date by the then applicable liquidation preference. Upon the election of not less than a majority of the Series A holders to redeem the Series A shares, all Series A shares would be redeemed. Dividends on Series A

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

were cumulative on a "when and as if declared" basis at a rate of 8% per share per annum. Series A shareholders had the right to elect one director and have veto rights over certain management decisions. In the event of liquidation, dissolution or winding up of the Company, each Series A shareholder had a liquidation preference equal to $5.625 per share, plus an amount equal to all accrued but unpaid dividends, with respect to such shares plus an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution, or winding up. In connection with the Company's initial public offering in August 1999, all outstanding shares of Series A Preferred Stock were converted into 4,000 shares of common stock.

     Series B shares were convertible into shares of Series A shares one year after the issuance of the Series B shares at the holder's option based on the ratio defined in the agreement. If the Series A shares were not converted into common stock, Series B shares were convertible into shares of Series A preferred stock at the Company's option prior to the one year anniversary of the date of issuance of the Series B shares. The conversion ratio could be adjusted, from time to time, in the event of certain diluting events, as defined. Dividends on Series B were cumulative and could be declared at the discretion of the Board of Directors. The dividend rate was 18% per share per annum. Series B shareholders did not have voting rights with the exception of the redemption provisions discussed below. In the event of liquidation, dissolution or winding up of the Company, each Series B shareholder had a liquidation preference equal to $5.625 per share, plus an amount equal to all accrued but unpaid dividends, with respect to such shares plus an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution, or winding up. Additionally, the holders of the Series B shares and the Company had the right to redeem the Series B shares for cash at any time one year following the issuance of the Series B shares, or, if earlier, upon consummation of an initial public offering. The redemption price was determined on the redemption date by the then applicable liquidation preference. In connection with the Company's initial public offering in August 1999, the Series B shares were redeemed for $10,000 plus dividends of $590.

8. STOCK OPTION PLANS

     In connection with a prior acquisition, the Company entered into an employment agreement with the president of the acquired company under which options to purchase up to 2.5% of the Company's outstanding common stock at $0.77 per share were granted. The agreement provided for issuance of additional common shares to the individual in the event the Company issued common shares to employees, subject to limitations as defined in the agreement. In connection with the issuance of 975 shares of common stock to this individual in 1998 (Note
4), the option was cancelled.

     In May 1998, the Company adopted the 1998 Stock Option/Stock Issuance Plan (the Plan). Under the terms of the Plan, options to purchase 7,500 shares of the Company's common stock were reserved for issuance to employees, directors, and consultants.

1999 STOCK INCENTIVE PLAN

     The 1999 Stock Incentive Plan is intended to serve as the successor equity incentive program to the 1998 Stock Option/Stock Issuance Plan. The 1999 Stock Incentive Plan was adopted by the Board and subsequently approved by the shareholders on June 9, 1999. The 1999 Stock Incentive Plan became effective upon its adoption by the Board. On the date of the Company's initial public offering, all outstanding options under the 1998 plan were incorporated into the 1999 Stock Incentive Plan, and no further option grants will thereafter be made under the 1998 plan. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of the 1999 Incentive Plan to those options. Except as otherwise noted below, the incorporated options

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1999 Stock Incentive Plan.

     Share Reserve -- At December 31, 1999, 7,493 shares of common stock have been authorized for issuance under the 1999 Stock Incentive Plan of which 2,215 shares are available for issuance. The share reserve consists of the number of shares that remain available for issuance under the 1998 plan and shares of common stock subject to outstanding options thereunder. No participant in the 1999 Stock Incentive Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 500 shares of common stock in total per calendar year.

     Programs -- The 1999 Stock Incentive Plan is divided into five separate programs:

     - The discretionary option grant program under which eligible individuals may be granted options to purchase shares of common stock at an exercise price determined by the plan administrator;

     - The stock issuance program under which individuals may be issued shares of common stock directly, through the purchase of such shares at a price determined by the plan administrator or as a bonus tied to the performance of services;

     - The salary investment option grant program which may, at the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

     - The automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

     - The director fee option grant program which may, in the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     Administration -- The discretionary option grant program and the stock issuance program will be administered by the compensation committee of the Board of Directors.

     Plan Features -- The 1999 Stock Incentive Plan includes the following features:

     - The exercise price for any options granted under the plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     - Stock appreciation rights may be issued under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the fair market value of the vested shares of common stock subject to the surrendered option less the exercise price payable for those shares. Payment can be made in cash or in shares of common stock.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Change in Control -- The 1999 Stock Incentive Plan includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

     - In the event that the Company is acquired by merger or asset sale or a Board-approved sale of more than fifty percent of the then outstanding stock, each outstanding option under the discretionary option grant program which is not assumed or continued by the successor corporation will immediately become exercisable for all the option shares, and all unvested shares will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are assigned to the successor corporation.

     - The plan administrator will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in an acquisition, but the optionee's service with the Company or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the 1999 Stock Incentive Plan may be accelerated upon similar terms and conditions.

     - The plan administrator may also grant options which will immediately vest upon our acquisition by another entity, whether or not those options are assumed by the successor corporation.

     - The plan administrator may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of the outstanding voting stock or a change in the majority of our board of directors through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

     Salary Investment Option Grant Program -- In the event the compensation committee decides to put this program into effect for one or more calendar years, each of the Company's executive officers and other highly compensated employees selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10 nor more than $75. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. Compensation expense will be recorded for the amount of the salary reduction. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control.

     Automatic Option Grant Program -- Each individual who first becomes a non-employee Board member at any time after the completion of this offering will automatically receive an option grant for 25 shares on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each annual shareholders meeting, beginning with the 2001 annual shareholders meeting, each non-employee board member who has served as a non-employee Board member since the date of the last annual shareholders meeting will automatically be granted an option to purchase 8 shares of common stock.

     Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of Board service. The initial 25-shares option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by us, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each 25 share automatic option grant will vest over a four-year period in

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

successive equal annual installments upon the individual's completion of each year of board service over the four-year period measured from the option grant date. However, the shares subject to each such automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member. Each 8 share automatic option grant will be immediately exercisable and fully vested on the option grant date.

     Director Fee Option Grant Program -- If this program is put into effect, each non-employee Board member may elect to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares will be equal to the portion of the retainer fee invested in that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon certain changes in the ownership or control or the death or disability of the optionee while serving as a Board member.

     Limited Stock Appreciation Rights -- Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, salary investment option grant and director fee option grant programs and may be granted to one or more of the Company's officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share based on the highest price per share of common stock paid in connection with the tender offer.

     Amendment -- The board may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required shareholder approval. The 1999 Stock Incentive Plan will terminate no later than June 8, 2009.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Introduction -- The 1999 Employee Stock Purchase Plan was adopted by the Board and approved by the shareholders in June 1999 and will become effective immediately upon the effective date of the Company's initial public offering. The 1999 Employee Stock Purchase Plan is designed to allow eligible employees and the employees of participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions.

     Share Reserve -- At December 31, 1999, 600 shares of common stock were reserved for issuance. In February, 2000, 119 shares of common stock were purchased under the plan. At December 31, 1999, $1,269 was recorded in accrued liabilities that employees had deposited for purchases of common stock under the plan.

     Purchase Periods -- The plan has a series of successive purchase periods, each with a maximum duration of six months. The initial purchase period began on August 12, 1999 and ended on the last business day in January 2000. Thereafter, purchase periods run from the first business day in February to the last business day in July of each year, and from the first business day in August to the last business day in January of the following year.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Eligible Employees -- Individuals who are scheduled to work more than 20 hours per week for more than five calendar months per year on the start date of any purchase period may join the plan on such start date.

     Payroll Deductions -- A participant may contribute up to 15% of their cash earnings, and the accumulated payroll deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% the fair market value of the common stock on the start date of the purchase period or, if lower, the fair market value on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. In no event, however, may any participant purchase more than .6 shares on any semi-annual purchase date.

     Change in Control -- In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the fair market value per share of common stock on the participant's entry date into the offering period in which such acquisition occurs or, if lower, the fair market value per share of common stock immediately prior to such acquisition.

     Termination/Amendment -- The 1999 Employee Stock Purchase Plan will terminate on the last business day of July 2009. The Board may at any time alter, suspend or discontinue the plan. However, certain amendments to the plan may require shareholder approval.

     As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has chosen to continue to account for its stock-based compensation plans under APB Opinion No. 25 and provide the expanded disclosures specified in SFAS No. 123.

     Compensation costs would not have significantly changed net income or net income per share in fiscal 1997. Had compensation cost been determined using the provisions of SFAS No. 123, the Company's net income available to common shareholders would have been decreased to the pro forma amounts indicated below:

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
Net income available to common shareholders:
  As reported...............................................     $2,346          $2,807
                                                                 ======          ======
  Pro forma.................................................     $2,177          $  204
                                                                 ======          ======
Basic net income per share:
  As reported...............................................     $ 0.05          $ 0.07
                                                                 ======          ======
  Pro forma.................................................     $ 0.05          $ 0.01
                                                                 ======          ======
Diluted net income per share:
  As reported...............................................     $ 0.05          $ 0.07
                                                                 ======          ======
  Pro forma.................................................     $ 0.05          $ 0.00
                                                                 ======          ======

     For purposes of estimating the compensation cost of the Company's option grants in accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants in the years 1997 and 1998, as a private company: expected volatility of zero; risk-free interest rates of 6%; and expected lives of ten years. Weighted average assumptions for 1999 were: expected volatility of 221%; risk-free interest rates of 6%; and expected lives of five years.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table summarizes activity under all of the Company's stock option plans:

                                                                 DECEMBER 31,
                                           ---------------------------------------------------------
                                                 1997                1998                1999
                                           -----------------   -----------------   -----------------
                                                    WEIGHTED            WEIGHTED            WEIGHTED
                                                    AVERAGE             AVERAGE             AVERAGE
                                                    EXERCISE            EXERCISE            EXERCISE
                                           SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                           ------   --------   ------   --------   ------   --------
Outstanding, beginning of period........   1,531     $0.64       975     $0.77     3,367     $ 1.19
Granted.................................      --     $  --     3,383     $1.19     2,391     $14.05
Exercised...............................      --     $  --        --     $  --       (34)    $ 1.00
Canceled................................    (556)    $0.40      (991)    $0.77      (473)    $ 3.25
                                           -----               -----               -----     ------
Balance, end of period..................     975     $0.77     3,367     $1.19     5,251     $ 6.86
Weighted average fair value of options
  granted during the year...............                --               $0.53               $13.42
                                                     =====               =====               ======

     The Company will record compensation expense of approximately $2,978 relating to options granted during the year ended December 31, 1999, to purchase 530 shares of common stock. The expense equals the difference between the fair market value of the Company's common stock on the grant date and the exercise price of the stock options and will be recognized ratably over the four-year vesting period of the stock options. The Company recorded $432 of expense associated with such option grants during the year ended December 31, 1999 which is included in compensation and other costs in the accompanying consolidated financial statements.

                                                                DECEMBER 31, 1999
                                          -------------------------------------------------------------
                                                  OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                          ------------------------------------   ----------------------
                                                         WEIGHTED
                                                          AVERAGE     WEIGHTED                 WEIGHTED
                                                         REMAINING    AVERAGE                  AVERAGE
                RANGE OF                    NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
            EXERCISE PRICES               OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
            ---------------               -----------   -----------   --------   -----------   --------
$ 1.00 --  1.00.........................     2,161          8.49       $ 1.00        578        $1.00
$ 1.17 --  3.77.........................     2,166          9.00       $ 2.33        125        $1.17
$ 6.00 -- 12.00.........................       468          9.53       $10.39         --           --
$37.00 -- 45.00.........................       192          9.74       $41.03         --           --
$50.75 -- 64.13.........................       198          9.90       $54.34         --           --
$80.50 -- 80.50.........................        66          9.92       $80.50         --           --
                                             -----                                   ---
                                             5,251                                   703        $1.03
                                             =====                                   ===        =====

     Options to purchase 47 shares of common stock at exercise prices of $1.00 to $1.17 per share were exercised in January 2000.

9.  COMMITMENTS AND CONTINGENCIES

     The Company leases its office facilities and certain equipment under various operating leases. The majority of these leases are non-cancelable and obligate the Company to pay costs of maintenance, utilities, and applicable taxes. The leases on most of the office facilities contain escalation clauses and renewal options. Total rent expense was $732, $1,038 and $2,593, for the years ended December 31, 1997, 1998, and 1999.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Minimum lease commitments under noncancelable operating leases at December 31, 1999, are as follows:

Year ending December 31:
  2000.............................................  $ 3,457
  2001.............................................    3,353
  2002.............................................    3,245
  2003.............................................    2,739
  2004.............................................    2,656
  Thereafter.......................................    4,652
                                                     -------
                                                     $20,102
                                                     =======

     As a result of the acquisition of MBR (Note 2), the Company is obligated under capital lease agreements for certain property and equipment requiring monthly installments of principal and interest (at 10%) through 2004. The present value of the remaining capital lease payments is $114 at December 31, 1999.

     The Company maintains a profit-sharing plan covering substantially all employees. Quarterly contributions may be made by the Company based upon employee salaries. Effective January 1, 1997, the Company amended and restated the profit sharing plan to include a 401(k) plan. The Company contributed $134, $466 and $929 to the amended plan for the years ended December 31, 1997, 1998 and 1999, respectively.

     On May 25, 1999, Mobius Management Systems, Inc., filed a complaint in the United States District Court for the District of New Jersey (Mobius Management Systems, Inc. v. Quest Software, Inc., Case No. 99-2337). The complaint alleged that the Company published three advertisements that were false and misleading and, therefore, in violation of the Lanham Act and common law, and that the Company misappropriated unspecified trade secrets belonging to Mobius. The advertisements that Mobius alleged in its complaint are false and misleading were two e-mails intended for internal use, a comparison chart believed to have been prepared by a former Company employee in 1997 for internal purposes, and a statement made regarding the Company's Vista Plus Java client which had been posted on the Internet. The case was settled in late 1999, with both sides agreeing to pay their own legal fees. No other expenses were incurred by the Company in connection with this matter.

     The Company is involved in various claims and legal actions arising in the ordinary course of business. The litigation process is inherently uncertain, and it is possible that the resolution of such claims and legal actions may adversely affect the Company. However, it is the opinion of management that the ultimate disposition of these matters will not materially affect the Company's results of operations or financial position.

10.  GEOGRAPHIC INFORMATION AND CONCENTRATION OF CREDIT RISK

     Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company's chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The operating segments of the Company are managed separately because each segment represents a strategic business unit that offers different products or services.

     The Company's reportable operating segments include Licenses and Services. The Software Licenses operating segment develops and markets the Company's software products. The Services segment provides after-sale support for software products and fee-based training and consulting services related to the Company's products.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company does not separately allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, segment information reported includes only revenues, cost of sales and gross profit, as this information and the geographic information described below are the only information provided to the chief operating decision-maker.

     Operating segment data for the three years in the period ended December 31, 1999, was as follows:

                                                              LICENSES    SERVICES     TOTAL
                                                              --------    --------    -------
Year ended December 31, 1997:
  Revenues..................................................  $12,158     $ 6,157     $18,315
  Cost of revenues..........................................    1,307       1,972       3,279
                                                              -------     -------     -------
     Gross profit...........................................  $10,851     $ 4,185     $15,036
                                                              =======     =======     =======
Year ended December 31, 1998:
  Revenues..................................................  $24,901     $ 9,889     $34,790
  Cost of revenues..........................................    3,433       2,507       5,940
                                                              -------     -------     -------
     Gross profit...........................................  $21,468     $ 7,382     $28,850
                                                              =======     =======     =======
Year ended December 31, 1999:
  Revenues..................................................  $54,269     $16,599     $70,868
  Cost of revenues..........................................    2,998       4,195       7,193
                                                              -------     -------     -------
     Gross profit...........................................  $51,271     $12,404     $63,675
                                                              =======     =======     =======

     Revenues are attributed to geographic areas based on the location of the entity to which the products or services were sold. Revenues, gross profit, income (loss) from operations and long-lived assets concerning principal geographic areas in which the Company operates are as follows:

                                                 UNITED
                                                 STATES     INTERNATIONAL    ELIMINATIONS     TOTAL
                                                 -------    -------------    ------------    -------
Year ended December 31, 1997:
  Revenues.....................................  $17,511       $ 1,261         $  (457)      $18,315
  Gross profit.................................   14,413         1,075            (452)       15,036
  Income (loss) from operations................    1,533          (339)            254         1,448
  Long-lived assets............................    2,336           118              --         2,454

Year ended December 31, 1998:
  Revenues.....................................  $32,189       $ 4,172         $(1,571)      $34,790
  Gross profit.................................   26,594         3,840          (1,584)       28,850
  Income (loss) from operations................    3,839          (252)            102         3,689
  Long-lived assets............................    1,600           315              --         1,915

Year ended December 31, 1999:
  Revenues.....................................  $55,532       $19,736         $(4,400)      $70,868
  Gross profit.................................   55,389         8,701            (415)       63,675
  Income from operations.......................    3,270           693             505         4,468
  Long-lived assets............................   17,839         1,233              --        19,072

     In fiscal 1997, 1998 and 1999, no single customer accounted for 10% or more of total revenue. No single international location accounted for more than 5% of total revenues for any of the periods indicated.

                              QUEST SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                FIRST      SECOND     THIRD      FOURTH     FISCAL
                                               QUARTER    QUARTER    QUARTER    QUARTER      YEAR
                                               --------   --------   --------   --------   --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
YEAR ENDED DECEMBER 31, 1999
  Revenue....................................  $12,839    $15,450    $18,308    $24,271    $70,868
  Gross profit...............................   11,251     13,896     16,420     22,108     63,675
  Income before income taxes.................    1,632        641        902      2,495      5,670
  Net income applicable to common
     shareholders............................      943         31        272      1,561      2,807
  Basic earnings per share...................     0.02       0.00       0.01       0.04       0.07
  Diluted earnings per share.................     0.02       0.00       0.01       0.04       0.07

YEAR ENDED DECEMBER 31, 1998
  Revenue....................................  $ 7,043    $ 6,992    $ 8,734    $12,021    $34,790
  Gross profit...............................    5,965      5,522      7,044     10,319     28,850
  Income before income taxes.................    1,483         53      1,073      1,416      4,025
  Net income applicable to common
     shareholders............................      868         31        627        820      2,346
  Basic earnings per share...................     0.02       0.00       0.01       0.02       0.05
  Diluted earnings per share.................     0.02       0.00       0.01       0.02       0.05

12. SUBSEQUENT EVENTS

     On January 31 and February 11, 2000, the Company entered into two non-binding letters of intent to acquire two companies for an aggregate purchase price of $25 million.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Directors of
MBR Technologies, Inc.

     We have audited the accompanying balance sheet of MBR Technologies, Inc., a California Corporation, as of March 31, 1999, the related statements of operations, shareholders' equity and cash flows from inception (April 23, 1998) through March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MBR Technologies Inc. as of March 31, 1999, and the results of its operations and cash flows from inception (April 23, 1998) through March 31, 1999, in conformity with generally accepted accounting principles.

/s/ SWENSON ADVISORS, LLP

Temecula, California
September 29, 1999

                             MBR TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                              MARCH 31,     DECEMBER 17,
                                                                 1999           1999
                                                              ----------    ------------
                                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   63,055    $   229,011
  Accounts receivable.......................................      94,918         94,785
  Deposits and prepaid assets...............................      21,831         23,737
                                                              ----------    -----------
       Total current assets.................................     179,804        347,533
                                                              ----------    -----------
Property, equipment and software:
  Software..................................................     262,722         13,548
  Furniture and fixtures....................................      55,722         79,235
  Computers and equipment...................................     114,868        186,287
  Leasehold improvements....................................       9,772          9,772
                                                              ----------    -----------
                                                                 443,084        288,842
Less: accumulated depreciation..............................     (17,118)       (63,131)
                                                              ----------    -----------
  Net property and equipment................................     425,966        225,711
                                                              ----------    -----------
  Other assets..............................................       4,044          3,458
                                                              ----------    -----------
       Total assets.........................................  $  609,814    $   576,702
                                                              ==========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $   45,553         30,204
  Other current liabilities.................................      13,001             --
  Notes payable to Quest Software...........................          --        506,454
  Current portion of notes payable to related parties.......     299,136        411,020
  Current portion of capital lease obligations..............      30,342         42,585
  Deferred revenue..........................................      22,912         48,540
                                                              ----------    -----------
       Total current liabilities............................     410,944      1,038,803
                                                              ----------    -----------
Long term liabilities:
  Capital lease obligations, net of current portion.........      52,443         70,872
                                                              ----------    -----------
       Total liabilities....................................     463,387      1,109,675
                                                              ----------    -----------
Shareholders' equity (deficit):
  Common stock, no par value; authorized 10,000,000 shares;
     Issued and outstanding 1,020,000 shares................   1,020,000      1,020,000
  Accumulated deficit.......................................    (873,573)    (1,552,973)
                                                              ----------    -----------
       Total shareholders' equity (deficit).................     146,427       (532,973)
                                                              ----------    -----------
       Total liabilities and shareholders' equity...........  $  609,814    $   576,702
                                                              ==========    ===========

See Accompanying Notes to Financial Statements.

                             MBR TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                                                               FROM INCEPTION        PERIOD FROM
                                                              (APRIL 23, 1998)     JANUARY 1, 1999
                                                                  THROUGH                TO
                                                               MARCH 31, 1999     DECEMBER 17, 1999
                                                              ----------------    -----------------
                                                                                     (UNAUDITED)
Revenue.....................................................     $  267,825           $ 569,958
Operating expenses:
  Salary expenses and related employee benefits.............        248,859             497,291
  Research and development..................................        300,873             208,660
  Amortization of software costs............................        337,278             346,452
  Selling, general and administrative.......................        137,087             226,833
  Professional fees and outside services....................         92,710              87,657
  Amortization and depreciation.............................         17,568              56,134
                                                                 ----------           ---------
       Total operating expenses.............................      1,134,375           1,423,027
                                                                 ----------           ---------
Operating loss..............................................       (866,550)           (853,069)
Interest income.............................................            278                 467
                                                                 ----------           ---------
Loss before interest and taxes..............................       (866,272)           (852,602)
Interest expense............................................          6,501              31,007
Income tax provision........................................            800               1,395
                                                                 ----------           ---------
Net loss....................................................     $ (873,573)          $(885,004)
                                                                 ==========           =========

See Accompanying Notes to Financial Statements.

                             MBR TECHNOLOGIES, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
     FROM INCEPTION (APRIL 23, 1998) THROUGH MARCH 31, 1999 AND THE PERIOD
             FROM JANUARY 1, 1999 TO DECEMBER 17, 1999 (UNAUDITED)

                                                                COMMON       RETAINED
                                                                STOCK        DEFICIT
                                                              ----------    ----------
BALANCE, April 23, 1998.....................................  $       --    $       --
Net loss....................................................          --      (873,573)
Sale of common stock........................................   1,020,000            --
                                                              ----------    ----------
BALANCE, March 31, 1999.....................................   1,020,000      (873,573)
Unaudited:
Net loss....................................................          --      (679,400)
                                                              ----------    ----------
BALANCE, December 17, 1999..................................  $1,020,000    $1,552,973
                                                              ==========    ==========

See Accompanying Notes to Financial Statements.

                             MBR TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                               FROM INCEPTION        PERIOD FROM
                                                              (APRIL 23, 1998)     JANUARY 1, 1999
                                                                  THROUGH                TO
                                                               MARCH 31, 1999     DECEMBER 17, 1999
                                                              ----------------    -----------------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................      $(873,573)          $(885,004)

  Adjustments used in operating activities:
     Depreciation and amortization..........................         17,568              56,234
     Amortization of software costs.........................        337,278             346,452
     Related party equity exchanges.........................        237,040                  --
     Change in notes payable to related parties.............          4,136              21,420
     Changes in assets and liabilities:
       Increase in accounts receivable......................        (94,918)             74,660
       Increase in deposits and prepaid expenses............        (21,831)              2,374
       Increase in organization costs.......................         (4,494)                 --
       Increase in accounts payable and accrued
          liabilities.......................................         45,553             (11,127)
       Increase in other current liabilities................         13,001               7,071
       Increase in deferred revenue.........................         22,912             (48,540)
                                                                  ---------           ---------
          Net cash used in operating activities.............       (317,328)           (436,460)

Cash flows from investing activities:
  Purchase of property and equipment........................        (82,472)            (51,732)
                                                                  ---------           ---------
          Net cash used in investing activities.............        (82,472)            (51,732)

Cash flows from financing activities:
  Proceeds from common stock................................        173,501              22,717
  Borrowings from related parties...........................        295,000             155,000
  Borrowings from Quest Software............................             --             500,000
  Payments on capital lease obligations.....................         (5,646)            (29,933)
                                                                  ---------           ---------
          Net cash provided by financing activities.........        462,855             647,784
                                                                  ---------           ---------
Increase in cash............................................         63,055             159,592
Cash, beginning of period...................................             --              69,419
                                                                  ---------           ---------
Cash, end of period.........................................      $  63,055           $ 229,011
                                                                  =========           =========
Supplemental Disclosure of Cash flow Information:
  Cash paid for interest....................................      $   2,364           $  31,007
                                                                  =========           =========

     See Notes 4 and 6 for supplemental cash flow disclosures.

See Accompanying Notes to Financial Statements.

                             MBR TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

     MBR Technologies, Inc. (the "Company") was incorporated in California on April 23, 1998. The Company develops, publishes, markets, and distributes middleware solutions for enterprise software platforms. The Company's products are designed to reduce the cost of ownership and maintenance of the PeopleSoft and CSS/Horizon (ADP) environments. In addition to product sales the Company also provides annual maintenance for their software and related consulting services. The Company markets its software through several channels, including: direct sales, software showcase conferences, joint marketing relationships and value added resellers (VARs).

     Unaudited Information -- The accompanying statement of operations and cash flows for the period January 1, 1999 to December 17, 1999, have been prepared by the Company without audit in accordance with Generally Accepted Accounting Principles for interim financial information and, in the opinion of management, contain all adjustments consisting only of normal recurring accruals necessary for a fair presentation of such information. Such information has been prepared for use in the proforma financial statements required by Quest Software, Inc. (Quest) in connection with its acquisition in December, 1999 by Quest.

NOTE 2 -- LIQUIDITY AND BUSINESS RISK

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has an accumulated deficit of $873,573 and negative working capital of $231,140 as of March 31, 1999. The Company's ability to continue business in its present form is subject to a variety of factors, which include, among other things, the Company's ability to raise working capital and to generate profitable operations. In the opinion of management, the Company will be able to improve its profitability and raise adequate capital to meet its current working capital requirements.

     The Company is subject to a number of risks associated with companies at a similar stage of development including; the need for funding its operations and growth, marketplace acceptance, competition, technological obsolescence, and the retention and reliance on key personnel.


     On December 17, 1999, the Company was sold to Quest Software, Inc. for $10,638 which consisted of 93,471 shares of Quest's common stock valued at $9,323,732 and cash of $1,313,853.


NOTE 3 -- SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all unrestricted highly liquid investments purchased with maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

     Revenue Recognition -- Revenue from training and consulting fees is recognized when earned. Revenues from product sales and support fees are recognized in accordance with the provisions outlined in the AICPA SOP 97-2. Deferred revenue represents certain post contract customer support recognized on a monthly basis.

     Property and Equipment -- Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight line method for all assets based on

                             MBR TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

estimated useful lives of the assets, which range from three to seven years for furniture and equipment, and fifteen years for leasehold improvements.

     Software Costs -- Software costs related to the acquisition of the Stat! software have been capitalized and amortized over the useful life of the software, estimated to be twenty months. For the year ended March 31, 1999, $337,278 of these costs have been amortized. For the period January 1, 1999 to December 17, 1999, $346,452 of these costs have been amortized.

     Income Taxes -- For the year ended March 31, 1999 and the period from January 1, 1999 to December 17, 1999, there was no federal tax liability for financial statement or tax bases. The minimum franchise tax of $800 has been accrued.

NOTE 4 -- RELATED PARTIES

     During the year ended March 31, 1999, the Secretary and Chief Financial Officer of the Company loaned $195,000 and $100,000, respectively, to the Company to be used for operating and investing activities. The loans are due and payable no later than September 30, 1999, and interest accrues at a rate of 5% per annum. The Company has obtained a waiver until December 31, 1999. For the year ended March 31, 1999, $4,136 of interest was accrued on these notes.

     During the year ended March 31, 1999, certain related parties received stock in exchange for goods and services. The Chief Executive Officer and Chief Operations Officer of the Company received 350,000 and 300,000 shares, respectively, in exchange for rights to software and related consulting for the product. The Chief Financial Officer received approximately 118,100 shares for consulting and certain equipment.

NOTE 5 -- COMMON STOCK AND CAPITAL FUNDING

     The Company has one class of common stock. There are no preferences related to dividends, voting rights or dissolution. During the year ended March 31, 1999, $173,501 new cash was received for common stock sold to related and unrelated parties. (See Note 4)

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases office space under an operating lease agreement with monthly rent of $8,192; which increases to a maximum of $9,558 in 2003. Rent expense under this lease totaled $24,685 for the year ended March 31, 1999 and $81,511 for the period from January 1, 1999 to December 17, 1999.

     The Company also entered into an operating equipment lease at March 31 that expires in December 2001.

     Future minimum lease payments under these operating leases are as follows:

2000......................................................  $104,294
2001......................................................   108,390
2002......................................................   112,487
2003......................................................   116,583
                                                            --------
                                                            $441,754
                                                            ========

     Capital Leases -- The Company has entered into certain capital leases. Interest accrues on each of these leases at a rate of 10% annually. Lease terms range from 36 to 48 months.

                             MBR TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

     Future lease payments under capital leases are as follows:

2000......................................................  $ 41,160
2001......................................................    41,160
2002......................................................    38,476
2003......................................................     8,293
                                                            --------
                                                            $129,089
                                                            ========

NOTE 7 -- 401(K)PLAN

     The Company provides a tax qualified section 401(k) plan for the benefit of eligible employees. In accordance with Plan guidelines, contributions by the employer are discretionary. During the year ended March 31, 1999, the Company contributed $8,546 to the Plan. No contributions were payable at the end of the fiscal year. The Company paid $1,700 in administrative costs for the Plan.

     Contributions made by the Company vest based on the employee's years of service. Vesting begins after two years of service in 20% annual increments until the employee is 100% vested after six years.

NOTE 8 -- STOCK OPTION PLAN

     In June 1999, the Company adopted the Fiscal Year 2000 Equity Incentive Plan (2000 Plan.) Under the 1999 Plan, a maximum of 200,000 shares of Common Stock have been reserved for issuance of options. Options under the 1999 Plan may be granted at exercise prices determined by the Board of Directors, provided that the exercise prices shall not be less than 85% of the fair market of the common stock. The options vest over three years at 33.3% a year commencing on the grant date. The term of the options are not to exceed 10 years. There were no options granted under this Plan as of March 31, 1999. Approximately 11,500 options were granted after March 31, 1999 through September 29, 1999.

NOTE 9 -- YEAR 2000 ISSUE (UNAUDITED)

     Like other organizations and individuals around the world, the Company could be adversely affected if the computer systems it uses and those used by the Company's major customers and vendors do not properly process and calculate date-related information and data from and after January 1, 2000. This is commonly known as the "Year 2000 Issue." Management is assessing its computer systems and the systems compliance issues of its major service providers. Based on information available to management, the Company's major customers and vendors are taking steps that they believe are reasonably designed to address the Year 2000 Issue with respect to computer systems that they use. At this time, however, there can be no assurance that these steps will be sufficient, and the failure of a timely completion of all necessary procedures could have a material adverse effect on the Company's operations. Management will continue to monitor the status of, and its exposure to, this issue.

NOTE 10 -- NOTES PAYABLE TO QUEST SOFTWARE (UNAUDITED)

     Included in the accompanying financial statements at December 17, 1999 are notes and accrued interest at 7% payable to Quest Software of $506,454, which Quest Software assumed in the acquisition of the Company in December, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Foglight Software, Inc.
(a company in the development stage)

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Foglight Software, Inc. at December 31, 1998 and the results of its operations and its cash flows for the period from November 10, 1997 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. The Company's ability to continue as a going concern is dependent, among other factors, on its ability to obtain sufficient financing to complete the development and commercialization of its products and to obtain adequate customers for its product. Management's plans with regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

September 13, 1999, except for Note 10,
for which it is October 29, 1999

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,164,741
  Restricted cash...........................................       76,423
  Accounts receivable.......................................           --
  Inventory.................................................           --
  Prepaid expenses and other current assets.................      189,632
                                                              -----------
       Total current assets.................................    2,430,796
Property and equipment, net.................................    1,016,124
Other assets................................................       34,344
                                                              -----------
       Total assets.........................................  $ 3,481,264
                                                              ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable, current portion............................  $ 3,303,137
  Accounts payable..........................................      229,971
  Accrued liabilities.......................................      235,214
  Deferred revenue..........................................      126,134
  Capital lease obligations, current portion................      155,980
                                                              -----------
       Total current liabilities............................    4,050,436
Notes payable, net of current portion.......................    4,063,139
Capital lease obligations, net of current portion...........      539,311
                                                              -----------
                                                                8,652,886
                                                              -----------
Commitments (Note 6)
Stockholders' equity:
  Series A Convertible Preferred Stock: $0.001 per value;
     710,029 shares authorized; 618,680 shares issued and
     outstanding............................................          612
  Series B Convertible Preferred Stock: $0.001 par value;
     1,700,000 shares authorized; 1,238,390 shares issued
     and outstanding........................................        1,238
  Series C Convertible Preferred Stock: $0.001 par value;
     2,500,000 shares authorized;
     no shares issued and outstanding.......................           --
  Unearned compensation.....................................     (271,780)
  Common Stock: $0.001 par value; 15,000,000 shares
     authorized; 5,244,274 shares issued and outstanding....        5,244
  Additional paid-in capital................................    1,404,036
  Deficit accumulated during the development stage..........   (6,310,972)
                                                              -----------
       Total stockholders' deficit..........................   (5,171,622)
                                                              -----------
       Total liabilities and stockholders' deficit..........  $ 3,481,264
                                                              ===========

The accompanying notes are an integral part of these financial statements.

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF OPERATIONS

                                                                  PERIOD FROM
                                                               NOVEMBER 10, 1997
                                                              (DATE OF INCEPTION)
                                                                      TO
                                                               DECEMBER 31, 1998
                                                              -------------------
Net revenues................................................      $   296,514
Cost of net revenues........................................          (16,501)
                                                                  -----------
Gross profit................................................          280,013

Operating expenses:
  Research and development..................................       (3,116,105)
  Sales and marketing.......................................       (1,767,442)
  General and administrative................................       (1,116,259)
                                                                  -----------
       Total operating expenses.............................       (5,999,806)
                                                                  -----------
Loss from operations........................................       (5,719,793)
Interest income.............................................           36,487
Interest expense............................................         (310,488)
Other income (expense), net.................................         (316,378)
                                                                  -----------
Loss before provision for income tax........................       (6,310,172)
Provision for income tax....................................             (800)
                                                                  -----------
Net loss....................................................      $(6,310,972)
                                                                  ===========

The accompanying notes are an integral part of these financial statements.

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
     PERIOD FROM NOVEMBER 10, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1998

                            CONVERTIBLE PREFERRED STOCK                                                           DEFICIT
                       -------------------------------------                                                    ACCUMULATED
                           SERIES A            SERIES B           COMMON STOCK      ADDITIONAL                  DURING THE
                       ----------------   ------------------   ------------------    PAID-IN       UNEARNED     DEVELOPMENT
                       SHARES    AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     COMPENSATION      STAGE
                       -------   ------   ---------   ------   ---------   ------   ----------   ------------   -----------
Issuance of Series A
  Preferred Stock,
  Series B Preferred
  Stock and Common
  Stock in exchange
  for assets in March
  1998...............  691,205    $691    1,238,390   $1,238   3,745,153   $3,745   $  731,005    $      --     $        --
Exercise of Common
  Stock Options at
  $0.01 per share
  from March to July
  1998...............       --      --           --      --    1,509,020   1,509        13,581           --              --
Repurchase of
  Preferred in April
  1998...............  (79,585)    (79)          --      --           --      --       (90,948)          --              --
Repurchase of common
  stock at $0.01 per
  share from August
  to December 1998...       --      --           --      --      (16,149)    (16)         (145)                          --
Unearned
  compensation.......       --      --           --      --           --      --       455,861     (455,861)             --
Amortization of
  unearned
  compensation.......       --      --           --      --           --      --            --      184,081              --
Issuance of Series C
  Preferred Stock
  warrants in
  conjunction with
  the Comdisco loan
  (Note 5)...........       --      --           --      --           --      --       282,188           --              --
Exercise of Series A
  warrants at $0.00
  per share in
  October 1998.......    7,060      --           --      --           --      --            --           --              --
Issuance of Common
  Stock at $2.00 per
  share in exchange
  for consulting
  services in
  November 1998......       --      --           --      --        6,250       6        12,494           --              --
Net loss.............       --      --           --      --           --      --            --           --      (6,310,972)
                       -------    ----    ---------   ------   ---------   ------   ----------    ---------     -----------
Balance at December
  31, 1998...........  618,680    $612    1,238,390   $1,238   5,244,274   $5,244   $1,404,036    $(271,780)    $(6,310,972)
                       =======    ====    =========   ======   =========   ======   ==========    =========     ===========


                           TOTAL
                       SHAREHOLDERS'
                          DEFICIT
                       -------------
Issuance of Series A
  Preferred Stock,
  Series B Preferred
  Stock and Common
  Stock in exchange
  for assets in March
  1998...............   $   736,679
Exercise of Common
  Stock Options at
  $0.01 per share
  from March to July
  1998...............        15,090
Repurchase of
  Preferred in April
  1998...............       (91,027)
Repurchase of common
  stock at $0.01 per
  share from August
  to December 1998...          (161)
Unearned
  compensation.......            --
Amortization of
  unearned
  compensation.......       184,081
Issuance of Series C
  Preferred Stock
  warrants in
  conjunction with
  the Comdisco loan
  (Note 5)...........       282,188
Exercise of Series A
  warrants at $0.00
  per share in
  October 1998.......            --
Issuance of Common
  Stock at $2.00 per
  share in exchange
  for consulting
  services in
  November 1998......        12,500
Net loss.............    (6,310,972)
                        -----------
Balance at December
  31, 1998...........   $(5,171,622)
                        ===========

The accompanying notes are an integral part of these financial statements.

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS

                                                                  PERIOD FROM
                                                               NOVEMBER 10, 1997
                                                              (DATE OF INCEPTION)
                                                                      TO
                                                               DECEMBER 31, 1998
                                                              -------------------
Cash flows from operating activities:
  Net loss..................................................      $(6,310,972)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
       Accretion on warrants................................           23,777
       Depreciation and amortization........................          244,839
       Amortization of stock-based compensation.............          184,081
       Issuance of common stock for consulting services.....           12,500
       Changes in current assets and liabilities:
          Prepaid expenses and other current assets.........           68,948
          Accounts payable..................................          229,971
          Accrued liabilities...............................          305,233
          Deferred revenue..................................          126,134
                                                                  -----------
            Net cash used in operating activities...........       (5,115,489)
                                                                  -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................           15,090
  Cost of repurchase of common stock........................          (91,188)
  Principal payments on capital lease obligations...........          (67,249)
  Proceeds from notes payable...............................        7,500,000
  Increase in restricted cash...............................          (76,423)
                                                                  -----------
            Net cash provided by financing activities.......        7,280,230
                                                                  -----------
Net increase in cash and cash equivalents...................        2,164,741
Cash and cash equivalents at beginning of period............               --
                                                                  -----------
Cash and cash equivalents at end of period..................      $ 2,164,741
                                                                  ===========
Supplemental cash flow information:
  Cash paid for income taxes................................      $       800
                                                                  ===========
  Cash paid for interest....................................      $    81,786
                                                                  ===========
Supplemental non-cash investing and financing activity:
  Property and equipment acquired under capital leases......      $   755,802
                                                                  ===========
  Issuance of common stock for consulting services..........      $    12,500
                                                                  ===========

     Assets and liabilities transferred from Capital Technology, Inc. (see Note
2).

The accompanying notes are an integral part of these financial statements.

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     Foglight Software, Inc. (the "Company"), was incorporated in November 1997 in the state of Delaware to develop, market and sell software tools that are used by network professionals to diagram, document and manage network environments. Products are sold directly to end users in North America, primarily through its sales organization. Since its formation the Company has been in the development stage with its principal activities consisting of recruiting personnel, developing its initial technology and raising capital.

     In March 1999, the Company changes its name from Resolute Software to Foglight Software Inc.

BASIS OF PRESENTATION

     The financial statements have been prepared assuming the Company will continue as a going concern. The Company has sustained losses from operations since the Company's inception in November 1997, related primarily to the development of its products. In 1999, the Company's management plans to fund working capital requirements through additional financing, which the Company is seeking. The Company's continued existence is dependent on obtaining this financing or achieving profitable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Under SOP 97-2, product license revenue is recognized upon shipment, if a signed contract exists, the fee if fixed and determinable, collection of resulting receivable is probable and product returns are reasonably estimable. For contracts with multiple elements (e.g. product licenses maintenance, and other services), in which the Company does not have objective evidence of fair value for each component, the Company must recognize revenue ratably over the period of the contract for which services will be provided.

     Service revenue consists primarily of maintenance, training and consulting services. Maintenance revenues are recognized ratably over the maintenance period, which is generally one year. Revenue for training and consulting services are recognized as the services are performed.

CERTAIN RISKS AND CONCENTRATIONS

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and accounts receivable. The Company performs limited credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

     For the period from November 10, 1997 (date of inception) to December 31, 1998, two customers accounted for 61.7% and 11.8% respectively of the Company's revenues.

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

     The Company's products are concentrated in a single segment in the software industry which is characterized by rapid technological advances, changes in customer requirements and evolving industry standards. The success of the Company depends on management's ability to anticipate and respond quickly and adequately to technological developments in the industry, changes in customer requirements or changes in industry standards. Any significant delays in the development or introduction of products or services could have a material adverse effect on the Company's business and operating results.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for leases and notes payable with similar terms, the carrying value of its lease and notes payable obligations approximates fair value.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company's cash and cash equivalents are maintained in accounts with one U.S. financial institution.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. The Company has not capitalized any software development costs to date as such costs have not been material.

INCOME TAXES

     Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

COMPREHENSIVE INCOME

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement requires the disclosure of comprehensive income and its components in a full set of general purpose financial statements or on the statement of operations. Comprehensive income is defined as net income plus revenues, expenses, gains and losses that, under generally accepted accounting principles, are excluded from net income. For the period ended December 31, 1998, there are no material differences between comprehensive income and net income.

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The new standard requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives should be reported in the statement of operations or as a deferred item, depending on the use of derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the derivative must be highly effective in achieving offsetting changes in fair value of cash flows of the hedged items during the term of the hedge. SFAS No. 133 will be effective for fiscal years beginning after June 15, 2000. Currently, the Company does not hold derivative instruments or engage in hedging activities.

 2. INITIAL FUNDING FROM CAPITAL TECHNOLOGIES INTEGRATION, INC.

     On March 16, 1998 the Company received certain assets and liabilities from Capital Technologies Integration, Inc. in exchange for an issuance of stock to Capital Technologies Integration, Inc. The exchange was recorded at historical cost since there was no change in ownership. The historical cost of the net assets received are as follows:

Accounts receivable.........................................  $259,721
Other current assets........................................    33,203
                                                              --------
                                                               292,924
Property and equipment......................................   505,161
                                                              --------
       Total assets.........................................   798,085
Accrued liabilities.........................................    61,406
                                                              --------
       Net assets...........................................  $736,679
                                                              ========

     In addition, Capital Technologies Integration, Inc. loaned $1,500,000 to the Company (see Note 5).

 3. BALANCE SHEET COMPONENTS

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Property and equipment, net:
  Computer equipment........................................   $1,080,343
  Furniture and fixtures....................................      180,620
                                                               ----------
                                                                1,260,963
  Less: Accumulated depreciation and amortization...........     (244,839)
                                                               ----------
                                                               $1,016,124
                                                               ==========

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

     Property and equipment includes $755,802 of computer equipment and internal-use software under capital leases at December 31, 1998. Accumulated depreciation and amortization of assets under capital leases totaled $94,660 at December 31, 1998.

                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
Accrued liabilities:
  Payroll and related expenses..............................     $122,379
  Accrued interest expense..................................       73,500
  Other.....................................................       39,335
                                                                 --------
                                                                 $235,214
                                                                 ========

 4. INCOME TAXES

     The provision for income taxes consists of the following:

                                                                  PERIOD FROM
                                                               NOVEMBER 10, 1997
                                                              (DATE OF INCEPTION)
                                                                      TO
                                                               DECEMBER 31, 1998
                                                              -------------------
Current:
  State and local...........................................         $800
                                                                     ----
                                                                     $800
                                                                     ====

     Deferred tax assets and liabilities consist of the following:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 2,118,855
  Accruals and reserves.....................................       82,855
  Capitalized start up costs................................      199,905
  Depreciation and amortization.............................        2,601
  Deferred revenue..........................................       33,859
                                                              -----------
                                                                2,438,075
                                                              -----------
Net deferred tax assets.....................................    2,438,075
Valuation allowance.........................................   (2,438,075)
                                                              -----------
                                                              $        --
                                                              ===========

     Management believes that, based on cumulative losses, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded.

     At December 31, 1998, the Company had approximately $5,319,000 of federal and state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2018 and 2006, respectively. The Company's net operating loss carryforwards may be subject to certain limitations on annual utilization attributable to equity transactions that result in changes in ownership, as defined by the Tax Reform Act of 1986.

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

 5. BORROWINGS

EQUIPMENT LEASE LINE

     At December 31, 1998, the Company had $695,291 outstanding and due under equipment lease financing lines with the leasing companies Phoenix Leasing and Comdisco Inc. The equipment lease lines provide for borrowings of up to $1,250,552 which are collateralized by the leased equipment. The financing lines expire in September 2001 and December 2002, respectively, and charges interest at rates of 18.13% and 18.59% per annum, respectively.

     In conjunction with the Comdisco lease line, the Company issued warrants to purchase 1,750 shares of Series C preferred stock at a price of $2.00 per share, exercisable until September 2008 or five years after an initial public offering by the Company, whichever is earlier.

     The leases contain various covenants which the Company has not fully complied with but which have been waived by the leasing companies.

NOTES PAYABLE

     Notes payable consists of the following:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
5.88% Convertible notes:
  matures July 24, 2008.....................................  $ 3,000,000
10.50% Captech note:
  matures March 16, 2008....................................    1,624,687
11.50% Comdisco note;
  matures September 30, 2001................................    2,741,589
                                                              -----------
                                                                7,366,276
Less: Current portion.......................................   (3,303,137)
                                                              -----------
                                                              $ 4,063,139
                                                              ===========

CONVERTIBLE NOTE

     The entire principal and accrued interest on the convertible notes are convertible into 1,500,000 shares of Series C preferred stock of the Company at the option of the holder in a ten day period following the closing of the next sale of the Company's equity.

     The notes were converted into Series C preferred stock in May 1999.

     There is interest in arrears on the notes of $73,500.

CAPTECH NOTE

     Under an agreement signed with Capital Technologies Integration, Inc. on March 16, 1998, the $1,500,000 Promissory Note shall terminate, and the obligation of the Company to make payment on the unpaid principal and accrued interest due shall be forgiven in full, on the date of the earlier to occur of
(i) the consummation of the Company's initial sale of its Common Stock in a bona fide commitment underwriting pursuant to a registration statement on Form S-1 (or successor form) under the Securities Act (other than a registration statement relating either to the sale of securities to the Company's employees pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) provided that such public offering establishes a valuation for the Company of at least $75,000,000, or

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

(ii) upon a change of control, provided such a change of control establishes a valuation for the Company of at least $75,000,000. For the purposes of this note, a "change of control" means to sell, convey, or otherwise dispose of or encumber all or substantially all of its property, or business or consolidate with any other corporation or effect any transactions or series of related transactions which dispose of more than 50% of the voting power of the Company.

     There is interest in arrears of $124,687.

COMDISCO NOTE

     In conjunction with the Comdisco note the Company issued warrants to purchase 187,500 shares of Series C preferred stock at a price of $2.00 per share, exercisable until September 2008 or five years after an initial public offering by the Company, whichever is earlier.

     The warrants issued have a fair value of 1.55 per warrant, at the time of issuance, using the Black-Scholes pricing model. The aggregate fair value of these warrants of approximately $282,188 has been, recorded as a discount on the debt and will be amortized to interest expense over the life of the note which is three years. The amortization for the period from November 10, 1997 (date of inception) to December 31, 1998 is $23,777.

     The Loan is collateralized by substantially all the assets of the Company not collateralized by the lease lines.

     The notes are subject to certain covenants that the Company is not currently in compliance with, however, the lender has currently waived its covenants.

     Principal payments under notes payable are as follows:

Year Ending December 31,
  1999......................................................  $  397,200
  2000......................................................   1,286,704
  2001......................................................   1,316,096
  2002......................................................          --
  2003......................................................          --
  Thereafter................................................   4,500,000
                                                              ----------
                                                              $7,500,000
                                                              ==========

 6. COMMITMENTS

PURCHASE COMMITMENTS

     At December 31, 1998, the Company had approximately $72,000 in noncancelable purchase commitments with suppliers. The Company expects to sell all products which it has committed to purchase from suppliers.

LEASES

     The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2002. Rent expense for the period from November 10, 1997 (date of inception) to December 31, 1998 was $179,869. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

     Future minimum lease payments under noncancelable operating and capital leases, including lease commitments entered into subsequent to December 31, 1998 are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              --------    ----------
Year Ending December 31,
  1999......................................................  $253,888    $  306,510
  2000......................................................   284,430       310,116
  2001......................................................   297,745       313,722
  2002......................................................    52,013       158,664
                                                              --------    ----------
Total minimum lease payments................................   888,076    $1,089,012
                                                                          ==========
Less: Amount representing interest..........................   192,785
                                                              --------
Present value of capital lease obligations..................   695,291
Less: Current portion.......................................   155,980
                                                              --------
     Long-term portion of capital lease obligations.........  $539,311
                                                              ========

 7. CONVERTIBLE PREFERRED STOCK

     Convertible Preferred Stock at December 31, 1998 consists of the following:

                                                           SHARES
                                                  -------------------------    PROCEEDS NET OF
                     SERIES                       AUTHORIZED    OUTSTANDING    ISSUANCE COSTS
                     ------                       ----------    -----------    ---------------
  A.............................................    710,029        618,680         $  612
  B.............................................  1,700,000      1,238,390          1,238
  C.............................................  2,500,000             --             --
                                                  ---------      ---------         ------
                                                  4,910,029      1,857,070         $1,850
                                                  =========      =========         ======

     The holders of Convertible Preferred Stock have various rights and preferences as follows:

VOTING

     Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

     As long as at least 47,058 shares of Convertible Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Convertible Preferred Stock in order to alter the Articles of Incorporation as related to Convertible Preferred Stock, increase the authorized number of shares of Convertible Preferred Stock, authorize or issue any other equity security senior to or on a parity with the Series A, B or C preferred stock, repurchase any shares of Common Stock other than shares subject to the right of repurchase by the Company, sell all or substantially all the Company's assets in a single transaction or series of related transactions, authorize a dividend for any class or series other than Convertible Preferred Stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

DIVIDENDS

     Holders of Series A, B and C Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.083215, $0.19125 and $0.16 per share, respectively, when and if

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

declared by the Board of Directors. The holders of Series A, B and C Convertible Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Convertible Preferred Stock or Common Stock have been declared by the Board from inception through December 31, 1998.

LIQUIDATION

     In the event of any liquidation, dissolution or winding up of the Company, including a merger, or acquisition that results in the transfer of 50% or more of the outstanding voting power of the Company or a sale of substantially all of the assets of the Company, the holders of Series A, B and C Convertible Preferred Stock are entitled to receive an amount per share equal to (i) the applicable Original Issue Price for such series of Convertible Preferred Stock, plus (ii) all declared but unpaid dividends thereon, plus (iii) for the Series B Convertible Preferred Stock only, an additional amount per share equal to $0.8075 (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and (iv) for the Series C Convertible Preferred Stock only, an additional amount per share equal to $0.6667 (as adjusted for any stock splits, stock dividends, recapitalizations or the like). The remaining assets, if any, shall be distributed among the holders of the then outstanding Common Stock pro rata, according to the number of shares of Common Stock held by each holder thereof. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably among holders of the Series A, B and C Convertible Preferred Stock preferences, so that each holder receives the same percentage of the applicable preferential amount.

CONVERSION

     Each share of Series A, B and C Convertible Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Series A, B and C Convertible Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon:
(1) immediately prior to the closing of a public offering of Common Stock with the aggregate public offering price of at least $8.00 per share and with gross proceeds of at least $10,000,000 and (2) upon the Company's receipt of the written consent of the holders of not less than a majority of outstanding Convertible Preferred Stock.

WARRANTS FOR CONVERTIBLE PREFERRED STOCK

     There is a further commitment to issue 11,763 shares of Series A Convertible Preferred Stock for no consideration per share upon the exercise of a warrant to purchase stock of Capital Technologies Integration, Inc. which shares are issuable as dividend on the Capital Technologies Integration, Inc. stock underlying the warrant.

 8. COMMON STOCK

     The Company's Articles of Incorporation, as amended, authorize the Company to issue 15,000,000 shares of $0.01 par value Common Stock. A portion of the shares sold are subject to a right of repurchase by the Company subject to vesting, which is generally over a four year period from the earlier of grant date or employee hire date, as applicable, until vesting is complete. At December 31, 1998, there were 1,378,623 shares subject to repurchase.

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

 9. STOCK OPTION PLANS

     In March 13, 1998, the Company adopted the 1998 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved 1,735,000 shares of Common Stock for issuance under the Plan.

     Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options are exercisable immediately subject to repurchase options held by the Company which lapse over a maximum period of four years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.

                                                   SHARES        NUMBER       WEIGHTED
                                                 AVAILABLE     OF OPTIONS     AVERAGE
                                                 FOR GRANT     OUTSTANDING     PRICE       TOTAL
                                                 ----------    -----------    --------    --------
Initial shares reserved........................   1,735,000            --      $  --      $     --
  Options granted..............................  (1,914,743)    1,914,743       0.02        43,182
  Shares issued from option pool...............      (6,250)           --         --            --
  Options exercised............................          --    (1,509,020)      0.01       (15,090)
  Options canceled.............................     201,299      (201,299)      0.02        (4,008)
                                                 ----------    ----------                 --------
Balances at December 31, 1998..................      15,306       204,424      $0.12      $ 24,084
                                                 ==========    ==========                 ========

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS No. 123")." The Company however, continues to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the Plan. Determination of compensation cost for the Plan based on the fair value at the grant date for awards in 1998 consistent with the provisions of SFAS No. 123, would not result in a significant difference from the reported net loss for the period from November 10, 1997 (date of inception) to December 31, 1998.

     The fair value of each option grant is estimated on the date of grant using the minimum value method assuming an expected life of four years and a risk-free interest rate of 4.62% to 5.89%. The weighted average expected life was calculated based on the vesting period and the expected exercise behavior of options granted. The risk-free interest rate was calculated in accordance with the grant date and expected life calculated of options granted.

     In connection with certain stock option grants during the year ended December 31, 1998, the Company recorded stock-based compensation totaling $455,861, which is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which is generally four years. Stock-based compensation amortization recognized during the year ended December 31, 1998 totaled $184,081.

                            FOGLIGHT SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

     The weighted average fair value of the options granted was $0.02 in the period from November 10, 1997 (date of inception) to December 31, 1998.

                                                                DECEMBER 31, 1998
                                          -------------------------------------------------------------
                                                  OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                          ------------------------------------   ----------------------
                                                         WEIGHTED
                                                          AVERAGE     WEIGHTED                 WEIGHTED
                                                         REMAINING    AVERAGE                  AVERAGE
                RANGE OF                    NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
             EXERCISE PRICE               OUTSTANDING      LIFE        PRICE     OUTSTANDING    PRICE
             --------------               -----------   -----------   --------   -----------   --------
$0.01 -- 0.20...........................    204,424         9.6        $0.12       204,424      $0.12

10. SUBSEQUENT EVENTS

     On January 13, 1999, the Company increased the shares reserved under the 1998 plan to a total of 2,000,000 shares. On April 28, 1999 the Company increased the shares reserved under the 1998 plan to a total of 2,500,000 shares.

     In February 1999, the Company instituted a change of control agreement whereby in the event of a change of control unvested employee stock options vest, and repurchase rights lapse, by 25%. If after a change of control the individual is involuntarily terminated the stock options vest, and repurchase rights lapse, by an additional 25%.

     On March 31, 1999, the Board authorized that shares of Series C Convertible Preferred Stock increase to a total of 3,189,250. On April 28, 1999, the Board authorized that the shares of Series C Convertible Preferred Stock and Common Stock increase to a total of 4,789,250 and 16,600,000, respectively.

     In April 1999, the Company issued 1,000,000 shares of Series C Convertible Preferred Stock, along with warrants for 499,995 shares of Series C Convertible Preferred Stock, for $2,000,000.

     In July 1999 and October 1999, the Company issued an aggregate of $1,000,000 of promissory notes convertible into shares of Series C Convertible Preferred Stock along with warrants for 249,994 shares of Series C Convertible Preferred Stock. The warrants terminate upon the earliest of September 30, 2004 or the sale of the business and have an exercise price of $2.00.

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
Foglight Software, Inc.

     We have audited the accompanying balance sheet of Foglight Software, Inc. (the Company) as of December 31, 1999, and the related statements of operations, capital deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Foglight Software, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 22, 2000

                            FOGLIGHT SOFTWARE, INC.

                                 BALANCE SHEET


                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
ASSETS

Current Assets:
  Cash and cash equivalents.................................  $     32,589
  Restricted cash...........................................        50,655
  Accounts receivable, net of allowance for doubtful
     accounts of $1,070.....................................       106,514
  Prepaid expenses and other current assets.................       200,058
                                                              ------------
       Total current assets.................................       389,816
Property and equipment, net.................................       865,539
Other Assets................................................        34,344
                                                              ------------
                                                              $  1,289,699
                                                              ============

LIABILITIES AND CAPITAL DEFICIENCY

Current liabilities:
  Notes payable, current portion............................  $  4,747,196
  Accounts payable..........................................        79,669
  Accrued liabilities.......................................       752,012
  Deferred revenue..........................................       236,641
  Capital lease obligations, current portion................       309,871
                                                              ------------
       Total current liabilities............................     6,125,389
  Notes payable, net of current portion.....................     1,279,205
  Capital lease obligations, net of current portion.........       497,595

Commitments and contingencies (Note 6)

Capital deficiency:
  Series A convertible preferred stock, $0.001 par value,
     710,029 shares authorized; 618,680 shares issued and
     outstanding............................................           612
  Series B convertible preferred stock, $0.001 par value,
     1,700,000 shares authorized; 1,238,390 shares issued
     and outstanding........................................         1,238
  Series C convertible preferred stock, $0.001 par value,
     4,789,250 shares authorized; 2,500,000 shares issued
     and outstanding........................................         2,500
  Common stock, $0.001 par value, 16,600,000 shares
     authorized; 5,510,592 shares issued and outstanding....         5,510
  Warrants to purchase Series C convertible preferred
     stock..................................................     1,292,188
  Additional paid-in capital................................     7,886,243
  Unearned compensation expense.............................    (1,388,251)
  Accumulated deficit.......................................   (14,412,530)
                                                              ------------
       Net capital deficiency...............................    (6,612,490)
                                                              ------------
                                                              $  1,289,699
                                                              ============


See accompanying notes to financial statements.

                            FOGLIGHT SOFTWARE, INC.

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999


Revenue:
  Licenses..................................................  $ 2,433,107
  Services..................................................      382,879
                                                              -----------
     Total revenue..........................................    2,815,986

Cost of revenue:
  Licenses..................................................      108,458
  Services..................................................      207,430
                                                              -----------
Total cost of revenue.......................................      315,888
                                                              -----------
Gross profit................................................    2,500,098

Operating expenses:
  Sales and marketing.......................................    3,733,771
  Research and development..................................    3,680,185
  General and administrative................................    1,233,377
  Other compensation expense................................      409,053
                                                              -----------
       Total operating expenses.............................    9,056,386
                                                              -----------
Loss from operations........................................   (6,556,288)
Other expense, net..........................................     (865,267)
                                                              -----------
Loss before income tax provision............................   (7,421,555)
Income tax provision........................................          900
                                                              -----------
Net loss....................................................   (7,422,455)
Value of beneficial conversion feature......................      660,000
Accretion on preferred stock................................       19,103
                                                              -----------
Net loss applicable to common stockholders..................  $(8,101,558)
                                                              ===========


See accompanying notes to financial statements.

                            FOGLIGHT SOFTWARE, INC.

                        STATEMENT OF CAPITAL DEFICIENCY



                                                                          WARRANTS
                                                                         TO PURCHASE
                                  CONVERTIBLE                             SERIES C
                                PREFERRED STOCK        COMMON STOCK      CONVERTIBLE   ADDITIONAL
                               ------------------   ------------------    PREFERRED     PAID-IN       UNEARNED     ACCUMULATED
                                SHARES     AMOUNT    SHARES     AMOUNT      STOCK       CAPITAL     COMPENSATION     DEFICIT
                               ---------   ------   ---------   ------   -----------   ----------   ------------   ------------
BALANCE, January 1, 1999.....  1,857,070   $1,850   5,244,274   $5,244   $  282,188    $1,121,848   $  (271,780)   $ (6,310,972)
Issuance of Series C
  preferred stock and
  warrants, net..............  1,000,000   1,000           --      --       660,000     1,980,897            --        (660,000)
Issuance of Series C
  preferred stock warrants in
  conjunction with a
  financing..................         --      --           --      --       350,000            --            --              --
Accretion on preferred
  stock......................         --      --           --      --            --        19,103            --         (19,103)
Conversion of debt to
  equity.....................  1,500,000   1,500           --      --            --     3,116,100            --              --
Exercise of stock options....         --      --      701,440     701            --       127,257            --              --
Repurchase of common stock...         --      --     (435,122)   (435)           --        (4,486)           --              --
Unearned compensation........         --      --           --      --            --     1,525,524    (1,525,524)             --
Amortization of unearned
  compensation...............         --      --           --      --            --            --       409,053              --
Net loss.....................         --      --           --      --            --            --            --              --
                               ---------   ------   ---------   ------   ----------    ----------   -----------    ------------
BALANCE, December 31, 1999...  4,357,070   $4,350   5,510,592   $5,510   $1,292,188    $7,886,243   $(1,388,251)   $(14,412,530)
                               =========   ======   =========   ======   ==========    ==========   ===========    ============


                               NET CAPITAL
                               DEFICIENCY
                               -----------
BALANCE, January 1, 1999.....  $(5,171,662)
Issuance of Series C
  preferred stock and
  warrants, net..............    1,981,897
Issuance of Series C
  preferred stock warrants in
  conjunction with a
  financing..................      350,000
Accretion on preferred
  stock......................
Conversion of debt to
  equity.....................    3,117,600
Exercise of stock options....      127,958
Repurchase of common stock...       (4,921)
Unearned compensation........           --
Amortization of unearned
  compensation...............      409,053
Net loss.....................   (7,422,455)
                               -----------
BALANCE, December 31, 1999...  $(6,612,490)
                               ===========


See accompanying notes to financial statements.

                            FOGLIGHT SOFTWARE, INC.

                            STATEMENT OF CASH FLOWS




                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Cash flows from operating activities:
  Net loss..................................................  $(7,422,455)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
       Amortization of debt discount........................      214,277
       Depreciation.........................................      483,595
       Amortization of unearned compensation expense........      409,053
       Changes in current assets and liabilities:
          Accounts receivable...............................     (106,514)
          Prepaid expenses and other current assets.........      (10,426)
          Accounts payable..................................     (150,302)
          Accrued liabilities...............................      516,798
          Deferred revenue..................................      110,507
                                                              -----------
            Net cash used in operating activities...........   (5,955,467)

Cash flows from investing activities:
  Purchases of property and equipment.......................     (105,927)

Cash flows from financing activities:
  Proceeds from issuance of common stock....................      127,958
  Proceeds from issuance of Series C preferred stock........    1,981,897
  Repurchase of common stock................................       (4,921)
  Principal payments on capital lease obligations and notes
     payable................................................     (612,626)
  Proceeds from notes payable...............................    2,411,166
  Decrease in restricted cash...............................       25,768
                                                              -----------
            Net cash provided by financing activities.......    3,929,242
                                                              -----------
Net decrease in cash and cash equivalents...................   (2,132,152)
Cash and cash equivalents, beginning of period..............    2,164,741
                                                              -----------
Cash and cash equivalents, end of period....................  $    32,589
                                                              ===========

Supplemental cash flow information -- cash paid for:
  Income taxes..............................................  $       900
                                                              ===========
  Interest..................................................  $   457,498
                                                              ===========

Supplemental noncash investing and financing activities:
  Property and equipment acquired under capital leases......  $   227,083
                                                              ===========
  Conversion of notes payable to Series C preferred stock...  $ 3,117,600
                                                              ===========
  Value of beneficial conversion feature....................  $   660,000
                                                              ===========
  Accretion on preferred stock..............................  $    19,103
                                                              ===========


See accompanying notes to financial statements.

                            FOGLIGHT SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS




1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES



     Nature of Operations -- Foglight Software, Inc. (the Company) was incorporated in November 1997 in the State of Delaware to develop, market and sell software tools that are used by network professionals to diagram, document, and manage network environments. Products are sold directly to end users in North America, primarily through its sales organization. In March 1999, the Company changed its name from Resolute Software to Foglight Software, Inc.



     In January 2000, the Company was purchased by Quest Software, Inc. (Quest) in exchange for 1,187,719 shares of Quest common stock valued at $104,167,628, cash payments estimated to be $424,000, the assumption of unvested Foglight stock options valued at $2,088,003 and the assumption of net liabilities of $5,112,490.


     Fair Value of Financial Instruments -- The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts payable, and other accrued liabilities, approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for leases and notes payable with similar terms, the carrying value of its lease and notes payable obligations approximates fair value.

     Cash, Cash Equivalents and Restricted Cash -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The restricted cash consists of cash required to be maintained in connection with the Company's lease of its operating facility.

     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Repair and maintenance costs are expensed as incurred.

     Revenue Recognition -- Under Statement of Position (SOP) No. 97-2, Software Revenue Recognition, license revenue is recognized upon shipment, if a signed contract exists, the fee is fixed and determinable, collection of resulting receivable is probable, and product returns are reasonably estimable. If the provisions of SOP No. 97-2 are not met, the revenue is deferred.

     Service revenue consists primarily of maintenance, training, and consulting services. Maintenance revenues are recognized ratably over the maintenance period, which is generally one year. Revenue for training and consulting services are recognized as the services are performed.

     Research and Development -- Research and development costs are expensed as incurred. Software development costs are capitalized, beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development costs have been capitalized as of December 31, 1999.

                            FOGLIGHT SOFTWARE, INC.

     Income Taxes -- The Company accounts for its income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred taxes on income result from temporary differences between the reporting of income for financial statements and tax reporting purposes. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     Stock-Based Compensation -- The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.


     Comprehensive Income -- There was no difference between the net loss and the comprehensive net loss for the year ended December 31, 1999.


     Certain Risks and Concentrations -- Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and accounts receivable. The Company performs limited credit evaluations of its customers' financial conditions and, generally, requires no collateral from its customers.

     For the year ended December 31, 1999, three customers accounted for 23%, 12%, and 10%, respectively, of the Company's revenues. The loss of, or a reduction in sales to, any of these customers could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company's products are concentrated in a single segment in the software industry, which is characterized by rapid technological advances, changes in customer requirements and evolving industry standards. The success of the Company depends on management's ability to anticipate and respond quickly and adequately to technological developments in the industry, changes in customer requirements or changes in industry standards. Any significant delays in the development or introduction of products or services could have a material adverse effect on the Company's business and operating results.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Recent Accounting Pronouncements -- In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company is required to adopt effective in its fiscal year 2001. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. The Company does not currently engage in hedging activities, but will continue to evaluate the effects of adopting SFAS No. 133.

                            FOGLIGHT SOFTWARE, INC.

2.  PROPERTY AND EQUIPMENT, NET

     Property and equipment consist of the following:


Computer equipment..........................................  $1,410,883
Furniture and fixtures......................................     181,720
                                                              ----------
                                                               1,592,603
Less accumulated depreciation...............................    (727,064)
                                                              ----------
                                                              $  865,539
                                                              ==========


     Property and equipment includes $1,100,018 of computer equipment and software under capital leases at December 31, 1999. Accumulated depreciation of assets under capital leases totaled $517,499 at December 31, 1999.

3.  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:


Payroll and related costs...................................  $388,423
Accrued interest............................................   290,480
Other.......................................................    73,109
                                                              --------
                                                              $752,012
                                                              ========


4.  INCOME TAXES

     The provision for income taxes consists of the following:


Current:
  State and local...........................................  $       900

Deferred:
  Federal...................................................    2,419,811
  State.....................................................      753,457
                                                              -----------
Net deferred taxes..........................................    3,173,268
Valuation allowance.........................................   (3,173,268)
                                                              -----------
                                                              $       900
                                                              ===========

                            FOGLIGHT SOFTWARE, INC.

     Deferred tax assets and liabilities consist of the following:

Deferred tax assets:
  Net operating loss carryforwards..........................  $ 4,694,000
  Accruals and reserves.....................................      237,000
  Capitalized start-up costs................................      216,000
  Depreciation and amortization.............................      (18,000)
  Tax credits...............................................      309,000
                                                              -----------
Net deferred tax assets.....................................    5,438,000
Valuation allowance.........................................   (5,438,000)
                                                              -----------
                                                              $        --
                                                              ===========

     The Company evaluates a variety of factors in determining the amount of deferred income assets to be recognized pursuant to SFAS No. 109, Accounting for Income Taxes. During 1999, the Company determined that a valuation allowance for the entire net deferred tax asset is required.

     As of December 31, 1999, the Company has approximately $11,900,000 and $12,000,000 of federal and state domestic net operating loss carryforwards, respectively, which begin expiring on an annual basis in 2018 and 2006, respectively.

5.  BORROWINGS


     Equipment Lease Line -- At December 31, 1999, the Company had $807,466 outstanding and due under equipment lease financing lines with the leasing companies, Phoenix Leasing and Comdisco Inc. (Comdisco). The equipment lease lines provide for borrowings of up to $1,250,552 which are collateralized by the leased equipment. The financing lines expire in September 2001 and December 2002, respectively.


     In conjunction with the Comdisco lease line, the Company issued warrants in 1998 to purchase 1,750 shares of Series C preferred stock at a price of $2.00 per share, exercisable until September 2008 or five years after an initial public offering by the Company, whichever is earlier. The fair value of these warrants was determined to be insignificant using the Black-Scholes option-pricing model and no value was ascribed to these warrants. All of the warrants were outstanding at December 31, 1999.


     In April 1999, in connection with the issuance of 1,000,000 shares of Series C convertible preferred stock (Note 7), $3,000,000 in previously outstanding convertible notes were converted into 1,500,000 shares of Series C convertible preferred stock.

                            FOGLIGHT SOFTWARE, INC.

     Notes Payable -- Notes payable consists of the following:

5.32% Convertible Subordinated Promissory Notes, payable on
  demand by the holders at any time one year after date of
  issuance..................................................  $   764,065
10.5% Captech note; matures March 16, 2008..................    1,500,000
11.5% Comdisco Inc. note; matures September 30, 2001........    2,462,336
7.0% Quest Software, Inc. notes.............................    1,300,000
                                                              -----------
                                                                6,026,401
Less current portion........................................   (4,747,196)
                                                              -----------
                                                              $ 1,279,205
                                                              ===========


     Convertible Subordinated Promissory Notes -- During April and October of 1999, the Company issued $1,000,000 of Convertible Subordinated Promissory Notes (Promissory Notes), which are payable, plus interest at 5.32%, on demand by the holders at any time one year from the date of issuance. The Promissory Notes are convertible upon any one of the following events:



     - Upon the close of an equity financing yielding gross proceeds of at least $3.0 million to the Company, the Promissory Notes will be converted into similar equity securities issued in conjunction with the financing



     - Upon the acquisition of the Company, the Promissory Notes will be converted into shares of the Company's Series C convertible preferred stock at a price of $2.00 per share



     - Upon a public offering of the Company's common stock under the Securities Act of 1933, the Promissory notes will be converted into shares of common stock at a price of $2.00 per share


     In conjunction with the acquisition of the Company by Quest in January 2000, the Promissory Notes were converted into Series C convertible preferred stock.

     In connection with the issuance of the Promissory Notes, the Company issued warrants to purchase 249,994 shares of Series C convertible preferred stock at a price of $2.00 per share. The Company has determined the relative fair value of the notes and warrants to be $650,000 and $350,000, respectively. The fair value of the warrants has been recorded as a discount on the debt and is being amortized over the one-year term of the notes.


     Captech Note -- Under an agreement signed with Capital Technologies Integration, Inc. (Captech) on March 16, 1998, the $1,500,000 promissory note shall terminate, and the obligation of the Company to make payment on the unpaid principal and accrued interest due shall be forgiven in full, on the date of the earlier to occur of (i) the consummation of the Company's initial sale of its common stock in a bona fide commitment underwriting pursuant to a Registration Statement on Form S-1 (or successor form) under the Securities Act (other than a Registration Statement relating either to the sale of securities to the Company's employees pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) provided that such public offering establishes a valuation for the Company of at least $75 million or (ii) upon a change of control, provided such a change of control establishes a valuation for the Company of at least $75 million. For purposes of this note, a "change of control" means to sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business, or

                            FOGLIGHT SOFTWARE, INC.

consolidate with any other corporation or effect any transactions or series of related transactions which dispose of more than 50% of the voting power of the Company.

     Included in accrued expenses, in the accompanying financial statements, is interest in arrears of $282,187 associated with the Captech note.

     The Captech note and related interest was forgiven by the holder in conjunction with the acquisition of the Company by Quest in January 2000.


     Comdisco Note -- In conjunction with the issuance of the Comdisco note in 1998, the Company issued warrants to purchase 187,500 shares of Series C convertible preferred stock at a price of $2.00 per share, exercisable until September 2008 or five years after an initial public offering by the Company, whichever is earlier. The warrants issued have a fair value of $1.55 per warrant, at the time of issuance, using the Black-Scholes pricing model. The aggregate fair value of these warrants of approximately $282,188 has been recorded as a discount on the debt and will be amortized to interest expense over the life of the note which is three years. The amortization expense for the year ended December 31, 1999, was $117,948.


     The loan is collateralized by substantially all the assets of the Company not collateralized by the lease lines.


     Quest Notes -- In connection with certain provisions of a merger agreement signed between the Company and Quest during November 1999, the Company received advances totaling $1.3 million. The advances bore interest at 7%, and all principal and interest was due upon termination of the merger agreement or upon failure of the Company to satisfy certain conditions under the terms of the merger agreement. Upon completion of the acquisition of the Company by Quest in January 2000, the notes and accrued interest were assumed by Quest.


     Remaining principal payments under notes payable are as follows:

Year ending December 31:
       2000.................................................  $4,747,196
       2001.................................................   1,279,205
                                                              ----------
                                                              $6,026,401
                                                              ==========

6.  COMMITMENTS

     Purchase Commitments -- At December 31, 1999, the Company had approximately $72,000 in noncancelable purchase commitments with suppliers. The Company expects to sell all products which it has committed to purchase from suppliers.

     Leases -- The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2002. Rent expense for the year ended December 31, 1999, was $314,107. The Company recognizes rent expense on a straight-line basis over the lease period.

                            FOGLIGHT SOFTWARE, INC.

     Future minimum lease payments under noncancelable operating and capital leases, including lease commitments entered into subsequent to December 31, 1999, are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              ---------    ---------
Year ending December 31:
       2000.................................................  $ 416,608    $310,116
       2001.................................................    431,533     313,722
       2002.................................................    125,998     158,664
                                                              ---------    --------
Total minimum lease payments................................    974,139    $782,502
                                                                           ========
Less amount representing interest...........................   (166,673)
                                                              ---------
Present value of capital lease obligations..................    807,466
Less current portion........................................   (309,871)
                                                              ---------
Long-term portion of capital lease obligations..............  $ 497,595
                                                              =========

7.  CONVERTIBLE PREFERRED STOCK

     In April 1999, the Company raised $1,980,897, net of offering costs, from the sale of 1,000,000 shares of Series C convertible preferred stock at $2.00 per share. In connection with this issuance, the Company issued warrants to purchase 499,995 shares of Series C convertible preferred stock for $2.00 per share. The Company ascribed $660,000 to these warrants, based on the relative fair value at the date of issuance. As a result of the Series C convertible preferred stock being immediately convertible, the Company recorded the value of the beneficial conversion feature because the issuance of such preferred stock resulted in a conversion value to common stock at less than its fair value of $660,000. Accretion on the Series C convertible preferred stock of $19,103 has also been recorded. The value of the beneficial conversion feature and accretion has been included as increases in the net loss applicable to common stockholders in the accompanying financial statements.

     In April 1999, the Company issued 1,500,000 shares of Series C convertible preferred stock at $2.00 per share upon the conversion of $3,000,000 in previously outstanding convertible notes (Note 5).

     The holders of convertible preferred stock have various rights and preferences as follows:

     Voting -- Each holder of shares of preferred stock shall be entitled to the number of votes equal to an equivalent number of shares of common stock into which it is convertible, and votes together as one class with the common stock.


     As long as at least 47,058 shares of convertible preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of convertible preferred stock in order to alter the Articles of Incorporation as related to convertible preferred stock, increase the authorized number of shares of convertible preferred stock, authorize or issue any other equity security senior to or on a parity with the Series A, B, or C preferred stock, repurchase any shares of common stock, other than shares subject to the right of repurchase by the Company, sell all or substantially all of the Company's assets in a

                            FOGLIGHT SOFTWARE, INC.

single transaction or series of related transactions, authorize a dividend for any class or series other than convertible preferred stock, or effect a merger, consolidation, or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

     Dividends -- Holders of Series A, B and C convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.083215, $0.19125 and $0.16 per share, respectively, when and if declared by the Board of Directors. The holders of Series A, B, and C convertible preferred stock will also be entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if converted basis. No dividends on convertible preferred stock or common stock have been declared by the Board from inception through December 31, 1999.


     Liquidation -- In the event of any liquidation, dissolution, or winding up of the Company, including a merger, or acquisition that results in the transfer of 50% or more of the outstanding voting power of the Company or a sale of substantially all of the assets of the Company, the holders of Series A, B, and C convertible preferred stock are entitled to receive an amount per share equal to (i) the applicable original issue price for such series of convertible preferred stock, plus (ii) all declared but unpaid dividends thereon, plus (iii) for the Series B convertible preferred stock only, an additional amount per share equal to $0.8075 (as adjusted for any stock splits, stock dividends, recapitalizations or the like), and (iv) for the Series C convertible preferred stock only, an additional amount per share equal to $0.6667 (as adjusted for any stock splits, stock dividends, recapitalizations or the like). The remaining assets, if any, shall be distributed among the holders of the then outstanding common stock pro rata, according to the number of shares of common stock held by each holder thereof. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably among holders of the Series A, B, and C convertible preferred stock preferences, so that each holder receives the same percentage of the applicable preferential amount.


     Conversion -- Each share of Series A, B, and C convertible preferred stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Series A, B, and C convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) immediately prior to the closing of a public offering of common stock with the aggregate public offering price of at least $8.00 per share and with gross proceeds of at least $10,000,000, and (2) upon the Company's receipt of the written consent of the holders of not less than a majority of outstanding convertible preferred stock.


     Warrants for Convertible Preferred Stock -- In 1998, the Company made a commitment to issue 11,763 shares of Series A Convertible Preferred Stock for no consideration per share upon the exercise of a warrant to purchase stock of Capital Technologies Integration, Inc., which shares are issuable as dividend on the Capital Technologies Integration, Inc. stock underlying the warrant. The warrant was outstanding at December 31, 1999 and converted in connection with the acquisition of the Company by Quest in January 2000.

                            FOGLIGHT SOFTWARE, INC.

8.  COMMON STOCK

     The Company's Articles of Incorporation, as amended, authorize the Company to issue 16,600,000 shares of $0.01 par value common stock. A portion of the shares sold are subject to a right of repurchase by the Company subject to vesting, which is generally over a four-year period from the earlier of grant date or employee hire date, as applicable, until vesting is complete. At December 31, 1999, there were 1,142,142 shares subject to repurchase.

9.  STOCK OPTION PLANS

     On March 13, 1998, the Company adopted the 1998 stock option plan (the
Plan). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options
(ISO) may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options (NSO) may be granted to Company employees and consultants. The Company has reserved 2,500,000 shares of common stock for issuance under the Plan.


     Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options are exercisable immediately subject to repurchase options held by the Company, which lapse over a maximum period of four years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.


     In February 1999, the Company instituted a change of control agreement, whereby, in the event of a change of control, unvested employee stock options vest and repurchase rights lapse by 25%. If after a change of control the individual is involuntarily terminated, the stock options vest and repurchase rights lapse by an additional 25%.

                                                               NUMBER OF     WEIGHTED
                                                                OPTIONS      AVERAGE
                                                              OUTSTANDING     PRICE
                                                              -----------    --------
Balance, January 1, 1999....................................    204,424       $0.12
  Options granted...........................................    934,511       $1.03
  Options exercised.........................................   (701,440)      $0.18
  Options canceled..........................................   (157,662)      $0.20
                                                               --------
Balance, December 31, 1999..................................    279,833       $2.95
                                                               ========


     The weighted average fair value of the options granted for the year ended December 31, 1999, was $1.89.


     The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The Company, however, continues to apply APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the Plan.

                            FOGLIGHT SOFTWARE, INC.

     For purposes of estimating the compensation cost of the Company's option grants in accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions: expected volatility of zero; risk-free interest rates of 6%; and expected lives of five years. Had compensation cost been determined using the provisions of SFAS No. 123, the Company's net loss attributable to common shareholders would have been $8,275,898.

     In connection with certain stock option grants during the years ended December 31, 1998 and 1999, below the then fair market value of the underlying common stock, the Company recorded deferred compensation expense of $455,861 and $1,525,524, respectively, which is amortized over the vesting periods of the related options, which is generally four years. Compensation expense amortization recognized during the year ended December 31, 1999, totaled $409,053.

                                              OPTIONS OUTSTANDING AT
                                                DECEMBER 31, 1999               OPTIONS EXERCISABLE AT
                                      --------------------------------------       DECEMBER 31, 1999
                                                      WEIGHTED                  -----------------------
                                                       AVERAGE      WEIGHTED                   WEIGHTED
                                                      REMAINING     AVERAGE                    AVERAGE
              EXERCISE                  NUMBER       CONTRACTUAL    EXERCISE      NUMBER       EXERCISE
               PRICE                  OUTSTANDING       LIFE         PRICE      OUTSTANDING     PRICE
------------------------------------  -----------    -----------    --------    -----------    --------
 $0.01..............................     28,818         8.35         $0.01         28,818       $0.01
 $0.20                                  128,126         9.65         $0.20        128,126       $0.20
 $6.50..............................    122,889         9.90         $6.50        122,889       $6.50
                                        -------                                   -------
                                        279,833                                   279,833
                                        =======                                   =======


10.  EMPLOYEE RETIREMENT SAVINGS PLAN



     The Company has an employee retirement savings plan (the Plan) which qualifies under Section 401(k) of the Internal Revenue Code and provides for discretionary matching contributions (as defined) by the Company. The Company made no matching contributions during the year ended December 31, 1999.

                              QUEST SOFTWARE, INC.

                        UNAUDITED PRO FORMA INFORMATION

     On December 17, 1999 the Company, through a wholly owned subsidiary, acquired all of the outstanding common stock and stock options of MBR Technologies, Inc. (MBR) in exchange for 93,471 shares of Quest Common Stock valued at $9,323,732, a cash payment of $1,313,583 and the assumption of net liabilities of $340,000. The acquisition was accounted for as a purchase and the results of MBR's operations were included in the Company's statement of operations from the date of acquisition.


     On January 7, 2000 the Company, through a wholly owned subsidiary, acquired all of the outstanding common stock of Foglight Software, Inc. (Foglight) in exchange for 1,187,603 shares of Quest Common Stock valued at $104,167,628, estimated cash payments of $424,182, the assumption of unvested Foglight stock options valued at $2,088,000 and the assumption of net liabilities estimated to be $5,112,000. The acquisition will be accounted for as a purchase.


     The following unaudited pro forma balance sheet as of December 31, 1999 assumes that the acquisition of Foglight had occurred on December 31, 1999. The unaudited statement of operations includes the unaudited statement of operations of MBR for the period from January 1, 1999 to December 17, 1999 and the unaudited statement of operations of Foglight for the year ended December 31, 1999 and assumes that the acquisition of MBR and Foglight had occurred on January 1, 1999. The pro forma combined results of operations is presented for information purposes only, is based on historical information, and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of the combined enterprise.

                              QUEST SOFTWARE, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)


                                                  QUEST         FOGLIGHT                                         COMBINED
                                                 SOFTWARE       SOFTWARE        TOTAL                           PRO FORMA
                                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    PRO FORMA         DECEMBER 31,
                                                   1999           1999           1999       ADJUSTMENTS            1999
                                               ------------   ------------   ------------   -----------        ------------
ASSETS
Current assets:
  Cash and cash equivalents..................    $ 39,643       $     32       $ 39,675      $   (424)(1)        $ 39,251
  Restricted cash............................          --             51             51            --                  51
  Short-term marketable securities...........      11,000             --         11,000            --              11,000
  Accounts receivable, net...................      18,771            107         18,878            --              18,878
  Prepaid expenses and other current
    assets...................................       5,333            200          5,533        (1,308)(3)           4,225
                                                 --------       --------       --------      --------            --------
      Total current assets...................      74,747            390         75,137        (1,732)             73,405
  Property and equipment, net................       7,179            866          8,045            --               8,045
  Long-term marketable securities............       4,484             --          4,484            --               4,484
  Purchased technology and software licenses,
    net......................................         441             --            441         4,700(1)            5,141
  Goodwill and other intangibles.............      11,452             --         11,452       103,734(1)          115,186
  Deferred income taxes......................         415             --            415         3,358(1)            3,773
  Other assets...............................         431             34            465            --                 465
                                                 --------       --------       --------      --------            --------
      Total assets...........................    $ 99,149       $  1,290       $100,439      $110,060            $210,499
                                                 ========       ========       ========      ========            ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Notes payable, current portion.............    $     --       $  4,747       $  4,747      $ (2,808)(3)        $  1,939
  Accounts payable...........................       3,436             80          3,516            --               3,516
  Accrued compensation.......................       4,966             --          4,966            --               4,966
  Other accrued expenses.....................       7,062            752          7,814            --               7,814
  Income taxes payable.......................       2,030             --          2,030            --               2,030
  Deferred support revenue...................      13,932            236         14,168            --              14,168
  Deferred license revenue...................       4,651             --          4,651            --               4,651
  Capital lease obligations, current
    portion..................................          --            310            310            --                 310
                                                 --------       --------       --------      --------            --------
      Total current liabilities..............      36,077          6,125         42,202        (2,808)             39,394
                                                 --------       --------       --------      --------            --------
  Notes payable, net of current portion......          --          1,279          1,279            --               1,279
  Long-term liabilities......................         403            498            901            --                 901

Shareholders' equity:
  Preferred stock............................          --              4              4            (4)(2)              --
  Common stock and additional paid in
    capital..................................      94,010          7,892        101,902        98,364(1)(2)(3)    200,266
  Warrants to purchase Series C convertible
    preferred stock..........................          --          1,292          1,292        (1,292)(2)              --
  Retained earnings (deficit)................       1,864        (14,412)       (12,548)       14,412(1)            1,864
  Accumulated other comprehensive income
    (loss)...................................         (26)            --            (26)           --                 (26)
  Unearned compensation costs................          --         (1,388)        (1,388)        1,388(1)               --
  Notes receivable from sale of common
    stock....................................      (3,115)            --         (3,115)           --              (3,115)
  Capital distribution in excess of basis in
    common stock.............................     (30,064)            --        (30,064)           --             (30,064)
                                                 --------       --------       --------      --------            --------
      Total shareholders' equity (deficit)...      62,669         (6,612)        56,057       112,868             168,925
                                                 --------       --------       --------      --------            --------
      Total liabilities and shareholders'
         equity..............................    $ 99,149       $  1,290       $100,439      $110,060            $210,499
                                                 ========       ========       ========      ========            ========

                              QUEST SOFTWARE, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                              MBR
                                          TECHNOLOGIES
                                            FOR THE
                              QUEST          PERIOD        FOGLIGHT                                        COMBINED
                             SOFTWARE      JANUARY 1,      SOFTWARE        TOTAL                          PRO FORMA
                            YEAR ENDED      1999 TO       YEAR ENDED     YEAR ENDED                       YEAR ENDED
                           DECEMBER 31,   DECEMBER 17,   DECEMBER 31,   DECEMBER 31,    PRO FORMA        DECEMBER 31,
                               1999           1999           1999           1999       ADJUSTMENTS           1999
                           ------------   ------------   ------------   ------------   -----------       ------------
Revenues:
  Licenses...............    $54,269         $ 380         $ 2,433        $57,082       $     --           $ 57,082
  Services...............     16,599           190             383         17,172             --             17,172
                             -------         -----         -------        -------       --------           --------
       Total revenues....     70,868           570           2,816         74,254             --             74,254

Cost of Revenues:
  Licenses...............      2,998           346             109          3,453          1,567(4)           5,020
  Services...............      4,195           195             207          4,597             --              4,597
                             -------         -----         -------        -------       --------           --------
       Total cost of
          revenues.......      7,193           541             316          8,050          1,567              9,617
                             -------         -----         -------        -------       --------           --------
Gross profit.............     63,675            29           2,500         66,204         (1,567)            64,637

Operating expenses:
  Sales and marketing....     32,078           149           3,734         35,961             --             35,961
  Research and
     development.........     15,980           209           3,680         19,869             --             19,869
  General and
     administrative......      9,906           524           1,233         11,663             --             11,663
  Other compensation
     costs and goodwill
     amortization........      1,243            --             409          1,652         23,038(4)          24,690
                             -------         -----         -------        -------       --------           --------
       Total operating
          expenses.......     59,207           882           9,056         69,145         23,038             92,183
                             -------         -----         -------        -------       --------           --------
Income (loss) from
  operations.............      4,468          (853)         (6,556)        (2,941)       (24,605)           (27,546)
Other income (expense),
  net....................      1,202           (31)           (865)           306            (87)(5)            219
                             -------         -----         -------        -------       --------           --------
Income (loss) before
  income tax provision...      5,670          (884)         (7,421)        (2,635)       (24,692)           (27,327)
Income tax provision
  (benefit)..............      2,273             1               1          2,275         (3,397)(6)         (1,122)
                             -------         -----         -------        -------       --------           --------
Net income (loss)........      3,397          (885)         (7,422)        (4,910)       (21,295)           (26,205)
Preferred stock
  dividends, value of
  beneficial conversion
  feature, and accretion
  on preferred stock.....        590            --             679          1,269             --              1,269
                             -------         -----         -------        -------       --------           --------
Net income (loss)
  applicable to common
  shareholders...........    $ 2,807         $(885)        $(8,101)       $(6,179)      $(21,295)          $(27,474)
                             =======         =====         =======        =======       ========           ========
Basic and diluted net
  income (loss) per
  share..................    $  0.07                                                                       $  (0.71)
                             =======                                                                       ========
Weighted average shares:
  Basic..................     37,677                                                       1,281(7)          38,958
  Diluted................     41,800                                                      (2,847)(7)         38,958

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS


(1) To reflect the elimination of Foglight's equity accounts and the allocation of the purchase price of $111,791,810 as follows:



Goodwill...................................................  $103,233,810
Deferred tax asset, net....................................     3,358,000
Purchased technology.......................................     4,700,000
Workforce..................................................       500,000


    The allocation may change once the audit of Foglight's closing balance sheet is completed and other valuation information is received.


(2) To reflect the conversion of all outstanding shares of preferred stock to common stock and exercise and conversion of Series C preferred stock warrants prior to the close of the Foglight acquisition.


(3) To eliminate the note payable to Quest of $1,308,000 and the forgiveness of the Cap Tech note payable of $1,500,000.


(4) To reflect the amortization of goodwill over five years on a straight-line basis, and workforce over three years on a straight-line basis ($20,813,429) and the amortization of purchased technology over three years on a straight-line basis ($1,566,667)for the Foglight transaction. Also includes the amortization of goodwill related to the MBR purchase for the period January 1, 1999 to December 17, 1999 of $2,225,000.


(5) To reflect the decrease in interest income due to the use of cash in the acquisitions at a 5% annual yield.

(6) To reflect the establishment of a deferred tax asset anticipated from the utilization of the operating loss of Foglight for the year and to adjust the income tax provision to reflect the estimated income tax benefit on a combined basis.

(7) To adjust for the 1,187,719 and 93,471 shares of Quest common stock issued in the acquisitions of Foglight and MBR, respectively, in the basic net income per share calculation and reduce the number of weighted average shares for the diluted net loss per share calculation.

Inside Back Cover

                             [QUEST SOFTWARE LOGO]

[Background consists of the names of certain Quest customers]

Quest Software products have been sold to thousands of corporations, governmental agencies and other organizations worldwide. The companies listed here are a representative sampling of customers who have purchased at least $100,000 of software licenses since January 1996.

                             [QUEST SOFTWARE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration Fee........................................  $ 59,136
NASD Filing Fee.............................................    25,760
Nasdaq National Market Listing Fee..........................         0
Printing and Engraving Expenses.............................   100,000
Legal Fees and Expenses.....................................   100,000
Accounting Fees and Expenses................................   225,000
Blue Sky Fees and Expenses..................................     2,500
Transfer Agent Fees.........................................    10,000
Directors' & Officers' Liability Insurance..................         0
Miscellaneous...............................................    27,604
                                                              --------
          Total.............................................  $550,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Amended and Restated Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the "California Law"). Under the California Law, a director's liability to a company or its shareholders may not be limited (1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (2) for acts or omissions that a director believes to be contrary to the best interest of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (3) for any transaction from which a director derived an improper personal benefit, (4) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (5) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (6) under Section 310 of the California Law concerning contacts or transactions between the Registrant and a director, or (7) under Section 316 of the California Law concerning directors' liability for improper dividends, loans and guarantees. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation by a director of the director's fiduciary duty to the Registrant or its shareholders.

     The Registrant's Articles of Incorporation also include an authorization for the Registrant to indemnify its "agents" (as defined in Section 317 of the California Law), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers and employees. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Registrant's Bylaws and Articles of Incorporation, may require the Registrant, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Law and the Registrant's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act. The Registrant currently maintains directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving any director, officer, employee or agent of the Registrant in which indemnification will be required or permitted. Moreover, the Registrant is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Registrant believes that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. The Underwriting Agreement (the form of which is filed as Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Registrant and its officers and directors, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

      1. In March 1996, the Registrant issued 1,950,000 shares of common stock to Eyal M. Aronoff in connection with the Registrant's purchase of R*Tech Systems, Inc.

      2. In May 1997, the Registrant issued 663,000 shares of common stock to the former shareholders of Common Sense Computing Pty. Ltd. in connection with the Registrant's acquisition of Common Sense Computing.

      3. In October 1997, the Registrant sold to Vincent C. Smith, the Registrant's Chief Executive Officer, 3,900,000 shares of common stock for aggregate consideration of $2,200,000. Mr. Smith executed a promissory note for the purchase price. This note has a term of five years and bears interest at 6.2%. This note is also secured, in part, by the 3,900,000 shares of common stock purchased from the Registrant.

      4. In April 1998, the Registrant sold an aggregate of 975,000 shares of common stock for an aggregate purchase price of $750,000, for which Mr. Aronoff executed a promissory note and agreed to cancel an option to purchase up to 2.5% of the outstanding capital stock of the Registrant. The note has a term of four years, bears interest at the rate of 5.7% per annum, and up to 25% of the original principal amount of the note may be prepaid in each year of the four-year term.

      5. In April 1999, the Registrant sold an aggregate of 888,889 shares of its Series A Preferred Stock at a price of $5.625 per share to InSight Capital Partners II, L.P. and InSight Capital Partners (Cayman) II, L.P. Each share of Series A Preferred Stock will convert into one and one-half shares of common stock upon the closing of this offering.

      6. In April 1999, the Registrant sold an aggregate of 800,000 shares of its Series A Preferred Stock at a price of $5.625 per share to WI Software Investors LLC. Each share of Series A Preferred Stock will convert into one and one-half shares of common stock upon the closing of this offering.

      7. In April 1999, the Registrant sold an aggregate of 977,778 shares of its Series A Preferred Stock and 1,777,778 shares of its Series B Redeemable Preferred Stock, each at a price of $5.625 per share, to UBS Capital LLC. Each share of Series A Preferred Stock will convert into one and one-half shares of common stock and each share of Series B Preferred Stock will be redeemed upon the closing of this offering.

      8. Since June, 1998, the Registrant has granted stock options to purchase common stock under individual stock option agreements and the 1998 Stock Option/Stock Issuance Plan to eligible officers, directors, consultants and employees of the Registrant as described in the prospectus.

      9. Since June, 1999, the Registrant has granted stock options to purchase common stock under the 1999 Stock Incentive Plan to eligible officers, directors, consultants and employees of the Registrant as described in the prospectus.

     10. In December 1999, the Registrant issued an aggregate of 93,471 shares of its common stock to the former shareholders of MBR Technologies, Inc. in connection with the Registrant's acquisition of MBR Technologies, Inc.

     11. In January 2000, the Registrant issued an aggregate of 1,187,603 shares of its common stock to the former shareholders of Foglight Software, Inc. in connection with the Registrant's acquisition of Foglight Software, Inc.

     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Sections 3(a)(10) or 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


EXHIBIT
NUMBER         EXHIBIT TITLE
-------        -------------
 1.1  *        Form of Underwriting Agreement.
 2.1  ***      Agreement and Plan of Merger dated as of November 2, 1999, as amended, by and among Quest, Quest Merger Corporation,
               MBR Technologies, Inc., and certain shareholders of MBR
               Technologies, Inc.
 2.2  ****     Agreement and Plan of Merger dated as of November 10, 1999, by and among Quest, Quest Acquisition Corporation II, Inc., and Foglight Software, Inc.
 3.1  **       Second Amended and Restated Articles of Incorporation.
 3.2  *****    Second Amended and Restated Bylaws, as amended.
 4.1  **       Form of Registrant's Specimen Common Stock Certificate.
 5.1  *        Opinion of Brobeck, Phleger & Harrison LLP.
10.1  **       Registrant's 1998 Stock Option/Stock Issuance Plan.
10.2  **       Registrant's 1999 Stock Incentive Plan.
10.3  **       Registrant's 1999 Employee Stock Purchase Plan.
10.4  **       Form of Directors' and Officers' Indemnification Agreement.
10.5  **       Securities Purchase Agreement, dated as of April 21, 1999, by and among Quest Software, Inc. and InSight Capital
               Partners II, L.P., InSight Capital Partners (Cayman) II,
               L.P., UBS Capital LLC, and WI Software Investors LLC.
10.6  **       Investors' Rights Agreement dated as of April 21, 1999 among
               Quest Software, Inc. and InSight Capital Partners II, L.P.,
               InSight Capital Partners (Cayman) II, L.P., UBS Capital LLC,
               and WI Software Investors LLC.

EXHIBIT
NUMBER         EXHIBIT TITLE
-------        -------------
10.7  +**      Agreement, dated February 19, 1999, between Quest Software,
               Inc. and INSO Chicago Corporation, dba INSO Corporation.
10.8  +**      OEM Agreement, dated March 3, 1998, by and between Quest
               Software, Inc. and Artifex Software Inc.
10.9  **       Office Space Lease dated as of June 17, 1999 between The
               Irvine Company and Quest Software, Inc.
10.10 *****    Office Lease between The Northwestern Mutual Life Insurance
               Company (Landlord) and Quest Software, Inc. (Tenant) dated as of September 30, 1999.
10.11 *        Inxight/Resolute Software: Software Distribution and License
               Agreement -- Inxight Technology dated September 30, 1998
               between Resolute Software, Inc. and Inxight Software, Inc.
21.1  *****    Subsidiaries of the Registrant.
23.1           Consent of Deloitte & Touche LLP.
23.2           Consent of Swenson Advisors LLP.
23.3           Consent of PricewaterhouseCoopers LLP.
23.4  *        Consent of Brobeck, Phleger & Harrison LLP (Included in
               Exhibit 5.1 hereto).
24.1  *****    Power of Attorney (Included on signature page hereto).
27.1  *****    Financial Data Schedule (In EDGAR format only).


-------------------------

    * To be filed by amendment.

   ** Incorporated by reference herein to the Registration Statement of Form S-1 and all amendments thereto filed with the Securities and Exchange Commission on June 11, 1999 and declared effective August 12, 1999.

  *** Incorporated by reference herein to the Form 8-K and all amendments thereto filed with the Securities and Exchange Commission on December 29, 1999.

 **** Incorporated by reference herein to the Form 8-K and all amendments thereto filed with the Securities and Exchange Commission on January 21, 2000.


***** Previously filed.


    + Confidential treatment requested and received as to certain portions of this agreement.

(b) FINANCIAL STATEMENT SCHEDULE

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNT

                                                       BALANCE AT   CHARGES,                 BALANCE AT
                                                       BEGINNING    COSTS AND                  END OF
                     DESCRIPTION                       OF PERIOD    EXPENSES    DEDUCTIONS     PERIOD
                     -----------                       ----------   ---------   ----------   ----------
Year ended December 31, 1997:
  Allowance for doubtful accounts and sales
     returns.........................................    $  546      $  584      $  (347)      $  783

Year ended December 31, 1998:
  Allowance for doubtful accounts and sales
     returns.........................................    $  783      $1,116      $  (847)      $1,052

Year ended December 31, 1999:
  Allowance for doubtful accounts and sales
     returns.........................................    $1,052      $5,451      $(3,264)      $3,239

ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the California General Corporation Law, the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 23rd day of February, 2000.


                                          QUEST SOFTWARE, INC.

                                          By:      /s/ DAVID M. DOYLE
                                            ------------------------------------
                                              David M. Doyle
                                              President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:



SIGNATURE                                                        TITLE                      DATE
---------                                                        -----                      ----
                         *                           Chief Executive Officer         February 23, 2000
---------------------------------------------------    (principal executive
                 Vincent C. Smith                      officer) and Chairman of the
                                                       Board

                /s/ DAVID M. DOYLE                   President, Secretary and        February 23, 2000
---------------------------------------------------    Director
                  David M. Doyle

                         *                           Chief Financial Officer         February 23, 2000
---------------------------------------------------    (principal financial and
                  John J. Laskey                       accounting officer) and Vice
                                                       President, Finance

                         *                                      Director             February 23, 2000
---------------------------------------------------
                  Doran G. Machin

                         *                                      Director             February 23, 2000
---------------------------------------------------
                Jerry Murdock, Jr.

              *By: /s/ DAVID M. DOYLE
   ---------------------------------------------
                  David M. Doyle
                (Attorney-in-fact)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER         EXHIBIT TITLE
-------        -------------
 1.1  *        Form of Underwriting Agreement.
 2.1  ***      Agreement and Plan of Merger dated as of November 2, 1999, as amended, by and among Quest, Quest Merger Corporation,
               MBR Technologies, Inc., and certain shareholders of MBR
               Technologies, Inc.
 2.2  ****     Agreement and Plan of Merger dated as of November 10, 1999, by and among Quest, Quest Acquisition Corporation II, Inc., and Foglight Software, Inc.
 3.1  **       Second Amended and Restated Articles of Incorporation.
 3.2  *****    Second Amended and Restated Bylaws, as amended.
 4.1  **       Form of Registrant's Specimen Common Stock Certificate.
 5.1  *        Opinion of Brobeck, Phleger & Harrison LLP.
10.1  **       Registrant's 1998 Stock Option/Stock Issuance Plan.
10.2  **       Registrant's 1999 Stock Incentive Plan.
10.3  **       Registrant's 1999 Employee Stock Purchase Plan.
10.4  **       Form of Directors' and Officers' Indemnification Agreement.
10.5  **       Securities Purchase Agreement, dated as of April 21, 1999, by and among Quest Software, Inc. and InSight Capital
               Partners II, L.P., InSight Capital Partners (Cayman) II,
               L.P., UBS Capital LLC, and WI Software Investors LLC.
10.6  **       Investors' Rights Agreement dated as of April 21, 1999 among
               Quest Software, Inc. and InSight Capital Partners II, L.P.,
               InSight Capital Partners (Cayman) II, L.P., UBS Capital LLC,
               and WI Software Investors LLC.
10.7  +**      Agreement, dated February 19, 1999, between Quest Software,
               Inc. and INSO Chicago Corporation, dba INSO Corporation.
10.8  +**      OEM Agreement, dated March 3, 1998, by and between Quest
               Software, Inc. and Artifex Software Inc.
10.9  **       Office Space Lease dated as of June 17, 1999 between The
               Irvine Company and Quest Software, Inc.
10.10 *****    Office Lease between The Northwestern Mutual Life Insurance
               Company (Landlord) and Quest Software, Inc. (Tenant) dated as of September 30, 1999.
10.11 *        Inxight/Resolute Software: Software Distribution and License
               Agreement -- Inxight Technology dated September 30, 1998
               between Resolute Software, Inc. and Inxight Software, Inc.
21.1  *****    Subsidiaries of the Registrant.
23.1           Consent of Deloitte & Touche LLP.
23.2           Consent of Swenson Advisors LLP.
23.3           Consent of PricewaterhouseCoopers LLP.
23.4  *        Consent of Brobeck, Phleger & Harrison LLP (Included in
               Exhibit 5.1 hereto).
24.1  *****    Power of Attorney (Included on signature page hereto).
27.1  *****    Financial Data Schedule (In EDGAR format only).


-------------------------

    * To be filed by amendment.

   ** Incorporated by reference herein to the Registration Statement of Form S-1 and all amendments thereto filed with the Securities and Exchange Commission on June 11, 1999 and declared effective August 12, 1999.

  *** Incorporated by reference herein to the Form 8-K and all amendments thereto filed with the Securities and Exchange Commission on December 29, 1999.

 **** Incorporated by reference herein to the Form 8-K and all amendments thereto filed with the Securities and Exchange Commission on January 21, 2000.


***** Previously filed.


    + Confidential treatment requested and received as to certain portions of this agreement.